Exhibit 10.1

EXECUTION VERSION

364-DAY CREDIT AGREEMENT

dated as of

October 2, 2018

Among

TAYLOR MORRISON COMMUNITIES, INC.,

as the Borrower

TMM HOLDINGS LIMITED PARTNERSHIP,

as Holdings

TAYLOR MORRISON HOLDINGS II, INC.,

as Canada Holdings

TAYLOR MORRISON HOLDINGS, INC.,

as U.S. Holdings

TAYLOR MORRISON FINANCE, INC.

as U.S. FinCo

THE LENDERS PARTY HERETO,

as Lenders

and

CITIBANK, N.A.,

as Administrative Agent

CITIBANK, N.A.,

as Sole Lead Arranger and Sole Bookrunner

$200,000,000 364-DAY TERM LOAN CREDIT FACILITY

i	CREDIT AGREEMENT

5.12	Solvency	62
5.13	[Reserved]	62
5.14	True and Complete Disclosure	62
5.15	Anti-Corruption Laws; Sanctions	62
5.16	Insurance	63

SECTION 6.
AFFIRMATIVE COVENANTS		63

6.1	Financial Statements and Other Reports	63
6.2	Consolidated Corporate Franchises	67
6.3	Payment of Taxes	68
6.4	Maintenance of Properties; Insurance	68
6.5	Inspection; Books and Records	69
6.6	Compliance with Statutes	69
6.7	Execution of Guaranty by Future Guarantors	69
6.8	[Reserved]	70
6.9	Transactions with Affiliates	70
6.10	End of Fiscal Years; Fiscal Quarters	71
6.11	Use of Proceeds	71
6.12	Changes in Business	71
6.13	Designation of Subsidiaries	71
6.14	Ratings	72
6.15	Anti-Money Laundering Legislation	72

SECTION 7.
NEGATIVE COVENANTS		72

7.1	[Reserved]	72
7.2	Limitation on Liens, etc.	72
7.3	Investments; Joint Ventures	76
7.4	Restricted Payments	79
7.5	Financial Covenants	82
7.6	Restriction on Fundamental Changes; Asset Sales	82
7.7	[Reserved]	84
7.8	[Reserved]	84
7.9	Limitation on Debt Payments	85

SECTION 8.
EVENTS OF DEFAULT		85

8.1	Failure to Make Payments When Due	85
8.2	Default in Other Agreements	85
8.3	Breach of Certain Covenants	86
8.4	Breach of Warranty	86
8.5	Bankruptcy, etc.	86
8.6	[Reserved]	87
8.7	Judgments and Attachments	87

ii	CREDIT AGREEMENT

8.8	Employee Benefit Plans	87
8.9	Change in Control	87
8.10	Invalidity of the Guaranty	88
8.11	Clean-Up Period	88

SECTION 9.
AGENTS		88

9.1	Appointment	88
9.2	Rights as a Lender	89
9.3	Exculpatory Provisions	89
9.4	Reliance by the Administrative Agent	90
9.5	Delegation of Duties	90
9.6	Resignation of Administrative Agent	90
9.7	Release of Guarantors	91
9.8	Non-Reliance on Administrative Agent and Other Lenders	91
9.9	Duties of Other Named Entities	91

SECTION 10.
MISCELLANEOUS		92

10.1	Assignments and Participations in Loans	92
10.2	Expenses; Indemnity; Damage Waiver	95
10.3	Right of Set-Off	97
10.4	Sharing of Payments by Lenders	97
10.5	Amendments and Waivers	98
10.6	Independence of Covenants	100
10.7	Notices	100
10.8	Survival of Representations, Warranties and Agreements	101
10.9	Failure or Indulgence Not Waiver; Remedies Cumulative	101
10.10	Marshalling; Payments Set Aside	101
10.11	Severability	101
10.12	Obligations Several; Independent Nature of the Lenders’ Rights	101
10.13	Maximum Amount	102
10.14	Headings	102
10.15	Applicable Law	103
10.16	Successors and Assigns	103
10.17	Consent to Jurisdiction and Service of Process	103
10.18	Waiver of Jury Trial	104
10.19	Confidentiality	104
10.20	Integration; Effectiveness; Electronic Execution	106
10.21	USA Patriot Act Notification	106
10.22	Agency of the Borrower for each other Loan Party	107
10.23	No Fiduciary Duties	107
10.24	Judgment Currency	108
10.25	[Reserved]	108
10.26	Effect of Certain Inaccuracies	108
10.27	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	109

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EXHIBITS

I	FORM OF NOTICE OF BORROWING
II	FORM OF NOTICE OF CONVERSION/CONTINUATION
III	[RESERVED]
IV	FORM OF NOTE
V	FORM OF GUARANTY
VI	FORM OF OFFICER’S CERTIFICATE
VII	[RESERVED]
VIII	FORM OF ASSIGNMENT AGREEMENT

SCHEDULES

2.1	COMMITMENTS
4.2	LOCAL COUNSEL TO LOAN PARTIES
5.1C	SUBSIDIARIES OF HOLDINGS
5.16	INSURANCE
6.9	TRANSACTIONS WITH AFFILIATES
7.2	CERTAIN EXISTING LIENS
7.3	CERTAIN EXISTING INVESTMENTS

iv	CREDIT AGREEMENT

CREDIT AGREEMENT

This 364-DAY CREDIT AGREEMENT is dated as of October 2, 2018, and entered into by and among TAYLOR MORRISON COMMUNITIES, INC., a Delaware corporation (the “Borrower”), TMM HOLDINGS LIMITED PARTNERSHIP, a British Columbia limited partnership (“Holdings”), TAYLOR MORRISON HOLDINGS II, INC., a company continued under the laws of the province of British Columbia (“Canada Holdings”), TAYLOR MORRISON HOLDINGS, INC., a Delaware corporation (“U.S. Holdings”), TAYLOR MORRISON FINANCE, INC., a Delaware corporation (“U.S. FinCo”), EACH LENDER FROM TIME TO TIME PARTY HERETO (each individually referred to herein as a “Lender” and collectively as “Lenders”) and CITIBANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

R E C I T A L S

A. WHEREAS, capitalized terms used and not defined in these recitals shall have the meanings assigned to such terms in Section 1.1;

B. WHEREAS, the Borrower intends to acquire (the “Acquisition”) AV Homes, Inc., a Delaware corporation (the “Acquired Company”), pursuant to the Agreement and Plan of Merger dated as of June 7, 2018 (the “Merger Agreement”), among TMHC, the Borrower, Thor Merger Sub, Inc. and the Acquired Company;

C. WHEREAS, in connection with the foregoing, the Borrower has requested that the Lenders make Loans on the Closing Date in an aggregate principal amount of up to $200,000,000;

D. WHEREAS, the proceeds of the Loans shall be used on the Closing Date, together with cash on hand of TMHC and its Subsidiaries and the proceeds of any New Notes received on or prior to the Closing Date, solely to finance cash consideration payable in connection with the Acquisition and the other Transactions;

D. WHEREAS, the Lenders are willing to extend credit in the form of Loans, on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.

DEFINITIONS

1.1	Certain Defined Terms.

The following terms used in this Agreement shall have the following meanings:

“Acquired Company” has the meaning assigned to that term in the recitals to this Agreement.

CREDIT AGREEMENT

“Acquired Company Refinancing” means the repayment in full of all outstanding Indebtedness for borrowed money of the Acquired Company and its Subsidiaries (other than (i) an aggregate principal amount of up to $400,000,000 of the Acquired Company’s 6.625% Senior Notes due 2022, (ii) an aggregate principal amount of up to $80,000,000 of the Acquired Company’s unsecured convertible notes due 2020, (iii) Indebtedness permitted to be incurred or outstanding pursuant to the Merger Agreement, (iv) local facilities incurred in the ordinary course of business for working capital purposes and (v) project or property level financings incurred in the ordinary course of business), and the termination of all related commitments and the release of all related guarantees.

“Acquisition” has the meaning assigned to that term in the recitals to this Agreement.

“Administrative Agent” has the meaning assigned to that term in the preamble to this Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Lender” has the meaning assigned to that term in Section 2.6C.

“Affected Loans” has the meaning assigned to that term in Section 2.6C.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. The term “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Agreement” means this Credit Agreement as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Applicable Laws” means, as to any Person, any law (including common law), statute, regulation, ordinance, rule, order, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority (including the USA PATRIOT Act, ERISA and laws relating to Foreign Plans and obligations), in each case applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Applicable Margin” means, for any day, with respect to any Eurodollar Rate Loan or Base Rate Loan, the applicable rate per annum set forth below under the caption “Eurodollar Margin” or “Base Rate Margin”, as the case may be, based on the Capitalization Ratio as of the last day of the most recent Fiscal Year or period, as the case may be, for which Section 6.1 Financials have been delivered; provided that until the initial delivery to the Administrative Agent of the Section 6.1 Financials following the Effective Date, the Capitalization Ratio shall be deemed to be in Category 2 for purposes of determining the Applicable Margin:

2	CREDIT AGREEMENT

CAPITALIZATION RATIO	EURODOLLAR MARGIN	BASE RATE MARGIN
Category 1 ≥ 0.55 to 1.00	2.000%	1.000%
Category 2 < 0.55 to 1.00 > 0.40 to 1.00	1.750%	0.750%
Category 3 < 0.40 to 1.00	1.500%	0.500%

Each change in the Applicable Margin resulting from a change in the Capitalization Ratio shall be effective with respect to all Loans on and after the date of delivery to the Administrative Agent of the Section 6.1 Financials indicating such change until the date immediately preceding the next date of delivery of Section 6.1 Financials indicating another such change. At any time during which Holdings has failed to deliver Section 6.1 Financials, the Capitalization Ratio shall be deemed to be in Category 1 for purposes of determining the Applicable Margin.

“Applicable Period” has the meaning assigned to that term in Section 10.26.

“Approved Fund” means any Fund or similar investment vehicle that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Citibank, N.A., as sole lead arranger and sole bookrunner.

“Asset Sale” means any Disposition (other than operating leases entered into in the ordinary course of business) by Holdings or any of its Subsidiaries to any Person (other than the Loan Parties) of any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, Capital Stock (including, Capital Stock of any Subsidiary of Holdings), but excluding (a) sales (including bulk sales), leases, assignments, conveyances, transfers or other dispositions (including exchanges or swaps) of amenities, homes, Model Units, land, other real property, inventory or goods, in each case held for sale or otherwise disposed of in the ordinary course of a Real Estate Business; (b) Dispositions arising out of, or the granting of, any options or rights of first refusal to purchase real property granted to the master developer or the seller of real property that arise as a result of the non-use or non-development of such real property by a Loan Party; (c) sales, assignments, conveyances, transfers or other dispositions of obsolete or worn out assets in the ordinary course of a Real Estate Business; (d) the creation of Permitted Encumbrances and dispositions in connection with, or pursuant to the exercise of remedies under, Permitted

3	CREDIT AGREEMENT

Encumbrances; (e) licenses of Intellectual Property entered into in the ordinary course of a Real Estate Business; (f) sales of Cash Equivalents; (g) immaterial Dispositions (including lot line adjustments) of portions of any Real Estate for dedication to the public or otherwise in connection with the development of Real Estate; (h) immaterial Dispositions for the purpose of resolving any encroachment issues; (i) the dissolution, liquidation or other Disposition of any Dormant Subsidiary; and (j) any Disposition for a purchase price not in excess of $5,000,000.

“Assignment Agreement” means an assignment and assumption agreement in substantially the form of Exhibit VIII annexed hereto or in such other form as may be approved by the Administrative Agent.

“Assumed Purchase Money Loan” means, at any time, (a) any loan secured by Real Property Inventory purchased by any Loan Party and/or an Equity Pledge and incurred or assumed by such Loan Party simultaneously or within 180 days after the date of the purchase of such Real Property Inventory, provided that (i) the original aggregate principal amount of such loan shall not exceed the sum of (x) the purchase price of the Real Property Inventory securing such loan, plus (y) the aggregate amount of costs and expenses incurred in connection with the purchase of such Real Property Inventory and such loan, plus (z) the aggregate amount of all reserves required to be established pursuant to the terms and conditions of such loan and (ii) such loan may only be secured by a security interest on such Real Property Inventory and/or an Equity Pledge and (b) any amendment, modification, extension or refinancing of such loan, provided that, with respect to any amendment, modification, extension or refinancing of such loan, (i) the aggregate principal amount thereof shall not exceed the sum of (x) the greater of (A) the outstanding principal amount of, and accrued interest and prepayment premiums and similar amounts on, such loan at the time of such amendment, modification, extension or refinancing and (B) the purchase price of the Real Property Inventory securing such loan, plus (y) the aggregate amount of costs and expenses incurred in connection with such amendment, modification, extension or refinancing, plus (z) the aggregate amount of all reserves required to be established pursuant to the terms and conditions of such amendment, modification, extension or refinancing (less any reserves returned to such Loan Party in connection with such amendment, modification, extension or refinancing) and (ii) such loan (as amended, modified, extended or refinanced) shall not be secured by the assets of any Loan Party other than the Real Property Inventory initially purchased by the applicable Loan Party and improvements constructed thereon and/or an Equity Pledge. Notwithstanding anything to the contrary herein, (A) a loan that satisfies the foregoing requirements set forth in this definition shall be an “Assumed Purchase Money Loan” regardless of whether such loan otherwise constitutes Non-Recourse Indebtedness and (B) the obligations under such loan may be guaranteed by a Non-Recourse Indemnity Guaranty or Non-Recourse Payment Guaranty.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada), in each case as now and hereafter in effect, or any successor statutes.

4	CREDIT AGREEMENT

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the rate which is 0.5% in excess of the Federal Funds Effective Rate and (c) the Reserve Adjusted Eurodollar Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in dollars with a maturity of one month plus 1%; provided that, solely for purposes of the foregoing, the Reserve Adjusted Eurodollar Rate for any day shall be calculated using the Eurodollar Base Rate based on the rate set forth on such day at approximately 11:00 a.m. (London time) by reference to the ICE Benchmark Administration Limited (or the successor thereto that takes over the administration of such rate) LIBO Rate for deposits in U.S. Dollars (as set forth by any service selected by the Administrative Agent which has been nominated by the ICE Benchmark Administration Limited (or its successor) as an authorized information vendor for the purpose of displaying such rates) for a period equal to one month; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the Eurodollar Base Rate shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in U.S. Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Reference Lenders at approximately 11:00 a.m. (London time) on such day; provided further that, if such rate shall be less than zero, such rate shall be deemed to be zero. If any of the Reference Lenders shall be unable or shall otherwise fail to supply such rates to the Administrative Agent upon its request, the rate of interest shall be determined on the basis of the quotations of the remaining Reference Lenders.

“Base Rate Loans” means Loans bearing interest at rates determined by reference to the Base Rate as provided in Section 2.2A.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the board of directors of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning assigned to that term in the preamble to this Agreement.

“Borrowing Minimum” means $1,000,000.

“Borrowing Multiple” means $100,000.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided that, with respect to matters relating to Eurodollar Rate Loans, the term “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City or London, England, are authorized or required by law to close.

5	CREDIT AGREEMENT

“Calculation Date” has the meaning assigned to that term in Section 7.5A.

“Canada Holdings” has the meaning assigned to that term in the preamble to this Agreement.

“Canadian Dollars” or “C$” means the lawful currency of Canada.

“Canadian Pension Plan” means a “registered pension plan” as that term is defined in subsection 248(1) of the Income Tax Act (Canada).

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person. Notwithstanding the foregoing, all leases of any Person that are or would be treated as operating leases in accordance with GAAP on the Existing Credit Agreement Initial Effective Date (whether or not such operating leases are in effect on the Existing Credit Agreement Initial Effective Date) shall continue to be accounted for as operating leases (and not as Capital Leases) for purposes of this Agreement regardless of any change in GAAP following the Existing Credit Agreement Initial Effective Date which would otherwise require such leases to be treated as Capital Leases.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, excluding from all of the foregoing any debt securities convertible into Capital Stock so long as such debt securities are not entitled to share in the payment or distribution of any Dividends (other than Dividends paid in the form of Capital Stock) at any time prior to their conversion into Capital Stock.

“Capitalization Ratio” has the meaning assigned to that term in Section 7.5A.

“Cash” means (a) money, (b) currency or (c) a credit balance in a Deposit Account with a Cash Equivalent Bank.

“Cash Equivalent Bank” means any Lender or any commercial bank organized under the laws of the United States of America, any state thereof, the District of Columbia or Canada, in each case having unimpaired capital and surplus of not less than $500,000,000 (or the Canadian Dollar equivalent thereof).

“Cash Equivalents” means (a) marketable securities issued or directly and unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody’s (or, at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent from another U.S. nationally recognized rating service); (c) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the Government of Canada or of any Canadian province (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the Government of Canada or of such Canadian province), in each case maturing within one year from the date of acquisition thereof; (d) commercial paper maturing no

6	CREDIT AGREEMENT

more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s (or, at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent from another U.S. nationally recognized rating service); (e) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, issued by any Cash Equivalent Bank; (f) Eurodollar time deposits having a maturity of less than one year purchased directly from any Cash Equivalent Bank (provided such deposit is with such bank or any other Cash Equivalent Bank); (g) repurchase agreements with a term of not more than 30 days for underlying securities of the type described in clauses (a), (b), (c) and (f) above entered into with any Cash Equivalent Bank or securities dealers of recognized national standing; (h) marketable short-term money market and similar securities having a rating of at least A-1 or P-1 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another U.S. nationally recognized rating service); (i) shares of investment companies that are registered under the Investment Company Act of 1940, as amended, and invest solely in one or more of the types of securities described in clauses (a) through (h) above; and (j) other short-term investments utilized by the Loan parties or the Restricted Subsidiaries in jurisdictions other than the United States and Canada in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Change in Control” has the meaning assigned to that term in Section 8.9.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, regulations or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines, regulations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued, in each case to the extent materially different from that in effect on the Effective Date.

“Closing Date” means the day (which shall be a Business Day) on which the Loans are made hereunder.

“Code” means the Internal Revenue Code of 1986, as amended to the Effective Date and from time to time thereafter and any successor statute.

“Combination Loan” means a single loan that is (a) used for both acquisition and construction purposes and (b) satisfies the requirements contained in the definition of “Assumed Purchase Money Loan” or “Seller Purchase Money Loan”, as the case may be, and the definition of “Construction Loan”. A Combination Loan (x) shall be considered an Assumed Purchase Money Loan or a Seller Purchase Money Loan, as the case may be, with respect to the portion of such Combination Loan used for acquisition purposes, and a Construction Loan with respect to the portion of such Combination Loan used for construction purposes, (y) shall be treated as a single loan for purposes of the definition of “Assumed Purchase Money Loan” or “Seller Purchase Money Loan”, as the case may be, and the definition of “Construction Loan”, in each case in connection with any amendment, modification, extension or refinancing of such Combination Loan and (z) may, for the avoidance of doubt, be secured by the Real Property Inventory relating to such Combination Loan and/or an Equity Pledge.

7	CREDIT AGREEMENT

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder as set forth on Schedule 2.1 or in the Assignment Agreement pursuant to which such Lender assumed its Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.4A(ii) and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.1.

“Commitment Termination Date” means the earliest of (a) 11:59 p.m., New York City time, on December 7, 2018, (b) the consummation of the Acquisition without the borrowing of any Loans hereunder, (c) the date on which the Commitments are permanently reduced to zero pursuant to Section 2.4A(ii) and (d) the date of termination of the Commitments pursuant to Section 8.

“Completed Unit” means a Unit as to which all necessary construction has been completed in order to obtain a temporary or final certificate of occupancy (whether or not such certificate of occupancy has actually been obtained), or if a certificate of occupancy is not required to be provided to, or issued by, the applicable jurisdiction, respectively, the Unit is otherwise ready for occupancy in accordance with Applicable Law.

“Consolidated Adjusted Tangible Net Worth” means, as of any date of determination, the sum of (a)(i) consolidated stockholders’ equity of Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recently delivered Section 6.1 Financials, and (ii) 50% of the aggregate principal amount of Indebtedness included in Consolidated Total Debt as of such date of determination that (x) by its terms is subordinated in right of payment to the Obligations and (y) has a final maturity date that is at least 90 days after the Maturity Date hereunder at such time; provided that the amount of such Indebtedness included under this clause (a)(ii) shall not exceed an amount equal to 66 2⁄3% of the consolidated stockholders’ equity of Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower and the Restricted Subsidiaries as determined pursuant to clause (a)(i) hereof, less (b) (without duplication) Intangible Assets of Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recently delivered Section 6.1 Financials, but excluding any non-cash gain or loss of Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower and the Restricted Subsidiaries after December 31, 2012 recorded pursuant to Accounting Standards Codification Topic 815 or 820, which results in any adjustment to the net worth of Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower and the Restricted Subsidiaries on a consolidated basis.

“Consolidated Loan Party Adjusted Tangible Assets” means, as of any date of determination, the total amount of all assets of the Loan Parties, less Intangible Assets of the Loan Parties, in each case as determined on a consolidated basis in accordance with GAAP, as shown on the most recently delivered Section 6.1 Financials.

“Consolidated Net Income” means, for any period, the net income (or loss) of Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower and the Restricted Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded therefrom (a) the income of any Person (other than U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower or any Restricted Subsidiary) in which

8	CREDIT AGREEMENT

Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower or any of their Subsidiaries has an equity interest, to the extent that the declaration or payment of dividends or other distributions of that income by such Person is not at the time permitted by operation of the terms of its charter (or similar organization documents) or any agreement or instrument between or among the holders of the Capital Stock of such Person, or any judgment, decree, statute, rule or governmental regulation applicable to such Person (other than “waterfall” provisions in respect of third-party Indebtedness), (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person’s assets are acquired by Holdings or any of its Subsidiaries, (c) the income of any Subsidiary of Holdings to the extent that both (i) the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary (unless such restriction with respect to the payment of dividends or similar distribution has been legally waived) and (ii) such restriction on the declaration or payment of dividends or similar distributions would reasonably be expected to materially impair the ability of the Borrower to perform the Obligations, (d) any after-tax gains or losses attributable to discontinued operations, (e) one-time Transaction Costs and any fees, costs and expenses payable by Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower and their Subsidiaries in connection with any acquisitions, joint ventures or other Investments permitted or not otherwise prohibited hereunder (other than Investments made in the ordinary course of business and other than Investments in Subsidiaries) expensed or amortized in such period and including those fees, expenses or charges triggered by change in control provisions, (f) any net gain or loss resulting from currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedge Agreements related to currency exchange risk) and any foreign currency translation gains or losses and (g) to the extent not included in clauses (a) through (f) above, any net extraordinary gains or net non cash extraordinary losses.

“Consolidated Tangible Net Worth” means, as of any date of determination, the consolidated stockholders’ equity of Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower and the Restricted Subsidiaries, less (without duplication) Intangible Assets of Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower and the Restricted Subsidiaries, in each case as determined on a consolidated basis in accordance with GAAP, as shown on the most recently delivered Section 6.1 Financials; provided that “Consolidated Tangible Net Worth” shall exclude any non-cash gain or loss of Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower and the Restricted Subsidiaries after December 31, 2012 recorded pursuant to Accounting Standards Codification Topic 815 or 820, which results in any adjustment to the net worth of Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower and the Restricted Subsidiaries on a consolidated basis.

“Consolidated Total Assets” means, as of any date of determination, the total amount of all assets of Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recently delivered Section 6.1 Financials.

“Consolidated Total Capitalization” means, as of any date of determination, the sum of (a) Consolidated Adjusted Tangible Net Worth as of such date of determination and (b) Consolidated Total Debt as of such date of determination.

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“Consolidated Total Debt” means, as at any date of determination, the aggregate amount of (a) all outstanding indebtedness of Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower and the Restricted Subsidiaries for borrowed money outstanding on such date (excluding (i) outstanding Indebtedness incurred by a Mortgage Subsidiary, so long as neither Holdings nor any other Subsidiary of Holdings (other than such Mortgage Subsidiary) is directly or contingently liable for any such Indebtedness and (ii) Non-Recourse Indebtedness and Non-Recourse Indemnity Guaranties but including, for the avoidance of doubt, Non-Recourse Payment Guaranties), (b) all obligations under Capital Leases of Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower and the Restricted Subsidiaries outstanding on such date and (c) all obligations owed for all or any part of the deferred purchase price of property (including earn-outs with respect to acquisitions) due and payable in the applicable period to the extent that any such obligation becomes a liability on the balance sheet of Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower and the Restricted Subsidiaries, in accordance with GAAP, all calculated on a consolidated basis; provided that Consolidated Total Debt shall be determined net of the aggregate amount (to the extent in excess of $5,000,000) of Unrestricted Cash and Cash Equivalents as of such date required to be reflected on a consolidated balance sheet in accordance with GAAP.

“Construction Bonds” means bonds issued by surety bond companies or other Persons or other security for the benefit of municipalities or other political subdivisions to secure the performance by the Borrower or any Subsidiary thereof of its obligations relating to Real Estate improvements and subdivision development and completion.

“Construction Loan” means, at any time, (a) any loan incurred by a Loan Party in order to finance the construction or installation of buildings or other improvements or the performance of site work or similar work (including construction or installation or site work or similar work performed as part of land development) constituting part of, or related to, the Real Property Inventory, provided that (i) the aggregate principal amount of such loan shall not exceed the sum of (x) the aggregate amount of costs and expenses incurred in connection with such construction, installation or site work or similar work (including both so-called “hard” and so-called “soft” costs (such as interest, real estate taxes, carrying costs and professional fees)), plus (y) the aggregate amount of costs and expenses incurred in connection with such loan, plus (z) the aggregate amount of all reserves required to be established pursuant to the terms and conditions of such loan, (ii) such loan may only be secured by a security interest on such Real Property Inventory and/or an Equity Pledge and (b) any amendment, modification, extension or refinancing of such loan, provided that, with respect to any amendment, modification, extension or refinancing of such loan, (i) the aggregate principal amount thereof shall not exceed the sum of (x) the outstanding principal amount of, and accrued interest and prepayment premiums and similar amounts on, such loan at the time of such amendment, modification, extension or refinancing, plus (y) the aggregate amount of costs and expenses incurred in connection with such amendment, modification, extension or refinancing, plus (z) the aggregate amount of all reserves required to be established pursuant to the terms and conditions of such amendment, modification, extension or refinancing (less any reserves returned to such Loan Party in connection with such amendment, modification, extension or refinancing) and (ii) such loan (as amended, modified, extended or refinanced) shall not be secured by the assets of any Loan Party other than such Real Property Inventory and improvements constructed thereon and/or an Equity Pledge. Notwithstanding anything to the contrary herein, (A) a loan that satisfies the foregoing requirements set forth in this definition shall be a “Construction Loan” regardless of whether such loan otherwise constitutes Non-Recourse Indebtedness and (B) the obligations under such loan may be guaranteed by a Non-Recourse Indemnity Guaranty or Non-Recourse Payment Guaranty.

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“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person (a) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or (c) under Hedge Agreements. Contingent Obligations shall include (i) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (ii) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement and (iii) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (A) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (B) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclause (A) or (B) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence; provided, however, that the term “Contingent Obligation” shall not include (x) obligations (including indemnity obligations but excluding Indebtedness for borrowed money) incurred in the ordinary course of business, including in respect of land acquisition contracts, (y) endorsements of instruments for deposit or collection in the ordinary course of business and (z) mortgage loan repurchase obligations of any Mortgage Subsidiary. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

“Continuing Directors” means the directors of the Board of Directors of TMHC on the Effective Date and each other director if, in each case, such other director’s nomination for election to the Board of Directors of Parent is recommended or approved by at least a majority of the then Continuing Directors.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound other than the Obligations.

“Debt Incurrence” means (a) the issuance of any New Notes and (b) any other incurrence of Indebtedness for borrowed money in an aggregate principal amount in excess of $5,000,000 by the Borrower, Parent or any of their Subsidiaries, whether pursuant to a public offering or in a Rule 144A or other private placement of debt securities (including debt securities convertible into equity securities) or incurrence of loans under any loan or credit facility, other than (i) Indebtedness between or among Holdings, the Borrower and their respective Subsidiaries, (ii) Indebtedness under the Existing Credit Agreement, (iii) refinancings of Indebtedness outstanding on the Effective Date, (iv) working capital facilities, Capital Leases and purchase money debt incurred in the ordinary course of business by Subsidiaries of Holdings and (v) Non-Recourse Indebtedness.

“Default” means a condition or event that, after notice or after any applicable grace period has lapsed, or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender with respect to which a Lender Default is in effect.

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“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Development Agreement” means an agreement entered into with one or more Governmental Authorities (or one or more entities sponsored by Governmental Authorities), other developers, joint venture partners or other Persons, in each case in connection with the payment of the cost of, or the performance of obligations relating to, infrastructure, amenities, common areas and the like, including roads, schools, sidewalks, plazas and parks.

“Disposition” has the meaning assigned to that term in Section 7.6B(ii).

“Disqualified Domestic Subsidiary” means any Domestic Subsidiary that (a) is a disregarded entity for U.S. Federal income tax purposes and (b) owns a Foreign Subsidiary, either directly or indirectly, exclusively through other entities that are disregarded entities for U.S. Federal income tax purposes and the sole assets of such disregarded entities (other than equity interests in each other) consist of Capital Stock of any Foreign Subsidiary.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise (other than solely as a result of a change of control), is convertible or exchangeable for Indebtedness or Disqualified Stock or is redeemable at the option of the holder thereof (other than solely as a result of a change of control), in whole or in part, in each case prior to the date that is 120 days after the Maturity Date; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of Holdings or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because (i) it may be required to be repurchased by Holdings or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or (ii) in the case of an option issued to any such employee, such option gives the employee the right, under certain circumstances, to require Holdings to withhold shares to pay the exercise price or the withholding taxes that are applicable upon exercise of such option.

“Dividends” has the meaning assigned to that term in Section 7.4.

“Dormant Subsidiary” means each of Taylor Woodrow Georgia, L.L.C., Taylor Morrison of Nevada, LLC and TW/Olson Venture Management, L.L.C., Taylor Woodrow Communities at Herons Glen, L.L.C., Taylor Woodrow Communities at Seven Meadows, Ltd., Taylor Woodrow Communities at Vasari, L.L.C., Taylor Woodrow U.S. Tower, Inc., The Beach Residences, L.L.C., TW Oaks Meridian, Inc., TW/Beach Residences–Hollywood, L.L.C., TW/Beach Residences–Venice Beach, L.L.C., TW/Olson Venture Management, L.L.C. and TWC/Seven Meadows, L.L.C.

“Domestic Subsidiary” means any Subsidiary of U.S. FinCo or the Borrower incorporated, formed or organized under the laws of any jurisdiction within the United States of America or any territory thereof.

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“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution defined in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means (a) any of the member states of the European Union, (b) Iceland, (c) Liechtenstein and (d) Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means October 2, 2018, which was the date on which each of the conditions precedent specified in Section 4.1 were satisfied (or waived in accordance with the terms hereof).

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, (d) a commercial bank organized under the laws of the United States or Canada, or any State thereof, and having a combined capital and surplus of at least $250,000,000, (e) a savings and loan association or savings bank organized under the laws of the United States or Canada, or any State or Province thereof, and having a combined capital and surplus of at least $250,000,000, (f) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow or a political subdivision of any such country, and having a combined capital and surplus of at least $250,000,000, so long as such bank is acting through a branch or agency located in the United States, (g) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise holding commercial loans in the ordinary course and having a combined capital and surplus of at least $250,000,000 or an Approved Fund thereof and (h) any other Person (other than a natural person) approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) and so long as no Event of Default under Section 8.1 or 8.5 has occurred and is continuing, approved by Holdings (such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any Defaulting Lender, Holdings, the Borrower or any of their respective Subsidiaries or Affiliates.

“EMU Legislation” means the legislative measures of the European Union or any other country where the Euro is used for the introduction of, changeover to or operation of the Euro in one or more member states.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by Holdings or any of its Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any Environmental Law (hereinafter, “Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation, medical monitoring or injunctive relief relating to or resulting from the Release or threatened Release of Hazardous Materials or arising in any manner from alleged injury or threat of injury to health, safety or the environment.

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“Environmental Law” means any applicable Federal, state, foreign or local statute, law, rule, regulation, directive, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the protection of the environment or, to the extent relating to exposure to Hazardous Materials, of human health or safety.

“Environmental Liabilities” means all liabilities, obligations, responsibilities and all Environmental Claims, arising from (a) environmental, health or safety conditions, (b) the presence, Release or threatened Release of Hazardous Materials at any location, whether or not owned, leased or operated by any Loan Party or any of its Subsidiaries, or (c) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Equity Issuance” means any issuance or sale by Holdings of any of its Capital Stock or the receipt by Holdings of any capital contribution, except in each case for any issuance of Capital Stock or the receipt of any capital contribution in connection with the IPO.

“Equity Offering” means any bona fide issuance of Capital Stock or equity-linked securities by Parent, the Borrower or Holdings, whether pursuant to a public offering or in a Rule 144A or other private placement, other than securities issued pursuant to employee stock plans or employee compensation plans or issued to the shareholders of the Acquired Company as consideration for the Acquisition.

“Equity Pledge” means, with respect to any Permitted Purchase Money Loan, Construction Loan or Combination Loan, a pledge of the Capital Stock of the Loan Party that has incurred or assumed such Permitted Purchase Money Loan, Construction Loan or Combination Loan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA as in effect at the Effective Date and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefore unless such references refer to prior plan years, in which case such references are to ERISA as in effect for the applicable plan year.

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) that together with Holdings, the Borrower or any Subsidiary thereof would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.

“Eurocurrency Reserve Requirements” means, for each Interest Period for each Eurodollar Rate Loan, the highest reserve percentage applicable to any Lender during such Interest Period under regulations issued from time to time by the Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement), with respect to liabilities or assets consisting of or including Eurocurrency liabilities having a term equal to such Interest Period.

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“Eurodollar Base Rate” shall mean, with respect to any borrowing of Eurodollar Rate Loans for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the date which is two Business Days prior to the beginning of such Interest Period by reference to the ICE Benchmark Administration Interest Settlement Rates for deposits in Dollars (as published by any service selected by the Administrative Agent which has been nominated by the ICE Benchmark Administration Limited (or its successor) as an authorized information vendor for the purpose of displaying such rates, in each case, the “Screen Rate”) for a period equal to such Interest Period; provided that, if such rate is not available at such time for such Interest Period (an “Impacted Interest Period”) for any reason, the “Eurodollar Base Rate” shall be the Interpolated Rate; provided further that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition for any Interest Period, then the “Eurodollar Base Rate” shall mean (x) such other interbank rate with respect to such Interest Period set forth by any authorized service selected by the Administrative Agent that reflects an alternative index rate widely recognized in the U.S. syndicated loan market as the successor to the ICE Benchmark Administration Interest Settlement Rates for deposits in Dollars or (y) if there is no such authorized service with respect to an alternative index rate widely recognized as the successor to the ICE Benchmark Administration Interest Settlement Rates for deposits in Dollars, such other index rate as may be agreed to by the Administrative Agent and Borrower with the consent of the Requisite Lenders; provided further that the Eurodollar Base Rate with respect to any Loans shall be deemed to be not less than 0.00% per annum.

“Eurodollar Rate Loans” means Loans bearing interest at rates determined by reference to the Reserve Adjusted Eurodollar Rate as provided in Section 2.2A.

“Event of Default” means each of the events set forth in Section 8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time, and any successor statute.

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly-owned Subsidiary, (b) any wholly-owned Domestic Subsidiary that is restricted by Applicable Law from guaranteeing the Obligations, (c) any Immaterial Subsidiary (provided that Holdings shall not be permitted to exclude Immaterial Subsidiaries from guaranteeing the Obligations to the extent that (i) the aggregate amount of gross revenue for all Immaterial Subsidiaries (other than Unrestricted Subsidiaries) excluded by this clause (c) exceeds 5% of the consolidated gross revenues of Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower and the Restricted Subsidiaries for the most recent Test Period ended prior to the date of determination or (ii) the aggregate amount of total assets for all Immaterial Subsidiaries (other than Unrestricted Subsidiaries) excluded by this clause (c) exceeds 5% of the Consolidated Total Assets of Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower and the Restricted Subsidiaries as at the end of the most recent Test Period ended prior to the date of determination), (d) any Mortgage Subsidiary, (e) any Insurance Subsidiary, (f) any Disqualified Domestic Subsidiary or Domestic Subsidiary of a Foreign Subsidiary of the Borrower or U.S. FinCo, (g) any Subsidiary that is an SPE, (h) any Dormant Subsidiary and (i) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax consequences) of providing a guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

15	CREDIT AGREEMENT

“Excluded Taxes” means, with respect to any payment made by a Loan Party under any Loan Document, any of the following Taxes imposed on or with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), franchise taxes imposed on it (in lieu of net income taxes) and backup withholding taxes, in each case (1) that are Other Connection Taxes or (2) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lender Office is located, (b) any branch profits taxes imposed by the United States of America, (c) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.8B), any withholding Tax that is imposed on amounts payable to such Lender and is the result of any law in effect on the date on which such Lender becomes a party hereto (or designates a new Lender Office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lender Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.7E(i), (d) any withholding Tax that is imposed on amounts payable to the Administrative Agent or a Lender that is attributable to the failure (other than as a result of a Change in Law) of the Administrative Agent or such Lender to comply with Section 2.7E(vi)(b) and (e) any U.S. Federal withholding Tax imposed by FATCA.

“Existing Credit Agreement” means the Second Amended and Restated Credit Agreement dated as of July 13, 2011, as amended, supplemented or otherwise modified from time to time, among the Borrower, Holdings, Canada Holdings, U.S. Holdings, U.S. FinCo, the lenders from time to time party thereto and Credit Suisse AG, as administrative agent.

“Existing Credit Agreement Initial Effective Date” means July 13, 2011.

“Existing Credit Agreement Reference Date” means April 12, 2013.

“Facility Exposure” means, with respect to any Lender as of any date of determination (a) prior to the termination of the Commitments, that Lender’s Commitment and (b) after the termination of the Commitments, the aggregate outstanding principal amount of the Loans of that Lender.

“Facility Fee Rate” means the applicable rate per annum set forth below as the case may be, based on the Capitalization Ratio as of the last day of the most recent Fiscal Year or period, as the case may be, for which Section 6.1 Financials have been delivered; provided that until the initial delivery to the Administrative Agent of the Section 6.1 Financials following the Effective Date, the Capitalization Ratio shall be deemed to be in Category 2 for purposes of determining the Facility Fee Rate:

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CAPITALIZATION RATIO	FACILITY FEE RATE
Category 1 ≥ 0.55 to 1.00	0.400%
Category 2 < 0.55 to 1.00 > 0.40 to 1.00	0.300%
Category 3 < 0.40 to 1.00	0.250%

Each change in the Facility Fee Rate resulting from a change in the Capitalization Ratio shall be effective with respect to all Commitments on and after the date of delivery to the Administrative Agent of the Section 6.1 Financials indicating such change until the date immediately preceding the next date of delivery of Section 6.1 Financials indicating another such change. At any time during which Holdings has failed to deliver Section 6.1 Financials, the Capitalization Ratio shall be deemed to be in Category 1 for purposes of determining the Facility Fee Rate.

“Facility Fees” has the meaning assigned thereto in Section 2.3A.

“Fair Market Value” with respect to any asset means the sale value that would be obtained in an arm’s length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value shall be determined by Holdings acting in good faith.

“FASB” means the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), or any Treasury regulations promulgated thereunder or official administrative interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

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“Fee Letters” means (i) the Arranger Fee Letter dated June 7, 2018, among the Borrower, Holdings and the Arranger, and (ii) the Administrative Agent Fee Letter dated June 7, 2018, among the Borrower, Holdings and the Arranger.

“Financial Performance Covenants” means the covenants of Holdings set forth in Section 7.5.

“Fiscal Quarter” means a fiscal quarter of a Fiscal Year.

“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on December 31 of each calendar year.

“Foreign Benefit Event” means, with respect to any Foreign Plan, (i) the existence of an Unfunded Current Liability in excess of the amount permitted under any Applicable Law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (ii) the failure to make the required contributions or payments, under the terms of the plan or any Applicable Law, on or before the due date for such contributions or payments, (iii) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Plan, in whole or in part, or to appoint a replacement administrator, trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, (iv) the incurrence of any liability by Holdings, the Borrower or any of their respective Subsidiaries or any ERISA Affiliate under Applicable Law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein, the occurrence of an event that could reasonably be expected to result in a complete or partial termination of a Canadian Pension Plan or (v) the occurrence of any transaction that is prohibited under any Applicable Law and that could reasonably be expected to result in the incurrence of any liability by Holdings, the Borrower or any of their respective Subsidiaries or any ERISA Affiliate, or the imposition on any of the foregoing entities of any fine, excise tax or penalty resulting from any noncompliance with any Applicable Laws.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Plan” means any pension, retirement or employee benefit plan or arrangement that under Applicable Law outside of the United States is required to be funded through a trust, insurance contract or other funding vehicle, including a Canadian Pension Plan, and (i) that is maintained or contributed to by, or entered into with, Holdings, the Borrower or any of their Subsidiaries or any ERISA Affiliate or (ii) with respect to which any of the foregoing entities would reasonably be expected to have actual liability; provided that, for the avoidance of doubt, a “Foreign Plan” does not include a “Plan” as defined below.

“Foreign Subsidiary” means any Subsidiary of U.S. FinCo or the Borrower that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans or similar extensions of credit in the ordinary course.

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“Funding and Payment Office” means the office of the Administrative Agent located at 388 Greenwich Street, New York, NY 10013 (or such office of the Administrative Agent or any successor Administrative Agent specified by the Administrative Agent or such successor Administrative Agent in a written notice to the Borrower and the Lenders).

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, generally accepted accounting principles, as in effect in the United States of America on the date of determination.

“General Partner” means TMM Holdings (G.P.) ULC, a British Columbia unlimited liability company and the general partner of Holdings.

“Governmental Authority” means the government of the United States, Canada, any other country or any multinational authority, or any state, province or political subdivision thereof, and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the PBGC and other quasi-governmental entities established to perform such functions.

“Guarantee Obligations” means, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof (including endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guaranteed Parties” means, collectively, (a) the Lenders, (b) the Administrative Agent, (c) the beneficiaries of each indemnification obligation undertaken by any Loan Party under the Loan Documents and (d) any successors, indorsees, transferees and assigns of any of the foregoing.

“Guarantor” means, individually, Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, each of the Subsidiary Guarantors or any other wholly-owned Domestic Subsidiary of U.S. FinCo or the Borrower that at any time has executed and delivered a Guaranty pursuant to Section 6.7 and that has not been released from the Obligations in accordance with the provisions of Section 9.7. Notwithstanding anything to the contrary herein, each Subsidiary of Holdings that guarantees the obligations under the Existing Credit Agreement shall be a Guarantor.

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“Guaranty” means the Guaranty, substantially in the form attached as Exhibit V hereto, dated as of the Effective Date, and entered into by and among Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo and the Subsidiary Guarantors, or executed and delivered by any additional Subsidiary Guarantor from time to time thereafter pursuant to Section 6.7, as such Guaranty may thereafter be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, that is prohibited, limited or regulated by any Environmental Law.

“Hedge Agreements” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Historical Financial Statements” means (i) audited consolidated balance sheets and related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its consolidated Subsidiaries for the 2015, 2016 and 2017 Fiscal Years and (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Holdings and its consolidated Subsidiaries for the Fiscal Quarters ending March 31, 2018 and June 30, 2018.

“Holdings” has the meaning assigned to that term in the preamble to this Agreement.

“Holdings Direct Owner” means Parent or any Parent Intermediate Holding Company, in each case, that directly owns Capital Stock of Holdings.

“Housing Unit” means a detached or attached (including townhouse condominium or condominium) single-family house (but excluding mobile homes) owned by the Borrower or a Subsidiary of the Borrower (i) which is completed or for which there has been a start of construction and (ii) which has been or is being constructed on any Real Estate which immediately prior to the start of construction constituted a Real Property Inventory hereunder.

“Immaterial Subsidiary” means, at any date of determination, any Restricted Subsidiary (a) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 6.1 Financials have been delivered were less than 5% of the Consolidated Total Assets of Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower and the Restricted Subsidiaries at such date, and (b) whose gross revenues for such Test Period were less than 5% of the consolidated gross revenues of Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

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“Indebtedness” means, as applied to any Person, without duplication, (a) all indebtedness for borrowed money, (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (other than current accounts payable and trade payables (including amounts payable under construction contracts) incurred in the ordinary course of business and accrued expenses incurred in the ordinary course of business), (d) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA, current trade payables incurred in the ordinary course of business and obligations with respect to options or contracts to purchase real property, but including earn-outs with respect to any acquisition), (e) all obligations evidenced by notes, bonds (other than bid or performance bonds), debentures or other similar instruments, (f) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to any property or assets acquired by such Person (even though the rights and remedies of the seller or the lender under such agreement in the event of default are limited to repossession or sale of such property or assets), (g) all obligations, contingent or otherwise, as an account party under any letter of credit or under acceptance, letter of credit or similar facilities to the extent not reflected as trade liabilities on the balance sheet of such Person in accordance with GAAP (excluding any portion of the actual or potential reimbursement obligations that are secured by cash collateral), (h) all obligations, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Disqualified Stock, (i) all obligations under Hedge Agreements, including, as of any date of determination, the net amounts, if any, that would be required to be paid by such Person if such Hedge Agreements were terminated on such date, (j) all Contingent Obligations in respect of obligations of the kind referred to in clauses (a) through (i) above and (k) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; provided, that if such Person has not assumed such secured indebtedness that is nonrecourse to its credit, then the amount of indebtedness of such Person pursuant to this clause (k) shall be equal to the lesser of the amount of the secured indebtedness or the Fair Market Value of the assets of such Person which secure such indebtedness; provided, further, that obligations secured by liens on Cash or Cash Equivalent shall not constitute Indebtedness unless such obligations would appear as Indebtedness (or a loan or note or other equivalent term) on the consolidated balance sheet of such Person. For all purposes of this Agreement, the term “Indebtedness” shall not include (x) any reimbursement obligations in respect of Performance Letters of Credit, Construction Bonds or guaranties of performance obligations (such as bid or performance bonds), Non-Recourse Indemnity Guaranties or guaranties of non-financial obligations or (y) Indebtedness owed by one Loan Party to another Loan Party.

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document.

“Indemnitee” has the meaning assigned to that term in Section 10.2B.

“Information” has the meaning assigned to that term in Section 10.19.

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“Insurance Subsidiaries” means (a) Taylor Woodrow Insurance Services, Inc., (b) Beneva Indemnity Company, (c) Total Florida Title, Inc. and (d) any other corporation, limited partnership, limited liability company or business trust that is (i) organized after the Existing Credit Agreement Reference Date or designated by Holdings as an Insurance Subsidiary on or after the Existing Credit Agreement Reference Date, (ii) a Subsidiary of Holdings and (iii) engaged in the business of providing title insurance, captive insurance (whether for Holdings and its Subsidiaries or otherwise) or insurance agency or other ancillary or complementary services that in each case is subject to state regulation and/or licensing requirements.

“Insured Liens” has the meaning assigned to such term in clause (f) of the definition of “Permitted Encumbrances.”

“Intangible Assets” of any Person means all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, write-ups of assets over their prior carrying value (other than write-ups which occurred prior to the Existing Credit Agreement Reference Date and other than, in connection with the acquisition of an asset, the write-up of the value of such asset (within one year of its acquisition) to its fair market value in accordance with GAAP) and all other items which would be treated as intangible on the consolidated balance sheet of such Person prepared in accordance with GAAP.

“Intellectual Property” has the meaning assigned to that term in Section 5.5C.

“Interest Payment Date” means:

(a) with respect to any Base Rate Loan, the last Business Day in each of March, June, September and December of each year; and

(b) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period of longer than three months, “Interest Payment Date” shall also include the date that is three months after the commencement of such Interest Period.

“Interest Period” has the meaning assigned to that term in Section 2.2B.

“Interest Rate Determination Date” means each date for calculating the Reserve Adjusted Eurodollar Rate, for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date for purposes of calculating the Reserve Adjusted Eurodollar Rate shall be the second Business Day prior to the first day of the related Interest Period.

“Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available in Dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which the Screen Rate is available in Dollars) that exceeds the Impacted Interest Period, in each case, at such time; provided that if the Interpolated Rate shall be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement.

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“Investment” means (a) any direct or indirect purchase or other acquisition by Holdings or any of its Subsidiaries of, or of a beneficial interest in, stock or other Securities of any other Person, or (b) any direct or indirect loan, advance (other than loans or advances to employees for moving, education, computer, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Holdings or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable acquired from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business; provided, however, that the term “Investment” shall not include (i) current trade and customer accounts receivable for goods furnished or services rendered in the ordinary course of business and payable in accordance with customary trade terms, (ii) advances and prepayments to suppliers for goods and services in the ordinary course of business, (iii) Capital Stock or other Securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to Holdings or any of its Subsidiaries or as security for any such Indebtedness or claims, (iv) Cash, (v) Cash Equivalents or (vi) the licensing or contribution of Intellectual Property in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“IPO” means the initial underwritten public offering of Class A common stock, par value $0.00001 per share, of TMHC pursuant to the Registration Statement.

“Judgment Currency” has the meaning assigned to that term in Section 10.24.

“Judgment Currency Conversion Date” has the meaning assigned to that term in Section 10.24.

“Knowledge” means the actual knowledge, after due inquiry, of any Responsible Officer of Holdings or the Borrower.

“Lender” and “Lenders” means the Persons identified as “Lenders” and listed on Schedule 2.1 of this Agreement, together with their successors and permitted assigns pursuant to Section 10.1.

“Lender Default” means (a) the failure or refusal (which has not been retracted within three Business Days) of a Lender to make available its portion of any Loans in accordance with Section 2.1A unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure or refusal is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) a Lender having notified the Borrower and/or the Administrative Agent that it does not intend to comply with its obligations under Section 2.1 or has made a public statement to the effect that it does not intend to comply with such obligations hereunder or its funding obligations under other agreements generally in which it commits to extend credit (unless such writing or public statement states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) the failure, within three Business Days after written request by the Administrative Agent or the Borrower, of a Lender to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective obligations under Section 2.1 (provided that a Lender Default with respect to such Lender shall cease pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) a Lender or any Person that directly or indirectly controls such Lender becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent

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to, approval of or acquiescence in, any such proceeding or appointment or becomes the subject of a Bail-In Action; provided that a Lender Default shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Lender Office” means, as to any Lender, the office or offices of such Lender specified in the Administrative Questionnaire completed by such Lender and delivered to the Administrative Agent, or such other office or offices as such Lender may from time to time designate to Holdings and the Administrative Agent.

“Lien” means any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other) or similar encumbrance, and any easement, right-of-way, license, restriction (including zoning restrictions), defect, exception or irregularity in title or similar charge or encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof); provided that in no event shall an operating lease be deemed to be a Lien.

“Loan Documents” means this Agreement, the Notes and the Guaranty.

“Loan Parties” means Holdings, Canada Holdings, U.S. Holdings, U.S. FinCo, the Borrower and each Subsidiary Guarantor.

“Loans” means the loans made by the Lenders to the Borrower pursuant to Section 2.1A.

“Master Agreement” has the meaning assigned to that term in the definition of “Hedge Agreements”.

“Material Adverse Effect” means a circumstance or condition affecting the business, assets, operations, properties or financial condition of Holdings and its Subsidiaries, taken as a whole, that would materially adversely affect (a) the ability of the Borrower and the other Loan Parties, taken as a whole, to perform their payment obligations under this Agreement or any of the other Loan Documents or (b) the rights and remedies of the Administrative Agent and the Lenders under this Agreement or any of the other Loan Documents.

“Maturity Date” means the date that is 364 days after the Closing Date or, if such date is not a Business Day, the next preceding Business Day.

“Maximum Amount” has the meaning assigned to that term in Section 10.13A.

“Merger Agreement” has the meaning assigned to that term in the recitals to this Agreement.

“Merger Agreement Representations” means the representations made by the Acquired Company in the Merger Agreement that are material to the interests of the Lenders (in their capacities as such), but only to the extent that the Borrower, Holdings or any of their Affiliates have the right to terminate their respective obligations under the Merger Agreement (or otherwise decline to consummate the Acquisition) as a result of such representations being inaccurate.

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“Minority Investment” means any Person (other than a Subsidiary of Holdings) in which a Loan Party or any Restricted Subsidiary owns Capital Stock.

“Model Unit” means a Completed Unit to be used as a model home in connection with the sale of Units in a residential housing project.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to its ratings business.

“Mortgage Subsidiary” means (a) Taylor Morrison Home Funding LLC, (b) Mortgage Funding Direct Ventures, LLC and (c) any corporation, limited partnership, limited liability company or business trust that is (i) organized after the Existing Credit Agreement Reference Date or designated by Holdings as a Mortgage Subsidiary on or after the Existing Credit Agreement Reference Date, (ii) a Subsidiary of Holdings and (iii) engaged in the business of issuing mortgage loans on residential properties (whether for purchase of homes or refinancing of existing mortgages), purchasing and selling mortgage loans, issuing securities backed by mortgage loans, acting as a broker of mortgage loans and other activities customarily associated with mortgage banking and related businesses.

“Multiemployer Plan” means a “multiemployer plan”, as defined in Section 4001(a)(3) of ERISA, that is subject to ERISA and is or was within the last six years maintained by Holdings, the Borrower or any ERISA Affiliate, to which Holdings, the Borrower or any ERISA Affiliate is contributing or to which Holdings, the Borrower or any ERISA Affiliate had an obligation to contribute within the last six years or with respect to which Holdings, the Borrower or any ERISA Affiliate has any liability (whether actual or contingent).

“Net Cash Proceeds” means, with respect to any Debt Incurrence or Equity Offering, the cash proceeds received by Parent, the Borrower or Holdings and their Subsidiaries in respect thereof, net of all taxes and fees (including investment banking fees), underwriting discounts, commissions and out of pocket expenses paid in connection therewith by Parent, the Borrower, Holdings and their Subsidiaries.

“New Notes” means senior unsecured notes or other funded Indebtedness of the Borrower (which may be guaranteed by the Guarantors) issued in a public offering or in a Rule 144A or other private placement.

“New TMM” means TMM Holdings II Limited Partnership, a limited partnership formed under the laws of the Cayman Islands.

“Non-Consenting Lender” has the meaning assigned to that term in Section 10.5B.

“Non-Recourse Indebtedness” with respect to any Person means (a) Indebtedness of such Person for which (i) the sole legal recourse for collection of principal and interest on such Indebtedness is (A) against the specific property (and improvements constructed thereon) identified in the instruments evidencing or securing such Indebtedness and such property was acquired (directly or indirectly, including through the purchase of Capital Stock of the Person owning such property) with the proceeds of such Indebtedness or such Indebtedness was incurred within 180 days after the acquisition (directly or indirectly, including through the purchase of Capital Stock of the Person

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owning such property) of such property, (B) so long as such Person does not (y) own or acquire any assets other than the property being acquired, constructed, installed or improved with the proceeds of such Indebtedness, any buildings or other improvements then or thereafter erected on such property and any other property or assets (including any Intangible Assets) incidental or related thereto or (z) incur any liabilities other than such Indebtedness and any other liabilities incidental thereto or related to the ownership, operation and development of such property in the ordinary course of business, against any other assets of such Person, and (C) the enforcement of any applicable Non-Recourse Payment Guaranties in respect of such Indebtedness and (ii) no other assets of such Person may (except as provided in clause (a)(i) above) be realized upon in collection of principal or interest on such Indebtedness and (b) any amendment, modification, extension or refinancing of any Indebtedness described in clause (a) above, provided that such Indebtedness (as amended, modified, extended or refinanced) satisfies the requirement set forth in clause (a) above (other than the requirement that such Indebtedness shall have been incurred within 180 days after the acquisition of the specific property described in cause (a)(i)(A) above). Indebtedness which otherwise constitutes Non-Recourse Indebtedness will not lose its character as Non-Recourse Indebtedness because there is recourse to any borrower, any guarantor or any other Person with respect to such Indebtedness for or in respect of (a) environmental warranties and indemnities, (b) indemnities for and losses arising from fraud, misrepresentation, misapplication or non payment of rents, profits, insurance and condemnation proceeds and other sums actually received by the borrower from secured assets to be paid to the lender, waste and mechanics’ liens, (c) a voluntary bankruptcy filing (or similar filing or action) or collusive involuntary bankruptcy filings by such Person, and other events, actions and circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements or guaranties in non-recourse financings of real estate or (d) completion guaranties (clauses (a) through (d) collectively being referred to hereinafter as “Non-Recourse Indemnity Guaranties”).

“Non-Recourse Indemnity Guaranties” has the meaning assigned to such term in the definition of “Non-Recourse Indebtedness”.

“Non-Recourse Payment Guaranties” means Guarantee Obligations (whether secured or unsecured) incurred by U.S. FinCo, the Borrower or any Subsidiary Guarantor in respect of Non-Recourse Indebtedness of any Restricted Subsidiary of U.S. FinCo or the Borrower.

“Notes” means (a) the promissory notes of the Borrower issued pursuant to Section 2.1D and (b) any promissory notes issued by the Borrower in connection with assignments of the Commitment and Loans of any Lender, in each case substantially in the form of Exhibit IV annexed hereto, as they may be amended, restated, supplemented or otherwise modified from time to time.

“Notice of Borrowing” means a notice in the form of Exhibit I annexed hereto delivered by the Borrower to the Administrative Agent pursuant to Section 2.1B with respect to a proposed borrowing.

“Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit II annexed hereto delivered by the Borrower to the Administrative Agent pursuant to Section 2.2D with respect to a proposed conversion or continuation of the applicable basis for determining the interest rate with respect to the Loans specified therein.

“Obligation Currency” has the meaning assigned to that term in Section 10.24.

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“Obligations” means the collective reference to (a) the due and punctual payment of (i) the principal of and premium, if any, and interest at the applicable rate provided in this Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower or any other Loan Party to any of the Guaranteed Parties under this Agreement and the other Loan Documents, (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower under or pursuant to this Agreement and the other Loan Documents and (c) the due and punctual payment and performance of all the covenants, agreements, and liabilities of each other Loan Party under or pursuant to this Agreement or the other Loan Documents.

“OFAC” has the meaning assigned to that term in Section 5.15.

“Officer’s Certificate” means, with respect to any Person, a certificate executed on behalf of such Person (a) if such Person is a partnership or limited liability company, by its chairman of the board (if an officer) or chief executive officer or by the chief financial officer of its general partner or managing member or other Person authorized to do so by its Organizational Documents, (b) if such Person is a corporation, on behalf of such corporation by its chairman of the board (if an officer) or chief executive officer or its chief financial officer or any vice president, and (c) if such Person is Holdings or any of its Subsidiaries, a Responsible Officer.

“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender, as applicable, and the jurisdiction imposing such Taxes (other than a connection arising from such Lender having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, any Loan Document).

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

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“PAPA” means an arrangement, other than with an Affiliate of any Loan Party, which may be unsecured or secured by a Lien granted in conjunction with purchase contracts for the purchase of Real Estate and which provides for future payments due to the sellers of such Real Estate, which future payments may be made at the time of the sale of homes constructed on such Real Estate (or on a date related to the sale or failure to sell such homes) and which payments may be contingent on the sale price of such homes, which arrangement may include (a) adjustments to the land purchase price, (b) profit participations, (c) community marketing fees and community enhancement fees and (d) reimbursable costs paid by the land developer.

“Parent” means TMHC or any other Person who becomes the ultimate holding company of Holdings and whose ownership of Holdings does not result in a Change in Control.

“Parent Intermediate Holding Company” means any Subsidiary of Parent that is a direct or indirect owner of any Capital Stock of Holdings.

“Participant” has the meaning assigned to that term in Section 10.1D.

“Participant Register” has the meaning specified in Section 10.1D.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA (or any successor thereto).

“Pension Act” means the Pension Protection Act of 2006, as amended.

“Performance Letter of Credit” means any letter of credit of the Borrower or any Subsidiary of the Borrower that is issued for the benefit of a municipality, other Governmental Authority, utility, water or sewer authority, or other similar entity for the purpose of assuring such beneficiary of the letter of credit of the proper and timely completion of construction work.

“Permitted Encumbrances” means the following types of Liens:

(a) Liens for taxes, assessments or other governmental or quasi-governmental charges or claims that (i) are not yet overdue for a period of more than 30 days, (ii) are being contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP, if required, or (iii) solely encumber property abandoned or in the process of being abandoned;

(b) Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, repairmen’s, construction contractors’ and mechanics’ Liens and other similar Liens, in each case so long as such Liens arise in the ordinary course of business and (i) do not individually or in the aggregate have a Material Adverse Effect or (ii) are with respect to amounts that are (x) not yet overdue for a period of more than 30 days or (y) are being contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP, if required;

(c) Liens arising from judgments or decrees for the payment of money in circumstances not constituting an Event of Default under Section 8.7;

(d) Liens incurred or pledges or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security or similar legislation, or to secure (or secure the bonds or other comparable instrument securing) the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds, utility services, developer’s or others’ obligations to make on-site or off-site improvements, obligations to title insurance companies and other similar obligations (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business but not including any Liens imposed under the Pension Benefits Act (Ontario) or any pension standards legislation of any other applicable jurisdiction;

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(e) ground leases or other leases, subleases, licenses or sublicenses in respect of real property on which properties owned or leased by U.S. FinCo, the Borrower or any Subsidiary of U.S. FinCo or the Borrower are located;

(f) easements, rights-of-way, licenses, dedications, covenants, conditions, assessment district or similar Liens in connection with municipal or special district financing, agreements with adjoining landowners or state or local Government Authorities, restrictions (including zoning restrictions, ordinances and similar restrictions), reservations, recorded plats, subdivision maps, Development Agreements, recorded condominium or home owner association documents, defects, exceptions or irregularities in title, encroachments, protrusions, water course rights, rights of water and rights in the nature of easements for walkways, sidewalk, public ways, sewers, drains, gas, soil, steam and water mains or pipelines, electrical lights and power, telephone, television and cable conduits, poles, wires or cables granted to reserved or vested in any Governmental Authority or public or private utility and other similar charges or encumbrances, all of which in the aggregate do not interfere in any material respect with the business of U.S. FinCo, the Borrower and their Subsidiaries, and that were not incurred in connection with and do not secure any Indebtedness (other than in connection with municipal or special district financing) and Liens insured over by title policies obtained by any Loan Party with respect to Real Property Inventory (such Liens being “Insured Liens”);

(g) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease, sublease, license or sublicense in the ordinary course of business;

(h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(i) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued or created for the account of U.S. FinCo or the Borrower or any Subsidiary of U.S. FinCo or the Borrower; provided that such Lien secures only the obligations of U.S. FinCo, the Borrower or such Subsidiaries in respect of such letter of credit;

(j) leases or subleases, licenses or sublicenses granted to others not interfering in any material respect with the business of U.S. FinCo, the Borrower and their Subsidiaries, taken as a whole;

(k) Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of U.S. FinCo, the Borrower and the Restricted Subsidiaries held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business;

(l) Liens arising from precautionary UCC financing statement or similar filings made in respect of operating leases entered into by U.S. FinCo, the Borrower or any Subsidiary of U.S. FinCo or the Borrower;

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(m) Liens for homeowner, condominium and similar association fees, assessments and other payments;

(n) rights of purchasers and borrowers with respect to security deposits, escrow funds and other amounts held by U.S. FinCo, the Borrower or any Subsidiary of U.S. FinCo or the Borrower;

(o) pledges, deposits and other Liens existing under, or required to be made in connection with, (i) earnest money obligations, escrows or similar purpose undertakings or indemnifications in connection with any purchase and sale agreement, (ii) Development Agreements or other contracts entered into with Governmental Authorities (or an entity sponsored by a Governmental Authority) in connection with the entitlement of real property or (iii) agreements for the funding of infrastructure, including in respect of the issuance of community facility district bonds, metro district bonds, subdivision improvement bonds and similar bonding requirements arising the ordinary course of a Real Estate Business;

(p) Liens on or leases of Model Units and additions, accessions, improvements and replacements and customary deposits in connection therewith and proceeds and products therefrom;

(q) assignments of insurance or condemnation proceeds provided to landlords (or their mortgagees) pursuant to the terms of any lease of property leased by U.S. FinCo, the Borrower or any Subsidiary of U.S. FinCo or the Borrower, in each case with respect to the property so leased, and customary Liens and rights reserved in any lease for rent or for compliance with the terms of such lease;

(r) without limiting the scope of clause (f) above, minor encroachments by improvements located on property over adjacent lands and minor encroachments over the property by improvements of adjacent landowners, if existing on the date of the title searches conducted for purposes of Schedule 7.2;

(s) in connection with any specific Liens listed on Schedule 7.2, any postponement of the same to another Permitted Encumbrance which is registered on title;

(t) [Reserved];

(u) [Reserved];

(v) [Reserved];

(w) Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right to set off) and which are within the general parameters customary in the banking industry;

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(x) Liens arising pursuant to vexatious, frivolous or meritless claims, suits, actions or filings initiated, or other similar bad faith actions taken, by a Person that is not an Affiliate of Holdings; provided that a Loan Party is disputing such Lien in good faith and by appropriate proceedings; and

(y) Liens securing reimbursement obligations in respect of Performance Letters of Credit, Construction Bonds or guaranties of performance obligations (such as bid or performance bonds), in each case, incurred in the ordinary course of business.

“Permitted Purchase Money Loans” means, collectively, Seller Purchase Money Loans and Assumed Purchase Money Loans.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, governmental authority or other entity.

“Plan” means (a) any Multiemployer Plan or (b) any single employer plan, as defined in Section 4001(a)(15) of ERISA that is subject to ERISA and (i) is maintained for employees of Holdings, the Borrower or any Subsidiary of Holdings or ERISA Affiliate or (ii) was so maintained and in respect of which Holdings, the Borrower or any Subsidiary of Holdings or ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Prime Rate” means the rate of interest per annum announced from time to time by Citibank, N.A. as its “prime” or “base” commercial lending rate in effect at its principal office in New York City. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Citibank, N.A. or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Pro Forma Basis” means, with respect to compliance with any test or covenant hereunder, compliance with such covenant or test after giving effect to the Transactions or any proposed acquisition, investment, distribution or other action which requires compliance on a pro forma basis, using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired or to be acquired and the consolidated financial statements of Holdings and its Subsidiaries which shall be reformulated as if the Transactions or such acquisition, investment, distribution or other action, and any acquisitions which have been consummated during the period, and any Indebtedness or other liabilities incurred in connection with any such acquisition, investment, distribution or other action had been consummated at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans during such period).

“Pro Rata Share” means (a) with respect to all payments, computations and other matters relating to the Commitments or the Loans (including the allocation of borrowings of Loans pursuant to Section 2.1A, payments of principal in respect of Loans on the Maturity Date pursuant to Section 2.4A(v), any payment of interest in respect of Loans pursuant to Section 2.2, and any payment of Facility Fees pursuant to Section 2.3A) of any Lender, the percentage obtained by dividing (i) the Facility Exposure of that Lender by (ii) the aggregate Facility Exposure of all the Lenders. The Pro Rata Share of each Lender on the Effective Date shall be set forth in the Register.

“Process Agent” has the meaning specified in Section 10.17C.

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“Qualified Real Property Inventory” means, as of any date, Real Property Inventory that is not subject to or encumbered by any Lien, other than (a) Liens described in clauses (a), (b), (c), (d), (e), (f), (g), (j), (m), (o), (q), (r), (t), (u) and (v) of the definition of “Permitted Encumbrances” and in clauses (i) and (xxv) of Section 7.2A, (b) any Lien that has been bonded around so as to remove such Lien as an encumbrance against such Real Property Inventory and (c) any Insured Lien.

“Real Estate” has the meaning assigned to that term in Section 6.1(viii).

“Real Estate Business” means homebuilding, housing construction, real estate (including masterplan) development or construction and the sale of homes, land and related real estate activities, including the provision of mortgage financing, realty brokerage, title insurance or any other business substantially related or reasonably incidental thereto.

“Real Property Inventory” means, as of any date, land that is owned by any Loan Party, which land is developed, is being developed or held for future development or sale, together with the right, title and interest of such Loan Party in and to the streets, the land lying in the bed of any streets, roads or avenues, open or proposed, in or of, the air space and development rights pertaining thereto and the right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments and appurtenances belonging in or in any way appertaining thereto, all fixtures, all easements now or hereafter benefiting such land and all royalties and rights appertaining to the use and enjoyment of such land, together with all of the buildings and other improvements now or hereafter erected on such land, and any fixtures appurtenant thereto and all related property and assets (including any Intangible Assets) whether constructed, installed, acquired or otherwise existing at the time of or after the acquisition of, or initial construction on, such land.

“Reference Lenders” means (a) Citibank, N.A. and (b) another Lender determined by the Administrative Agent with the consent of such Lender and of Holdings, which consent shall not be unreasonably withheld or delayed.

“refinance” means to modify, refinance, replace, renew, refund, repay, restate, defer, substitute, supplement, reissue or extend (including pursuant to any defeasance or discharge mechanisms); and the term “refinances,” “refinanced” and “refinancing” as used for any purpose in this Agreement shall have correlative meanings.

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness shall not exceed the principal amount (or accreted value, if applicable) of the Original Indebtedness outstanding immediately prior to such refinancing except by an amount equal to the unpaid accrued interest and premiums (including tender premiums) thereon and underwriting discounts, defeasance costs and commissions, plus other reasonable amounts paid and fees and expenses incurred in connection with such refinancing, plus an amount equal to any existing unutilized commitment and letters of credit undrawn thereunder, (b) no Refinancing Indebtedness shall have any direct or contingent obligors that are not (or would not have been) obligated with respect to the Original Indebtedness being refinanced (except that a Loan Party may be added as an additional obligor) and (c) such Refinancing Indebtedness shall have a final maturity date equal to or later than the final maturity date of, and have a Weighted Average Life to Maturity equal to or greater than the then remaining Weighted Average Life to Maturity of, the Original Indebtedness.

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“Register” has the meaning assigned to that term in Section 10.1C.

“Registration Statement” means the registration statement on Form S-1 (No. 333-185269), including the prospectus forming a part thereof, filed by TMHC with the SEC and declared effective under the Securities Act.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), or into or out of any property, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property.

“Reorganization Transactions” means the transactions referred to as the “Reorganization Transactions” in the Registration Statement and effected pursuant the Reorganization Agreement dated as of April 9, 2013, among TMHC, New TMM, Holdings, U.S. Holdings, Canada Holdings and the other Persons party thereto.

“Reportable Event” means an event described in Section 4043 of ERISA and the regulations thereunder.

“Requisite Lenders” means Lenders having or holding more than 50% of the aggregate Facility Exposure of all Lenders; provided that the Facility Exposure of any Defaulting Lender shall be disregarded in the determination of the Requisite Lenders at any time.

“Reserve Adjusted Eurodollar Rate” means, with respect to each day during each Interest Period pertaining to a Eurodollar Rate Loan, a rate per annum determined for such day in accordance with the following formula:

                Eurodollar Base Rate

1.00 - Eurocurrency Reserve Requirements

“Responsible Officer” means the President, the Vice President, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Treasurer, the Assistant Treasurer, with respect to certain limited liability companies that do not have officers, any manager thereof, any other senior officer of Holdings or any other Loan Party designated as such in writing to the Administrative Agent by Holdings or such other Loan Party, as applicable, and, with respect to any document delivered on the Effective Date or the Closing Date, the Secretary or the Assistant Secretary of any Loan Party. Any document delivered hereunder that is signed by an Responsible Officer shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of Holdings or any other Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Restricted Subsidiary” means, unless otherwise specified herein, any Subsidiary of the Borrower or U.S. FinCo, in each case other than an Unrestricted Subsidiary.

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“S&P” means S&P Global Ratings, or any successor to its ratings business.

“SEC” means the U.S. Securities and Exchange Commission or any successor thereto.

“Section 6.1 Financials” means the financial statements delivered, or required to be delivered, pursuant to Section 6.1(i) or (ii) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 6.1(iii).

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, the rules and regulations promulgated thereunder, and any successor statute.

“Seller Purchase Money Loan” means, at any time, (a) any loan made to a Loan Party by the seller of Real Property Inventory in a single transaction or separate transactions for the exclusive purpose of purchasing such Real Property Inventory, provided that (i) the original aggregate principal amount of such loan shall not exceed the sum of (x) the purchase price of the Real Property Inventory securing such loan, plus (y) the aggregate amount of costs and expenses incurred in connection with the purchase of such Real Property Inventory and such loan, plus (z) the aggregate amount of all reserves required to be established pursuant to the terms and conditions of such loan and (ii) such loan may only be secured by a security interest on such Real Property Inventory and/or an Equity Pledge and (b) any amendment, modification, extension or refinancing of such loan, provided that with respect to any amendment, modification, extension or refinancing of such loan, (i) the aggregate principal amount thereof shall not exceed the sum of (x) the greater of (A) the outstanding principal amount of, and accrued interest and prepayment premiums and similar amounts on, such loan at the time of such amendment, modification, extension or refinancing and (B) the purchase price of the Real Property Inventory securing such loan, plus (y) the aggregate amount of costs and expenses incurred in connection with such amendment, modification, extension or refinancing, plus (z) the aggregate amount of all reserves required to be established pursuant to the terms and conditions of such amendment, modification, extension or refinancing (less any reserves returned to such Loan Party in connection with such amendment, modification, extension or refinancing) and (ii) such loan (as amended, modified, extended or refinanced) shall not be secured by the assets of any Loan Party other than the Real Property Inventory initially purchased by the applicable Loan Party and improvements constructed thereon and/or an Equity Pledge. Notwithstanding anything to the contrary herein, (A) a loan that satisfies the foregoing requirements set forth in this definition shall be a “Seller Purchase Money Loan” regardless of whether such loan otherwise constitutes Non-Recourse Indebtedness and (B) the obligations under such loan may be guaranteed by a Non-Recourse Indemnity Guaranty or Non-Recourse Payment Guaranty.

“Senior Unsecured Notes” means the 7.75% senior notes due 2020 issued under the Indenture, dated as of April 13, 2012, among the Borrower, Canada Holdings and the trustee named therein from time to time, in an initial aggregate principal amount of $550,000,000 as of April 13, 2012, and in an additional aggregate principal amount of $125,000,000 as of August 21, 2012.

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“Solvent” means, with respect to any Person, that as of the date of determination both (a) (i) the then fair saleable value of the property of such Person, sold as a going concern, is (A) greater than the total amount of liabilities (including contingent liabilities but excluding amounts payable under intercompany promissory notes) of such Person and (B) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person, (ii) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction and (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; (b) such Person is “solvent” within the meaning given that term and similar terms under Applicable Laws relating to fraudulent transfers and conveyances; or (c) in the case of any Person existing under the laws of Canada or any of its Provinces or territories, such Person is not an “insolvent person” within the meaning of the Bankruptcy and Insolvency Act (Canada). For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPE” means (i) an entity formed for the purposes of holding, acquiring, constructing, developing or improving assets whose acquisition, construction, development or improvement will be financed by Non-Recourse Indebtedness or equity Investments in such entity or (ii) an entity acquired by Holdings and its Restricted Subsidiaries whose outstanding Indebtedness is all Non-Recourse Indebtedness.

“Specified Representations” means the representations and warranties set forth in Section 5.1A, Section 5.1B, Section 5.2A(iii), Section 5.2D, Section 5.8, Section 5.12 and Section 5.15C.

“Specified Subsidiary” means, at any date of determination, (a) any Restricted Subsidiary whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 6.1 Financials have been delivered were equal to or greater than 10% of the Consolidated Total Assets of Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower and the Restricted Subsidiaries at such date, (b) any Restricted Subsidiary whose gross revenues for such Test Period were equal to or greater than 10% of the consolidated gross revenues of Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP, or (c) each other Restricted Subsidiary that, when such Restricted Subsidiary’s total assets and gross revenues are aggregated with each other Restricted Subsidiary that is not a Specified Subsidiary, would have (i) total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 6.1 Financials have been delivered that are equal to or greater than 15% of the Consolidated Total Assets of Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower and the Restricted Subsidiaries at such date or (i) gross revenues for such Test Period that are equal to or greater than 15% of the consolidated gross revenues of Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

“Subordinated Debt” means any Indebtedness of a Loan Party that is subordinated in right of payment to the Obligations pursuant to terms reasonably satisfactory to the Administrative Agent.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence

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of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Subsidiary Guarantor” means each wholly-owned Domestic Subsidiary of U.S. FinCo or the Borrower (other than an Unrestricted Subsidiary or an Excluded Subsidiary) on the Effective Date, and each wholly-owned Domestic Subsidiary of U.S. FinCo or the Borrower (other than an Unrestricted Subsidiary or an Excluded Subsidiary) that becomes a party to the Guaranty at any time after the Effective Date pursuant to Section 6.7.

“Successor Borrower” has the meaning assigned to that term in Section 7.6A(i).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges (including Canada Pension Plan and provincial pension plan contributions, employment insurance and workers’ compensation premiums) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto and whether disputed or not.

“Test Period” means, for any determination under this Agreement, the four consecutive fiscal quarters of Holdings then last ended.

“TMHC” means Taylor Morrison Home Corporation, a Delaware corporation.

“Total Indebtedness” means at any time all Indebtedness of the Loan Parties on a consolidated basis.

“Transaction Costs” means the fees, costs and expenses payable by Holdings and its Subsidiaries in connection with the Transactions, including amounts payable to the Administrative Agent and the Lenders.

“Transactions” means (a) the consummation of the Acquisition, (b) the consummation of the Acquired Company Refinancing, (c) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party, and (d) the payment of the Transaction Costs.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code, as amended from time to time and any successor regulations.

“Type” means, with respect to a Loan, its character as a Base Rate or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Unfunded Current Liability” of any Plan or Foreign Plan means the amount, if any, by which the present value of the accrued benefits under the plan as of the close of its most recent plan year, determined in accordance with FASB Accounting Standards Codification 715 as in effect on the Effective Date, based upon the actuarial assumptions that would be used by the plan’s actuary in a termination of the plan, exceeds the Fair Market Value of the assets allocable thereto.

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“Unit” means Qualified Real Property Inventory that is, or is planned to be, comprised of a single-family residential housing unit or a multi-family residential housing unit.

“Unrestricted Cash and Cash Equivalents” means Cash and Cash Equivalents of the Loan Parties that are free and clear of all Liens (other than Liens described in clauses (a), (b), (c), (k), (w), (x) or (y) (to the extent such Lien does not solely consist of deposit of cash) of the definition of the term “Permitted Encumbrances” or in clause (i) or sub-clauses (a) or (b) of clause (xv) of Section 7.2A); provided, that solely for purposes of the proviso to the definition of “Consolidated Total Debt”, the term “Unrestricted Cash and Cash Equivalents” shall mean Unrestricted Cash and Cash Equivalents of the Loan Parties and the Restricted Subsidiaries.

“Unrestricted Subsidiary” means any Subsidiary of Holdings (other than the Borrower, Canada Holdings, U.S. Holdings and U.S. FinCo) that it, U.S. FinCo or the Borrower, designates as an Unrestricted Subsidiary pursuant to Section 6.13 subsequent to the Effective Date.

“U.S. Holdings” has the meaning assigned to that term in the preamble to this Agreement.

“USA PATRIOT Act” means the USA PATRIOT Improvement and Reauthorization Act, Title III of Pub. L. 109-177 (signed into law March 9, 2006, as amended from time to time).

“U.S. Dollars”, “Dollars”, “dollars” or “$” refers to lawful money of the United States of America.

“U.S. FinCo” has the meaning assigned to that term in the preamble to this Agreement.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Voting Stock” means, with respect to any Person, shares of such Person’s Capital Stock having the right to vote for the election of directors of such Person under ordinary circumstances.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

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1.2	Defined Terms; Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.

A. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement (unless expressly referring to another agreement) and (e) the words “asset” and “property” shall be construed to have the same meaning and effect.

B. Except as otherwise expressly provided in this Agreement, (a) all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP and (b) financial statements and other information required to be delivered by Holdings to the Lenders pursuant to clauses (i), (ii), (iv) and (vii) of Section 6.1 shall be prepared in accordance with GAAP (except, with respect to interim financial statements, for the absence of normal year-end audit adjustments and explanatory footnotes) as in effect at the time of such preparation. Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements; provided that, should such accounting principles and policies change and either Holdings or the Requisite Lenders shall so request, the Administrative Agent and Holdings shall negotiate in good faith to amend such provision to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders); provided, further, that, until so amended, such provision shall continue to be interpreted in accordance with GAAP prior to such change therein regardless of whether any such request is given before or after such change in GAAP or in the application thereof.

SECTION 2.

AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1	Commitments; Loans.

A. Each Lender severally agrees to make a loan to the Borrower on the Closing Date in an aggregate principal amount not to exceed the amount of such Lender’s Commitment, to be used for the purposes identified in Section 2.5. Amounts borrowed under this Section 2.1A and repaid may not be reborrowed.

B. Borrowing Mechanics. Loans (including any Loans made as Eurodollar Rate Loans with a particular Interest Period) shall be in an aggregate minimum amount of the Borrowing Minimum and integral multiples of the Borrowing Multiple in excess of that amount. The Borrower shall deliver to the Administrative Agent a Notice of Borrowing not later than 10:00 a.m. (New York time) on the

38	CREDIT AGREEMENT

proposed Closing Date; provided, that, in the case of any Loan requested as a Eurodollar Rate Loan, the Borrower shall deliver such Notice of Borrowing not later than 1:00 p.m. (New York time), at least three Business Days in advance of the proposed Closing Date. The Notice of Borrowing shall specify (i) the proposed Closing Date (which shall be a Business Day), (ii) the amount and Type of Loans requested, (iv) in the case of any Loans requested to be made as Eurodollar Rate Loans, the initial Interest Period requested, and (v) remittance instructions applicable for the Loans requested. Loans may be continued as or converted into Base Rate Loans or Eurodollar Rate Loans in the manner provided in Section 2.2D.

The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Borrowing, Notice of Conversion/Continuation or similar notice believed by the Administrative Agent to be genuine. The Administrative Agent may assume that each Person executing and delivering such a notice was duly authorized, unless the responsible individual acting thereon for the Administrative Agent has actual knowledge to the contrary.

The Borrower shall notify the Administrative Agent prior to the funding of any Loans in the event that any of the matters to which the Borrower is required to certify in the Notice of Borrowing are no longer true and correct as of the Closing Date, and the acceptance by the Borrower of the proceeds of any Loans shall constitute a re-certification by the Borrower, as of the Closing Date, as to the matters to which the Borrower is required to certify in the Notice of Borrowing.

Except as otherwise provided in Sections 2.6B, 2.6C, 2.6D and 2.6G, a Notice of Borrowing for any Loan shall be irrevocable and the Borrower shall be bound to make a borrowing in accordance therewith.

C. Disbursement of Funds. All Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder nor shall the Commitment of any Lender to make the particular type of Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder.

Promptly after receipt by the Administrative Agent of a Notice of Borrowing with respect to a Loan pursuant to Section 2.1B, the Administrative Agent shall notify each Lender of the proposed borrowing and of the amount of such Lender’s Pro Rata Share of the applicable Loans. Each Lender shall make the amount of its Loan available to the Administrative Agent not later than 1:00 p.m. (New York time) on the Closing Date in same-day funds at the Funding and Payment Office. Upon satisfaction or waiver of the conditions precedent specified in Section 4.2, the Administrative Agent shall make the proceeds of such Loans available to the Borrower on the Closing Date by causing an amount of same-day funds equal to the proceeds of all such Loans received by the Administrative Agent from the Lenders, to be credited to the account of the Borrower at the Funding and Payment Office.

Unless the Administrative Agent shall have received notice from a Lender prior to the Closing Date that such Lender will not make available to the Administrative Agent the amount of such Lender’s Loan requested on the Closing Date, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.1A and may, in reliance upon such assumption and in the Administrative Agent’s sole discretion, make available to the Borrower a corresponding amount on the Closing Date. In such event, if a Lender has not in fact made its share

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of the applicable Loan available to the Administrative Agent on the Closing Date, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, for the first three (3) days, at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and, thereafter, the greater of (x) the Base Rate and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such borrowing. Nothing in this paragraph shall relieve any Lender of its obligation to fulfill its commitments hereunder and the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, for the first three days, at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and, thereafter, at the greater of (i) the Base Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

D. Notes. The Borrower shall execute and deliver on the Effective Date to each Lender requesting the same (or to the Administrative Agent for such Lender) a Note substantially in the form of Exhibit IV annexed hereto to evidence that Lender’s Loans, in the principal amount of that Lender’s Commitment. Any Lender not receiving a Note may request at any time that the Borrower issue it such Note on the terms set forth herein, and the Borrower agrees to issue such Note promptly upon the request of a Lender. The Notes and the Obligations evidenced thereby shall be governed by, subject to and benefit from all of the terms and conditions of this Agreement and the other Loan Documents.

2.2	Interest on the Loans.

A. Rate of Interest. Subject to the provisions of Sections 2.2E, 2.6 and 2.7, each Loan shall bear interest on the unpaid principal amount thereof from the date made to maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or the Reserve Adjusted Eurodollar Rate, as the case may be. The applicable basis for determining the rate of interest with respect to any Loan shall be selected by the Borrower initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to Section 2.1B. The basis for determining the interest rate with respect to any Loan may be changed from time to time pursuant to Section 2.2D. If on any day any Loan is outstanding with respect to which notice has not been delivered to the Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate. Subject to the provisions of Sections 2.2E, 2.6 and 2.7, the Loans shall bear interest through maturity as follows:

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(a) if a Base Rate Loan, then at the sum of the Base Rate plus the Applicable Margin; or

(b) if a Eurodollar Rate Loan, then at the sum of the Reserve Adjusted Eurodollar Rate for the relevant Interest Period plus the Applicable Margin.

B. Interest Periods. In connection with each Eurodollar Rate Loan, the Borrower may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an “Interest Period”) to be applicable to such Loan, which Interest Period shall (except as provided in Section 2.1B) be, at the Borrower’s option, a one-, two-, three- or six-month, or, if agreed to by all of the Lenders, shorter than one-month, period; provided that:

(i) the initial Interest Period for any Eurodollar Rate Loan shall commence on the Closing Date, in the case of a Loan initially made as a Eurodollar Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a Eurodollar Rate Loan;

(ii) in the case of immediately successive Interest Periods applicable to a Eurodollar Rate Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

(iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this Section 2.2B, end on the last Business Day of a calendar month;

(v) no Interest Period with respect to any portion of the Loans shall extend beyond the Maturity Date;

(vi) there shall be no more than three Interest Periods in respect of Eurodollar Rate Loans outstanding at any time; and

(vii) in the event the Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Notice of Borrowing or Conversion/Continuation, the Borrower shall be deemed to have selected an Interest Period of one month.

C. Interest Payments. Subject to the provisions of Section 2.2E below, interest on each Loan shall be payable in arrears on each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity, by acceleration or otherwise).

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D. Conversion or Continuation. Subject to the provisions of Section 2.6, the Borrower shall have the option (i) to convert at any time all or any part of the outstanding Loans equal to the Borrowing Minimum and integral multiples of the Borrowing Multiple in excess of that amount from Base Rate Loans to Eurodollar Rate Loans (or vice versa) or (ii) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan, to continue all or any portion of such Loan equal to the Borrowing Minimum and integral multiples of the Borrowing Multiple in excess of that amount as a Eurodollar Rate Loan for another permissible Interest Period.

The Borrower shall deliver a Notice of Conversion/Continuation to the Administrative Agent not later than 1:00 p.m. (New York time) on the proposed conversion date (in the case of a conversion to a Base Rate Loan), and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). A Notice of Conversion/Continuation shall specify (i) the proposed conversion/continuation date (which shall be a Business Day), (ii) the amount and Type of the Loan to be converted/continued, (iii) the nature of the proposed conversion/continuation, (iv) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, the requested Interest Period and (v) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, that no Event of Default has occurred and is continuing. Each conversion or continuance shall be made ratably among the Lenders holding the Loans comprising the affected Borrowing. For purposes of this Section 2.2D, “Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Rate Loans, as to which a single Interest Period is in effect. If the Borrower shall not have given notice in accordance with this Section 2.2D to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.2D to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into a Base Rate Loan.

If the Borrower fails to specify the Type of Loan the applicable Borrowing is to be converted into or continued as, then the applicable Borrowing shall be deemed to have been requested to be converted into or continued as a Base Rate Loan.

Neither the Administrative Agent nor any Lender shall incur any liability to the Borrower in acting upon any notice referred to above that the Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of the Borrower or for otherwise acting in good faith under this Section 2.2D, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans in accordance with this Agreement pursuant to any such notice, the Borrower shall have effected a conversion or continuation, as the case may be, hereunder.

Except as otherwise provided in Sections 2.6B, 2.6C and 2.6G, a Notice of Conversion/Continuation for conversion to, or continuation of, any Eurodollar Rate Loan shall be irrevocable, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith.

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E. Post-Default Interest. At any time that an Event of Default shall have occurred and be continuing, if all or a portion of the principal amount of any Loan or interest thereon or fees or other amounts due hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code, or other applicable bankruptcy or insolvency laws) payable upon demand (a) in the case of principal, at the rate otherwise applicable to such Loan plus 2% per annum and (b) in all other cases, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Loans bearing interest at a rate determined by reference to the Base Rate (computed on the basis of the actual number of days elapsed over a year of 360 days), in each case to the extent permitted by Applicable Laws. Payment or acceptance of the increased rates of interest provided for in this Section 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

F. Computation of Interest. Interest on Loans shall be computed on the basis of a 360-day year (a 365-or 366-day year, as applicable, in the case of Base Rate Loans based on the Prime Rate) and for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

2.3	Fees.

A. Facility Fees. The Borrower agrees to pay to the Administrative Agent, for distribution to each Lender in proportion to that Lender’s Pro Rata Share of the Commitments, facility fees (the “Facility Fees”) for the period from and including the Effective Date to and excluding the Commitment Termination Date equal to (i) the actual daily amount of the unused aggregate Commitments multiplied by (ii) a rate per annum equal to the Facility Fee Rate at such time. In addition, the Facility Fees accrued with respect to the Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that the Facility Fees shall otherwise have been due and payable by the Borrower prior to such time; provided, that no Facility Fees shall accrue on the Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The Facility Fees shall be payable in arrears on the Commitment Termination Date, and shall be calculated based on the actual number of days elapsed over a 360-day year.

B. Annual Administrative Fee. Holdings agrees to pay to the Administrative Agent, for the account of it and its Affiliates, an annual administrative fee in such amounts as may have been or hereafter may be agreed between them from time to time.

C. Other Agent Fees. Holdings and the Borrower agree to pay such other fees to the Administrative Agent as may hereafter be agreed upon from time to time.

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2.4	Repayments and Prepayments; General Provisions Regarding Payments.

A. Prepayments and Reductions in Commitments.

(i) Voluntary Prepayments. The Borrower may, upon not less than (i) two Business Days’ prior written notice, in the case of Eurodollar Rate Loans, or (ii) same day prior written notice, in the case of Base Rate Loans (which notice the Administrative Agent will promptly transmit to each Lender), at any time and from time to time prepay, without premium or penalty, the Loans on any Business Day in whole or in part in an aggregate minimum amount of the Borrowing Minimum and integral multiples of the Borrowing Multiple in excess of that amount or in each case such lesser amount as is then outstanding; provided, however, that in the event the Borrower shall prepay a Eurodollar Rate Loan other than on the expiration of the Interest Period applicable thereto, the Borrower shall, at the time of such prepayment, also pay any amounts payable under Section 2.6D hereof. Notice of prepayment having been given as aforesaid, the Loans shall become due and payable on the prepayment date specified in such notice and in the aggregate principal amount specified therein.

(ii) Termination and Reduction of Commitments.

(a) The Borrower may, upon not less than three Business Days’ prior written notice (which notice the Administrative Agent will promptly transmit to each Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Commitments; provided that any such partial reduction of the Commitments shall be in an aggregate minimum amount of the Borrowing Minimum and integral multiples of the Borrowing Multiple in excess of that amount, or such lesser amount as is then outstanding. The Borrower’s notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Commitments shall be effective on the date specified in such notice and shall reduce the Commitment of each Lender proportionately to its Pro Rata Share.

(b) On the Closing Date, after giving effect to the Loans to be made on the Closing Date, the Commitments (other than the Commitment of any Defaulting Lender, to the extent of a failure by such Defaulting Lender to fund its Loans on the Closing Date) shall be automatically reduced to zero.

(c) Each Lender’s Commitment shall automatically terminate on the Commitment Termination Date.

(d) Prior to the Closing Date, the Commitments shall be automatically reduced on a dollar-for-dollar basis by an amount equal to 100% of the Net Cash Proceeds received by Parent, the Borrower or any of their Subsidiaries from any Debt Incurrence or Equity Offering. The Borrower shall give the Administrative Agent prompt written notice of any mandatory Commitment reduction under this Section 2.4A(ii)(d), which notice shall be accompanied by a reasonably detailed calculation of the applicable Net Cash Proceeds.

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(iii) Mandatory Prepayment. Within five Business Days following the receipt by Parent, the Borrower, Holdings or any of their Subsidiaries of Net Cash Proceeds in respect of any Debt Incurrence or Equity Offering, the Borrower shall prepay Loans in an aggregate principal amount equal to 100% of such Net Cash Proceeds in the manner provided in Section 2.4B. The Borrower shall give the Administrative Agent prompt written notice of any mandatory prepayment under this Section 2.4A(iii), which notice shall be accompanied by a reasonably detailed calculation of the applicable Net Cash Proceeds.

(iv) Application of Prepayments by Type of Loans. Any voluntary prepayments pursuant to Section 2.4A shall be subject to the requirements of Section 2.6C; provided that, any voluntary prepayment shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.6C.

(v) Repayment of Loans on Maturity Date. On the Maturity Date, the Borrower shall repay in full all Loans then outstanding.

B. Application of Payments Under the Guaranty and Certain Other Amounts.

(i) [Reserved].

(ii) Application of Payments Under the Guaranty. All payments received by the Administrative Agent under the Guaranty shall be applied promptly from time to time by the Administrative Agent in the following order of priority:

(a) to the payment of the reasonable costs and expenses of any collection or other realization under such Guaranty, including reasonable compensation to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith, all in accordance with the terms of this Agreement and such Guaranty;

(b) thereafter, to the extent of any excess such payments, to the payment of all other Obligations for the ratable benefit of the holders thereof;

(c) thereafter, to the extent of any excess such payments, to the payment to the applicable Guarantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

C. General Provisions Regarding Payments.

(i) Manner, Time and Currency of Payment. All payments by the Borrower of principal, interest, fees and other Obligations hereunder and under the Notes shall be made in same day funds and without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 1:00 p.m. (New York time) on the date due at the Funding and Payment Office for the account of the Lenders; funds received by the Administrative Agent after that time on such due date shall, at the Administrative Agent’s sole discretion, be deemed to have been paid by the Borrower on the next succeeding Business Day. For purposes of computing interest or fees, any payments under this Agreement that are made later than 2:00 p.m. (New York time) shall be deemed to have been made on the next

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succeeding Business Day, in the Administrative Agent’s sole discretion. The Borrower hereby authorizes the Administrative Agent to charge its accounts with the Administrative Agent in order to cause timely payment to be made to the Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in their accounts for that purpose). Each payment to be made by the Borrower hereunder shall be made in U.S. Dollars.

(ii) Application of Payments to Principal, Interest and Prepayment Fees. All payments and prepayments in respect of the principal amount of any Loan shall include payment of accrued interest and prepayment fees, if any, on the principal amount being repaid or prepaid, and all such payments (and in any event any payments made in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest and prepayment fees, if any, before application to principal.

(iii) Apportionment of Payments. The aggregate principal, prepayment fees and interest payments shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to the Lenders’ respective Pro Rata Shares. The Administrative Agent shall promptly distribute to each applicable Lender, at its applicable Lender Office, its Pro Rata Share of all such payments received by the Administrative Agent and the Facility Fees of such Lender when received by the Administrative Agent pursuant to Section 2.3. Notwithstanding the foregoing provisions of this Section 2.4C(iii) if, pursuant to the provisions of Section 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(iv) Payments on Business Days. Except if expressly provided otherwise, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next preceding Business Day.

(v) Notation of Payment. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect such disposition or the obligations of the Borrower hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

2.5	Use of Proceeds.

The proceeds of any Loans shall be applied on the Closing Date, together with cash on hand of Parent and its Subsidiaries and the proceeds of any New Notes received on or prior to the Closing Date, solely to finance cash consideration payable in connection with the Acquisition and the other Transactions.

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2.6	Special Provisions Governing Eurodollar Rate Loans.

Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

A. Determination of Applicable Interest Rate. As soon as practicable after 11:00 a.m. (New York time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing) to the Borrower and each Lender.

B. Inability to Determine Applicable Interest Rate. In the event that the Administrative Agent shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances arising after the Effective Date affecting the London interbank market, adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Reserve Adjusted Eurodollar Rate, the Administrative Agent shall on such date give notice (in writing) to the Borrower and each Lender of such determination, whereupon (i) no Loans may be made or continued as, or converted to, Eurodollar Rate Loans, until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist (such notification not to be unreasonably withheld or delayed) and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by the Borrower; provided, however, that, at the option of the Borrower, any such Notice of Borrowing may be re-submitted to the Administrative Agent indicating that the Borrower is electing a Base Rate Loan, which Loan shall be funded not later than one Business Day after the date of such Base Rate Loan Notice of Borrowing in accordance with Section 2.1B.

C. Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Borrower and the Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable as a result of contingencies occurring after the Effective Date which materially and adversely affect the London interbank market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (in writing) to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender). Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested pursuant to the Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert

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into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested pursuant to a Notice of Conversion/Continuation, the Borrower shall have the option, subject to the provisions of Section 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (in writing) to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms of this Agreement.

D. Compensation For Breakage or Non-Commencement of Interest Periods. The Borrower shall compensate the Administrative Agent, upon written request by any Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to the lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any actual loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds, but excluding any loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation, (ii) if any payment (including any prepayment pursuant to Section 2.4A(iv) or assignment pursuant to Section 2.8 or Section 10.5B) or conversion of any of its Eurodollar Rate Loans occurs on a date that is not the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by the Borrower, or (iv) as a consequence of any other default by the Borrower in the repayment of any Eurodollar Rate Loans when required by the terms of this Agreement.

E. Booking of Loans. Any Lender may make, carry or transfer Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

F. Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.6 and under Section 2.7A shall be made as though that Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of Reserve Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period, through the transfer of such Eurodollar deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.6 and under Section 2.7A.

G. Eurodollar Rate Loans After Default. After the occurrence of and during the continuation of a Default or Event of Default, (i) the Borrower may not elect to have a Loan be made or maintained as, or converted to, a Eurodollar Rate Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of Section 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be rescinded by the Borrower.

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2.7	Increased Costs; Taxes.

A. Increased Costs Generally. If any Change in Law shall: (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any reserve requirement reflected in the Reserve Adjusted Eurodollar Rate); (ii) subject any Lender to any Taxes (other than (A) Excluded Taxes, (B) Indemnified Taxes, (C) Other Taxes and (D) Other Connection Taxes on gross or net income, profits or receipts (including value-added or similar Taxes)) with respect to this Agreement, any Eurodollar Rate Loans made by it, or its deposits, reserves, other liabilities or capital attributable thereto; or (iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans hereunder made by such Lender; and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligations to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then upon request of such Lender the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

B. Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or the applicable Lender Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

C. Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 2.7A or 2.7B and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

D. Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

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E. Taxes.

(i) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if any Withholding Agent shall be required by Applicable Laws to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable by the Borrower shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.7E) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Withholding Agent (which shall be the Administrative Agent if the Borrower is a U.S. person) shall make such deductions and (iii) the Withholding Agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(ii) Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (i) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Laws.

(iii) Indemnification by the Borrower. The Loan Parties shall indemnify the Administrative Agent and each Lender within 20 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.7E) paid by the Administrative Agent or Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate stating the amount of such payment or liability and setting forth in reasonable detail the calculation thereof delivered to the Borrower by an Agent, or a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(iv) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent and the Borrower for the full amount of any Excluded Taxes attributable to such Lender that are paid or payable by the Administrative Agent and the Borrower in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this paragraph (iv) shall be paid within 20 days after the Borrower or the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Excluded Taxes so payable by the Borrower or the Administrative Agent. Such certificate shall be conclusive of the amount so payable absent manifest error.

(v) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(vi) Status of Lenders.

(a) The Administrative Agent or any Lender, if requested by the Borrower or the Administrative Agent, shall deliver documentation prescribed by Applicable Laws or the published administrative practice of a relevant Governmental Authority when reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not the Administrative Agent or such Lender is subject to withholding, backup withholding or information reporting requirements.

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(b) Without limiting the generality of the foregoing, for so long as the Borrower is a U.S. Person,

(i) each Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) a properly completed and duly executed Internal Revenue Service Form W-9;

(ii) each Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), whichever of the following is applicable: (i) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, claiming eligibility for benefits of an income tax treaty to which the United States of America is a party, (ii) duly completed copies of Internal Revenue Service Form W-8ECI, (iii) duly completed copies of Internal Revenue Service Form W-8IMY, (iv) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the applicable Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E or (v) any other form prescribed by Applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding Tax and reasonably requested by the Borrower or the Administrative Agent duly completed together with such supplementary documentation as may be prescribed by Applicable Laws and reasonably requested by the Borrower or the Administrative Agent to permit the Borrower to determine the withholding or deduction required to be made. A Lender shall not be required to deliver any form or statement pursuant to this Section 2.7E(vi) that such Foreign Lender is not legally able to deliver;

(iii) if a payment made to a Lender under this Agreement would be subject to U.S. Federal withholding Tax imposed by FATCA, such Lender shall deliver to the Borrower or the Administrative Agent, at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment; and

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(iv) the Administrative Agent shall deliver to the Borrower (in such number of copies as shall be requested by the Borrower) on or prior to the date on which the Administrative Agent becomes the Administrative Agent under this Agreement (and from time to time thereafter (i) promptly upon the obsolescence, expiration or invalidity of any form previously delivered by the Administrative Agent and (ii) upon the request of the Borrower) a properly completed and duly executed Internal Revenue Service Form W-9 or W-8IMY (or any other form prescribed by Applicable Laws as the basis for claiming complete exemption from United States federal withholding Tax and reasonably requested by the Borrower) certifying the Administrative Agent’s entitlement as of such date to a complete exemption from United States federal withholding Tax with respect to payments to be made under this Agreement and the other Loan Documents.

(v) if the Administrative Agent is a U.S. branch described in Section 1.1441-1(b)(2)(iv)(A) of the Treasury Regulations and delivers to the applicable Borrower a properly completed and duly executed Internal Revenue Service Form W-8IMY pursuant to Section 2.7E(vi)(b)(iv) certifying that the Administrative Agent is a U.S. branch and intends to be treated as a U.S. person for purposes of withholding under Chapter 3 of the Code, then the Borrower and the Administrative Agent shall treat the Administrative Agent as a U.S. person for purposes of withholding under Chapter 3 of the Code, pursuant to Section 1.1441-1(b)(2)(iv) of the Treasury Regulations.

(vii) Treatment of Certain Refunds. If any party determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified pursuant to this Section 2.7E (including additional amounts paid pursuant to Section 2.7E(i)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 2.7E with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such indemnifying party, upon the request of such indemnified party, agrees to repay to such indemnified party the amount paid over to such indemnified party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

2.8	Mitigation Obligations; Replacement of Lenders.

A. Designation of a Different Lender Office. If any Lender requests compensation under Section 2.7A or 2.7B, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.7E, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Lender Office for

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making, funding or maintaining its Commitments or Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.7, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

B. Replacement of Lenders. If any Lender requests compensation under Section 2.7A or 2.7B, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.7E, or if any Lender is a Defaulting Lender, or if any Lender has determined that it is unable to make, maintain or continue its Eurodollar Rate Loans in accordance with Section 2.6C hereof, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.1), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.1B(i)(e), (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.6D) from such Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) such Eligible Assignee is able to make, maintain or continue, as applicable, Eurodollar Rate Loans, (iv) in the case of any such assignment resulting from a claim for compensation under Section 2.7A or 2.7B or payments required to be made pursuant to Section 2.7E, such assignment will result in a reduction in such compensation or payments thereafter, and (v) such assignment does not conflict with Applicable Laws. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

2.9	Defaulting Lenders.

Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

A. Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to any right of setoff shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any

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Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Sections 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Lenders other than Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with their Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.9A shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

B. Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, funds its Loans or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with their Pro Rata Shares, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 3.

[RESERVED]

SECTION 4.

CONDITIONS

4.1	Conditions to Effectiveness.

The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent:

A. The Administrative Agent (or its counsel) shall have received (i) this Agreement, executed and delivered by the Borrower, Holdings, Canada Holdings, U.S. Holdings, U.S. Finco and each of the Lenders, (ii) the Guaranty, executed and delivered by each Loan Party, and (iii) a Note in favor of each Lender who shall have requested the same, executed by the Borrower, and each of the foregoing shall be in full force and effect.

B. The Lenders and the Administrative Agent shall have received payment of all fees, and, to the extent invoiced at least three Business Days prior to the Effective Date, reimbursement of all reasonable and documented expenses, required to be paid or reimbursed by the Loan Parties in connection with the transactions contemplated hereby on or before the Effective Date.

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4.2	Conditions to Making of Loans on Closing Date.

The obligations of the Lenders to make Loans to the Borrower on the Closing Date are subject to the following further conditions precedent:

A. The Specified Representations shall be true and correct in all material respects (unless qualified as to materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects), after giving effect to the Transactions, on and as of the Closing Date to the same extent as though made on and as of the Closing Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (unless qualified as to materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects) on and as of such earlier date.

B. The Merger Agreement Representations shall be true and correct in all respects, except for any inaccuracy thereof that provides neither Parent nor any of its Subsidiaries the right under the Merger Agreement not to consummate the Acquisition.

C. Since June 7, 2018, there shall not have occurred any Effect (as defined in the Merger Agreement as in effect on such date) that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in the Merger Agreement as in effect on such date).

D. The Acquisition shall have been, or substantially concurrently with the funding of the Loans shall be, consummated, in each case pursuant to and on the terms set forth in the Merger Agreement and without giving effect to amendments, waivers, consents or other modifications after the date thereof that are materially adverse to the Arranger or the Lenders (in their capacities as such) without the consent of the Arranger, not to be unreasonably withheld, conditioned or delayed (it being agreed that (a) any increase in purchase price that (i) solely with respect to the cash portion of the purchase price, does not exceed 10% in the aggregate, (ii) is funded with equity of Parent (or other equity reasonably satisfactory to the Arranger) and/or (iii) is pursuant to any purchase price or similar adjustment provision set forth in the Merger Agreement as in effect of the date thereof, in each case, shall not be deemed to be materially adverse to the Arranger or the Lenders and shall not require the consent of the Arranger (it being agreed that any increase in the cash portion of the purchase price in excess of 10% in the aggregate that is not pursuant to such a provision of the Merger Agreement in accordance with clause (a)(iii) above shall be deemed to be materially adverse to the interests of the Arranger and the Lenders), (b) any decrease in purchase price that (i) solely with respect to the cash portion of the purchase price, does not exceed 10% in the aggregate or (ii) is pursuant to any purchase price or similar adjustment provision set forth in the Merger Agreement as in effect on the date hereof, in each case, shall not be deemed to be materially adverse to the Arranger or the Lenders and shall not require the consent of the Arranger so long as such decrease in the cash portion of the purchase price shall reduce dollar-for-dollar the Commitments (it being agreed that any decrease in the cash portion of the purchase price in excess of 10% in the aggregate that is not pursuant to such a provision of the Merger Agreement in accordance with clause (b)(ii) above shall be deemed to be materially adverse to the Arranger and the Lenders)), and (c) any change to the definition of the term “Company Material Adverse Effect” shall be deemed to be materially adverse to the Arranger and the Lenders.

E. The Acquired Company Refinancing shall have been, or substantially concurrently with the funding of the Loans shall be, consummated.

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F. The Arranger shall have received (a) U.S. GAAP audited consolidated balance sheets and related statements of income or operations, stockholders’ or partners’, as the case may be, equity and cash flows of each of Holdings and the Acquired Company for the fiscal years ended December 31, 2015, December 31, 2016 and December 31, 2017 (or such lesser number of fiscal years as may be required by the Acquired Company’s significance pursuant to the Regulation S-X significance tests) (and the related audit report or reports), (b) U.S. GAAP unaudited consolidated balance sheets and related statements of income or operations, (solely in the case of Holdings) stockholders’ or partners’, as the case may be, equity and cash flows of each of Holdings and the Acquired Company (subject to normal year-end adjustments and the absence of footnotes) for each subsequent fiscal quarter (other than any fourth fiscal quarter) ended at least 45 days before the Closing Date (and comparable periods for the prior fiscal year) and (c) customary pro forma consolidated financial statements of Holdings and its consolidated Subsidiaries after giving effect to the Transactions, as of the end of and for the most recently ended fiscal year of Holdings and the interim period after such most recently ended fiscal year (and the corresponding period in the prior fiscal year), in respect of each of clauses (a) through (c) meeting the requirements of Rule 3.05 and Article 11 of Regulation S-X under the Securities Act and the relevant SEC rules and regulations applicable to an offering on Form S-3, regardless of when Parent is required to file such financial statements; provided that filing of the required financial statements on Form 10-K and Form 10-Q by TMHC and the Acquired Company will satisfy the foregoing requirements in respect of Holdings and the Acquired Company (provided that the Arranger is furnished consolidating information that explains in reasonable detail the differences between the information relating to TMHC, on the on the one hand, and the information relating to Holdings and its consolidated Subsidiaries on a stand-alone basis, on the other hand). The Arranger hereby acknowledges that the requirements of the foregoing clauses (a) and (b) with respect to periods for which TMHC and the Acquired Company have filed financial statements on Form 10-K and Form 10-Q have been satisfied; provided, in each case, that a subsequent Form 8-K, Item 4.02 has not been filed with respect to such financial statements.

G. The Administrative Agent shall have received a supplement to the Guaranty in substantially the form of Exhibit A thereto, duly executed by the Acquired Company and each of its Subsidiaries that is required to become a Guarantor in accordance with Section 6.7 or the Acquired Company and each of its Subsidiaries that is required to become a Guarantor in accordance with Section 6.7 shall have duly executed and delivered the Guaranty.

H. All fees required to be paid on or prior to the Closing Date to the Administrative Agent, the Arranger and the Lenders pursuant to this Agreement, any other Loan Document or the Fee Letters, and, to the extent invoiced at least three Business Days prior to the Closing Date, all reasonable and documented expenses required to be paid or reimbursed to the Administrative Agent and the Arranger on or prior to the Closing Date in connection with the transactions contemplated hereby, shall have been paid (which amounts may be offset against the proceeds of the Loans).

I. The Administrative Agent shall have received, in accordance with the provisions of Section 2.1B, an executed Notice of Borrowing, signed by a Responsible Officer on behalf of the Borrower.

J. The Administrative Agent and its counsel shall have received executed copies of favorable written opinions of Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel for the Loan Parties, and each local counsel listed on Schedule 4.2, in each case, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, dated as of the Closing Date.

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K. Each Loan Party shall have delivered to the Administrative Agent and each of the Lenders the following, each, unless otherwise noted, dated the Closing Date:

(i) Certified copies of the certificate of incorporation, organization or formation, together with a good standing certificate, certificate of status or certificate of compliance (as applicable) from the applicable Governmental Authority of its jurisdiction of incorporation, organization or formation, each dated a recent date prior to the Closing Date (or, in lieu of such certificate of incorporation, organization or formation, a certification by a Responsible Officer that there has been no change to such certificate of incorporation, organization or formation since the most recent copy delivered to the Administrative Agent, together with a good standing certificate, certificate of status or certificate of compliance (as applicable) from the applicable Governmental Authority of its jurisdiction of incorporation, organization or formation dated a recent date prior to the Closing Date);

(ii) Copies of its Organizational Documents, other than such Organizational Documents required to be delivered under clause (i) above, certified as of the Closing Date by its corporate secretary or an assistant secretary;

(iii) A certification by a Responsible Officer, certified as of the Closing Date, that board resolutions or similar authorizing documents authorizing the execution, delivery and performance of this Agreement and the other Loan Documents, the borrowing of the Loans hereunder and the other transactions contemplated hereby and thereby, have been approved by the Board of Directors of each Loan Party and that such resolutions or documents are in full force and effect without modification or amendment; and

(iv) An incumbency certificate of its Responsible Officers executing the Loan Documents to which it is a party.

L. The Administrative Agent shall have received (i) a certificate executed by a Responsible Officer of Holdings or the Borrower, certifying as to the satisfaction of the conditions precedent specified in paragraphs A, B, C, D and E of this Section 4.2 and (ii) a certificate executed by the chief financial officer of Holdings, certifying that Holdings and its Subsidiaries, on a consolidated basis after giving effect to the Transactions, are Solvent.

M. At least three Business Days before the Closing Date, the Administrative Agent and the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation the USA PATRIOT Act and the Beneficial Ownership Regulation, in each case to the extent requested at least 10 Business Days prior to the Closing Date.

SECTION 5.

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make the Loans, each of Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo and the Borrower jointly and severally represents and warrants to the Administrative Agent and each Lender, on the Effective Date and on the Closing Date, that:

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5.1	Corporate Status; Corporate Power and Authority; Enforceability; Subsidiaries.

A. Corporate Status. Each of Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower and each Subsidiary Guarantor (a) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

B. Corporate Power and Authority; Enforceability. Each Loan Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. Each Loan Party has duly executed and delivered each Loan Document to which it is a party and each such Loan Document constitutes the legal, valid and binding obligation of such Loan Party enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law). Each Loan Party and each of the Specified Subsidiaries (a) is in compliance with all Applicable Laws and (b) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted except, in each case to the extent that failure to be in compliance therewith could not reasonably be expected to have a Material Adverse Effect.

C. Subsidiaries. On the Effective Date, Holdings does not have any Subsidiaries other than the Subsidiaries listed on Schedule 5.1C. Schedule 5.1C describes the direct and indirect ownership interest of Holdings in each Subsidiary as of the Effective Date.

5.2	No Violation; Governmental Approvals.

A. No Violation. None of (a) the execution, delivery and performance by any Loan Party of the Loan Documents to which it is a party and compliance with the terms and provisions thereof, (b) the consummation of the other Transactions or (c) the consummation of the transactions contemplated hereby or thereby on the relevant dates therefor, will (i) contravene any applicable provision of any material Applicable Law of any Governmental Authority, (ii) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any of Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower or any of the Subsidiary Guarantors pursuant to, (x) the terms of any material indenture, loan agreement, lease agreement, mortgage or deed of trust or (y) any other material Contractual Obligation, in the case of either clause (x) and (y) to which Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower or any of the Subsidiary Guarantors is a party or by which they or any of their property or assets is bound or (iii) violate any provision of the Organizational Documents of Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower or any of the Subsidiary Guarantors, except with respect to any conflict, breach of contravention or default (but not creation of Liens) referred to in clause (ii)(y), to the extent that such conflict, breach, contravention or default could not reasonably be expected to have a Material Adverse Effect.

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B. Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required in connection with (a) the execution, delivery and performance of any Loan Document or (b) the legality, validity, binding effect or enforceability of any Loan Document, except consents, approvals, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect, unless, in the case of either clause (a) or clause (b), the failure to obtain or make any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

C. [Reserved].

D. Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation U or X of the Board.

5.3	Financial Statements.

The Historical Financial Statements present fairly in all material respects the financial position and results of operations of Holdings and its consolidated Subsidiaries at the respective dates of such information and for the respective periods covered thereby, subject, in the case of the unaudited financial information, to changes resulting from audit, normal year end audit adjustments and the absence of footnotes. Such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes thereto.

5.4	No Material Adverse Change.

Since December 31, 2017, no event or change has occurred that has caused or could reasonably be expected to cause, either individually or in the aggregate, a Material Adverse Effect.

5.5	Title to Properties; Liens; Intellectual Property.

A. Title to Properties; Liens. As of the Effective Date and as of the Closing Date, each of Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower and the Subsidiary Guarantors, have good and marketable title to, a valid leasehold interest in, or easements, licenses or other limited property interests in, all properties (other than Intellectual Property, which is dealt with solely in Section 5.5C) that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than Liens permitted or not otherwise prohibited by this Agreement) and except where the failure to have such good title could not reasonably be expected to have a Material Adverse Effect.

B. [Reserved].

C. Intellectual Property. Each of Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower and each of the Subsidiary Guarantors have good and marketable title to, or a valid license or right to use, all patents, trademarks, servicemarks, trade names, copyrights and all applications therefor, and all other intellectual property rights (collectively, “Intellectual Property”), free and clear of all Liens (other than Liens permitted or not otherwise prohibited by Section 7.2A), that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to have any such rights could not reasonably be expected to have a Material Adverse Effect.

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5.6	Litigation; Compliance with Laws.

There are no actions, suits or proceedings (including Environmental Claims) pending or, to the knowledge of Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo or the Borrower, threatened against Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower, any Subsidiary Guarantor or any Specified Subsidiary that could reasonably be expected to result in a Material Adverse Effect. None of Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower, any of the Subsidiary Guarantors or any of the Specified Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including the USA PATRIOT Act and any zoning and building law, ordinance, code or approval, or permits, any Environmental Law), or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

5.7	Payment of Taxes.

Holdings and each of its Subsidiaries have filed on a timely basis all federal Canadian and U.S. income Tax returns (as applicable) and all other material Tax returns, domestic and foreign, required to be filed by them and have paid all material Taxes and assessments payable by them that have become due, other than those not overdue by more than 30 days or being contested in good faith (and for which adequate reserves have been established). Each of Holdings and its Subsidiaries (as applicable) have paid, or have provided adequate reserves (in the good faith judgment of the management of Holdings) in accordance with GAAP for the payment of, all material federal Canadian and U.S., state, provincial and foreign income taxes applicable for all prior Fiscal Years and for the current Fiscal Year to the Effective Date.

5.8	Governmental Regulation.

None of the Loan Parties is required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.9	Compliance with ERISA and Similar Applicable Law.

A. Each Plan is in compliance with ERISA, the Code and any Applicable Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; no Multiemployer Plan is insolvent or in reorganization (or is reasonably likely to be insolvent or in reorganization), and no written notice of any such insolvency or reorganization has been given to any of Holdings, the Borrower or any of their respective Subsidiaries or any ERISA Affiliate; no Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); no Multiemployer Plan has received notice concerning the imposition of any withdrawal liability; no Plan has failed to satisfy the minimum funding standard (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, or has an accumulated or waived funding deficiency (or is reasonably likely to have such a deficiency); no Plan has filed, pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, an application for a waiver of the minimum funding standard with respect to any Plan; none of Holdings, the Borrower, any of their respective Subsidiaries or any ERISA Affiliate has incurred (or is reasonably likely expected to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan; no Plan is, or is expected to

60	CREDIT AGREEMENT

be, in “at risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA; no proceedings have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Plan to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to any of Holdings, the Borrower or any of their respective Subsidiaries or any ERISA Affiliate; and the conditions for imposition of a lien that could be imposed under the Code or ERISA on the assets of any of Holdings, the Borrower or any of their respective Subsidiaries or any ERISA Affiliate do not exist (or are not reasonably likely to exist) nor has Holdings, the Borrower or any of their respective Subsidiaries or any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of any of Holdings, any of its Subsidiaries or any ERISA Affiliate on account of any Plan, except to the extent that a breach of any of the representations, warranties or agreements in this Section 5.9 would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect. No Plan has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 5.9, be reasonably likely to have a Material Adverse Effect. With respect to Multiemployer Plans, the representations and warranties in this Section 5.9, other than any made with respect to (a) liability under Section 4201 or 4204 of ERISA or (b) liability for termination or reorganization of such Plans under ERISA, are made to the best knowledge of Holdings or the Borrower.

B. Each Foreign Plan is in compliance with Applicable Law and the respective requirements of the governing documents for such plan; with respect to each Foreign Plan, none of Holdings, the Borrower, any of their respective Subsidiaries, any ERISA Affiliate or any of their respective directors, officers, employees or agents has engaged in a transaction that could subject Holdings, the Borrower or any of their respective Subsidiaries or any ERISA Affiliate, directly or indirectly, to a tax or civil penalty; reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with Applicable Law or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Plan is maintained; and no Foreign Benefit Event has occurred, except to the extent that a breach of any of the foregoing representations, warranties or agreements in this Section 5.9 would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect. No Foreign Plan has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 5.9, be reasonably likely to have a Material Adverse Effect.

5.10	Environmental Matters.

A. Except as could not reasonably be expected to have a Material Adverse Effect, (i) Holdings and each of its Subsidiaries is in compliance with all Environmental Laws in all jurisdictions in which Holdings or such Subsidiary, as the case may be, is currently doing business (including having obtained all permits required under Environmental Laws) and (ii) none of Holdings or any of its Subsidiaries has become subject to any pending or, to the knowledge of Holdings or the Borrower, threatened Environmental Claim or any other Environmental Liability, or knows of any basis therefor or has received any notice thereof.

B. None of Holdings or any of its Subsidiaries has treated, stored, transported or Released Hazardous Materials at or from any currently or formerly owned Real Estate or facility relating to its business in a manner that could reasonably be expected to have a Material Adverse Effect.

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5.11	Employee Matters.

There is no strike or work stoppage in existence or threatened involving Holdings, the Borrower, Canada Holdings, U.S. Holdings, U.S. FinCo, any Subsidiary Guarantor or any Specified Subsidiary that could reasonably be expected to have a Material Adverse Effect.

5.12	Solvency.

On the Effective Date, and immediately after giving effect to the borrowing of the Loans and the consummation of the other Transactions to occur on the Closing Date, Holdings and its Subsidiaries, on a consolidated basis, are Solvent.

5.13	[Reserved].

5.14	True and Complete Disclosure.

A. Factual Information and Data. None of the factual information and data (taken as a whole) heretofore or contemporaneously furnished by any Loan Party or any of its authorized representatives in writing to the Administrative Agent or any Lender on or before the Closing Date (including all information contained in the Loan Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement of material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not materially misleading at such time (after giving effect to all supplements so furnished prior to such time) in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of this Section 5.14A, such factual information and data shall not include projections, pro forma financial information or information of a general economic or general industry nature.

B. Projections and Pro Forma Financial Information. The projections and pro forma financial information contained in the information and data referred to in paragraph A of this Section 5.14 were prepared in good faith based upon assumptions believed by Holdings and the Borrower to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

5.15	Anti-Corruption Laws; Sanctions.

A. Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower, and each of their respective Subsidiaries and, to the Knowledge of Holdings and the Borrower, any director, officer, agent or employee of Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower or any of their respective Subsidiaries are in compliance with all applicable sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury (“Sanctions”) and with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) and any other applicable anti-corruption law, in all material respects. Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower, and each of their respective Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance with applicable Sanctions, the FCPA and any other applicable anti-corruption laws.

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B. None of Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower or any of their respective Subsidiaries nor, to the Knowledge of Holdings or the Borrower, any director, officer, agent or employee of Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower or any of their respective Subsidiaries is currently (i) the target of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department or (ii) located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive Sanctions.

C. The Borrower will not, directly or indirectly, use the proceeds of the Loans or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law, or (ii) (A) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the target of Sanctions, or (B) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as Administrative Agent, Arranger, underwriter, advisor, investor, or otherwise).

5.16

Insurance. Schedule 5.16 sets forth a true, complete and correct description of all material insurance policies maintained by or on behalf of U.S. FinCo, the Borrower and the Subsidiary Guarantors as of the Effective Date. As of such date, such insurance is in full force and effect and all premiums have been duly paid. U.S. FinCo, the Borrower, Holdings, Canada Holdings, U.S. Holdings, and the Subsidiary Guarantors have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.

SECTION 6.

AFFIRMATIVE COVENANTS

Each of Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo and the Borrower covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than contingent indemnification obligations not then due and payable), unless the Requisite Lenders shall otherwise give prior written consent, each of Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo and the Borrower shall perform, and shall cause each of their respective Subsidiaries (to the extent applicable) to perform, all covenants in this Section 6.

6.1	Financial Statements and Other Reports.

Holdings will furnish to the Administrative Agent for prompt further distribution to each Lender:

(i) Quarterly Financials. As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC with respect to each of the first three quarterly accounting periods in each Fiscal Year of Holdings (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 45 days after the end of each such quarterly accounting period), the consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such quarterly period and the related

63	CREDIT AGREEMENT

consolidated statement of operations for such quarterly accounting period and for the elapsed portion of the Fiscal Year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for the elapsed portion of the Fiscal Year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior Fiscal Year or, in the case of such consolidated balance sheet, for the last day of the prior Fiscal Year, subject to changes resulting from audit, normal year-end audit adjustments and the absence of footnotes. Notwithstanding the foregoing, the obligations in this clause (i) may be satisfied with respect to financial information of Holdings and its consolidated Subsidiaries by furnishing (A) the applicable financial statements of Parent or (B) Parent’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Parent, on the one hand, and the information relating to Holdings and its consolidated Subsidiaries on a stand-alone basis, on the other hand.

(ii) Year-End Financials. As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 90 days after the end of each such Fiscal Year), the consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such Fiscal Year, and the related consolidated statement of operations and cash flows for such Fiscal Year, setting forth comparative consolidated figures for the preceding Fiscal Year, and certified by independent registered public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of Holdings and its consolidated Subsidiaries as a going concern, together in any event with a certificate of the accounting firm providing the audit opinion required by this Section 6.1(ii) stating that in the course of its regular audit of the business of Holdings and its consolidated Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Event of Default relating to Section 7.5 that has occurred and is continuing or, if in the opinion of such accounting firm such an Event of Default has occurred and is continuing, a statement as to the nature thereof. Notwithstanding the foregoing, the obligations in this Section 6.1(ii) may be satisfied with respect to financial information of Holdings and its consolidated Subsidiaries by furnishing (A) the applicable financial statements of Parent or (B) Parent’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), (x) such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Parent, on the one hand, and the information relating to Holdings and its consolidated Subsidiaries on a stand-alone basis, on the other hand, and (y) to the extent such information is in lieu of information required to be provided under this Section 6.1(ii), such materials are accompanied by an opinion of an independent registered public accounting firm of recognized national standing, which opinion shall not be qualified as to the scope of audit or as to the status of the direct or indirect parent of Holdings, as applicable) and its consolidated Subsidiaries as a going concern.

(iii) Officer’s Certificates. At the time of the delivery of the Section 6.1 Financials, an Officer’s Certificate in the form annexed hereto as Exhibit VI to the effect that no Event of Default exists or, if any Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (A) the calculations required to establish whether Holdings,

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U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower and the Restricted Subsidiaries were in compliance with the provisions of Section 7.5 as at the end of such Fiscal Year or period, as the case may be, (B) a specification of any change in the identity of the Restricted Subsidiaries and Unrestricted Subsidiaries as at the end of such Fiscal Year or period, as the case may be, from the Restricted Subsidiaries and Unrestricted Subsidiaries, respectively, provided to the Lenders on the Effective Date or the most recent Fiscal Year or period, as the case may be and (C) the Capitalization Ratio at the end of the Fiscal Year or period to which such Officer’s Certificate relates.

(iv) [Reserved].

(v) Events of Default, Litigation. Promptly after a Responsible Officer of Holdings, the Borrower or any of the Subsidiary Guarantors obtains actual knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or an Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action Holdings or the Borrower proposes to take with respect thereto and (ii) any litigation or governmental proceeding pending against Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower or any of the Subsidiary Guarantors that could reasonably be expected to result in a Material Adverse Effect.

(vi) ERISA and Similar Applicable Law. Promptly after Holdings, the Borrower or any Subsidiary Guarantor knows or reasonably should have known of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, an Officer’s Certificate of Holdings or the Borrower setting forth details as to such occurrence and the action, if any, that Holdings, the Borrower, such Subsidiary Guarantor or any applicable ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by Holdings, the Borrower, such Subsidiary Guarantor, such ERISA Affiliate, the PBGC (or other applicable Governmental Authority (in the case of a Foreign Plan)), a Plan or Foreign Plan participant (other than notices relating to an individual participant’s benefits) or the Plan or Foreign Plan administrator with respect thereto:

(a) with respect to any Plan: that a Reportable Event has occurred; that a Plan has failed to satisfy the minimum funding standard (or has incurred an accumulated funding deficiency) or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a Plan having an Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or will result in a Lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against Holdings, the Borrower or any of their respective Subsidiaries or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the PBGC has notified Holdings, any Subsidiary thereof or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that Holdings, the Borrower or any of their respective Subsidiaries or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412

65	CREDIT AGREEMENT

of the Code with respect to a Plan; or that Holdings, the Borrower or any of their respective Subsidiaries or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code and promptly following any request therefor, on and after the effectiveness of Title V of the Pension Act, copies of (i) any documents described in Section 101(k)(1) of ERISA that Holdings, the Borrower or any of their respective Subsidiaries or any ERISA Affiliates may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that Holdings, the Borrower or any of their respective Subsidiaries or any ERISA Affiliates may request with respect to any Multiemployer Plan; provided that if Holdings, the Borrower or any of their respective Subsidiaries or any ERISA Affiliates has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, Holdings, the Borrower or any of their respective Subsidiaries or any ERISA Affiliates shall promptly after the request of any Lender make a request for such documents or notices from the such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof; and

(b) with respect to any Foreign Plan: that a Foreign Benefit Event has occurred.

(vii) Financial Plans. Within 90 days after the commencement of each Fiscal Year of Holdings, a budget of Holdings and its Subsidiaries in reasonable detail for the Fiscal Year as customarily prepared by management of Holdings for its internal use consistent in scope with the financial statements provided pursuant to Section 6.1(ii), setting forth the principal assumptions upon which such budget is based.

(viii) Environmental Matters. Promptly after obtaining knowledge of any one or more of the following environmental matters, unless such environmental matters would not, individually or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect, notice of:

(a) any pending or threatened Environmental Claim against Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower or any of their Subsidiaries or any Real Estate;

(b) any condition or occurrence on any Real Estate that (x) results in noncompliance by Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower or any of their Subsidiaries with any Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower or any of their Subsidiaries or any Real Estate;

(c) any condition or occurrence on any Real Estate that could reasonably be anticipated to cause any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; and

(d) the taking of any removal or remedial action in response to the actual or alleged presence or Release of any Hazardous Material on any Real Estate.

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All such notices shall describe in reasonable detail the nature of the Environmental Claim, condition, occurrence or removal, remedial action and the response thereto. The term “Real Estate” means land, buildings and improvements at any time owned or leased by Holdings, the Borrower or any of their Subsidiaries, but excluding all operating fixtures and equipment, whether or not incorporated into improvements.

(ix) Other Information. Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by Parent, New TMM, Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower or any of the Restricted Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent for further delivery to the Lenders), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices and reports that Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower or any of the Restricted Subsidiaries shall send to the holders of any publicly issued debt of Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower and/or any of the Restricted Subsidiaries in their capacity as such holders (in each case to the extent not theretofore delivered to the Administrative Agent for further delivery to the Lenders pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent on their own behalf or on behalf of any Lender may reasonably request in writing from time to time.

(x) Beneficial Ownership Certification. To the extent that any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, promptly after a Responsible Officer of such Loan Party obtains actual knowledge thereof, a Beneficial Ownership Certification or notice of any change in the information provided in the then-current Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such Beneficial Ownership Certification.

Documents required to be delivered pursuant to Sections 6.1(i), (ii), (vii) and (ix) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically in accordance with Section 10.7B; provided that: (x) upon written request by the Administrative Agent, Holdings or the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (y) Holdings or the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

6.2	Consolidated Corporate Franchises.

Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo and the Borrower will do, and will cause each Subsidiary Guarantor to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights and authority, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower and the Subsidiary Guarantors may consummate any transaction permitted or not otherwise prohibited under Section 7.3 or 7.6.

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6.3	Payment of Taxes.

Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo and the Borrower will pay and discharge, and will cause each of their respective Subsidiaries to pay and discharge, all material Taxes, assessments and governmental charges or levies imposed upon Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower or any such Subsidiary or upon its income or profits, or upon any properties belonging to it, prior to the date on which such payments become due, and all lawful material claims that, if unpaid, could reasonably be expected to become a material Lien upon any properties of Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower or any of the Restricted Subsidiaries; provided that none of Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower or any of their respective Subsidiaries shall be required to pay any such Tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of Holdings) with respect thereto in accordance with GAAP.

6.4	Maintenance of Properties; Insurance.

A. Each of Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo and the Borrower will, and will cause the Subsidiary Guarantors to, ensure that its properties and equipment necessary to its business in whomsoever’s possession they may be to the extent that it is within the control of such party to cause the same, are kept in good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all appropriate repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, in each case to the extent and in the manner customary for companies in the industry in which the Borrower, U.S. FinCo and the Subsidiary Guarantors conduct business and consistent with third-party leases, except in each case to the extent the failure to do so could not be reasonably expected to have a Material Adverse Effect.

B. Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo and the Borrower will, and will cause each of the Subsidiary Guarantors to, at all times maintain in full force and effect, with insurance companies that Holdings and the Borrower believe (in the good-faith judgment of the management of Holdings) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts and against at least such risks (and with such risk retentions) as are usually insured against by companies engaged in businesses and owning similar properties in the same general area similar to those engaged in by Holdings and the Borrower; and will furnish to the Administrative Agent for further delivery to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

C. [Reserved].

D. [Reserved].

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6.5	Inspection; Books and Records.

Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo and the Borrower will, and will cause the Subsidiary Guarantors and the Specified Subsidiaries to, maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower, such Subsidiary Guarantor or such Specified Subsidiary, as the case may be. Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo and the Borrower will, and will cause the Subsidiary Guarantors and the Specified Subsidiaries to, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.5 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Borrower’s expense; and provided further, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give Holdings and the Borrower the opportunity to participate in any discussions with Holdings’ independent public accountants.

6.6	Compliance with Statutes.

Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo and the Borrower will, and will cause each of the Subsidiary Guarantors and the Specified Subsidiaries to, comply with all Applicable Laws (including Environmental Laws and permits required thereunder), except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.7	Execution of Guaranty by Future Guarantors.

A. Subject to any applicable limitations set forth in the Guaranty, Holdings, U.S. FinCo and the Borrower will cause (i) any direct or indirect wholly owned Domestic Subsidiary of U.S. FinCo or the Borrower (other than any Unrestricted Subsidiary or any Excluded Subsidiary) formed or otherwise purchased or acquired after the Effective Date, (ii) any Domestic Subsidiary of U.S. FinCo or the Borrower (other than any Unrestricted Subsidiary or any Excluded Subsidiary) that is not a wholly owned Subsidiary on the Effective Date but subsequently becomes a wholly owned Subsidiary (other than any Unrestricted Subsidiary or any Excluded Subsidiary), (iii) any Subsidiary of Holdings that acquires Capital Stock of U.S. FinCo or the Borrower after the Effective Date and (iv) any direct or indirect parent of Holdings (including TMHC and New TMM) that incurs Guarantee Obligations in respect of the Senior Unsecured Notes or any other Indebtedness in excess of $35,000,000 in the aggregate, in each case to execute a supplement to the Guaranty substantially in the form of Annex B to the Guaranty in order to become a Guarantor under the Guaranty.

B. [Reserved].

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6.8	[Reserved].

6.9	Transactions with Affiliates.

Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo and the Borrower will, and will cause the Restricted Subsidiaries to, enter into all transactions with any Affiliate of Holdings or the Borrower on terms substantially as favorable to Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower or such Restricted Subsidiary as would be obtainable by Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, other than (a) transactions among Loan Parties or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary or a Loan Party as a result of such transaction, (b) the consummation of the Transactions and the payment of Transaction Costs, (c) loans, guarantees and other transactions by Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower and the Restricted Subsidiaries, (d) [reserved], (e) equity issuances, repurchases, retirements or other acquisitions or retirements of Capital Stock by U.S. FinCo or the Borrower permitted or not otherwise prohibited under Section 7.4, (f) employment, compensation and severance arrangements and health and benefit plans between Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower and the Restricted Subsidiaries and their respective officers and employees in the ordinary course of business, (g) the payment of customary fees, compensation and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of, or provision of services to Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower and the Restricted Subsidiaries, (h) transactions pursuant to permitted agreements in existence on the Effective Date or expected to be in existence on the Closing Date and set forth on Schedule 6.9 or any amendment thereto to the extent such an amendment is not adverse, taken as a whole, to the Lenders in any material respect, (i) Dividends, redemptions and repurchases permitted or not otherwise prohibited under Section 7.4 and Investments permitted or not otherwise prohibited under Section 7.3, (j) customary payments (including reimbursement of fees and expenses) by Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower and any Restricted Subsidiaries to any Affiliate of any of the foregoing made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures, whether or not consummated), which payments are approved by the majority of the members of the Board of Directors or a majority of the disinterested members of the Board of Directors of the General Partner or the Borrower, in good faith, (k) any transaction or series of related transactions having consideration in an aggregate amount less than $10,000,000, (l) any transaction in which the only consideration paid by the Loan Parties or any of their Restricted Subsidiaries is in the form of Capital Stock (other than Disqualified Stock) of any direct or indirect parent of Holdings (including TMHC and New TMM) to Affiliates of Holdings or any cash equity contribution made to the capital of Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower or any Restricted Subsidiary in the form of Capital Stock (other than Disqualified Stock), (m) equity issuances to directors, managers, consultants, officers and employees of Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower and the Restricted Subsidiaries in connection with the Transactions (as defined in the Existing Credit Agreement), (n) the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business, (o) transactions entered into good faith with an Affiliate of Holdings which provide for shared services and/or facilities arrangements and which provide cost savings and/or other operations efficiencies to the Loan Parties and the Restricted Subsidiaries, taken as a whole; (p)

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transactions with customers, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, in each case, which are in the ordinary course of business (including pursuant to joint venture agreements) and otherwise in compliance with the terms of this Agreement, (q) Intellectual Property licenses in the ordinary course of business and (r) payments to or from, and transactions with, any joint venture in the ordinary course of business; provided that no Affiliate of Holdings (other than the Loan Parties or the Restricted Subsidiaries) has any Investment in any such joint venture.

6.10	End of Fiscal Years; Fiscal Quarters.

Each of Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo and the Borrower will, for financial reporting purposes, cause (a) each of its, and each Restricted Subsidiary’s, Fiscal Years to end on December 31 of each year and (b) each of its, and each Restricted Subsidiary’s, fiscal quarters to end on dates consistent with such Fiscal Year-end and Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo and the Borrower’s past practice; provided, however, that Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo and the Borrower may, upon written notice to the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

6.11	Use of Proceeds.

The Borrower will use the proceeds of all Loans for the purposes set forth in Section 2.5.

6.12	Changes in Business.

Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower and each Subsidiary Guarantor, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower and each Subsidiary Guarantor, taken as a whole, on the Effective Date and except for other business activities complementary, incidental, ancillary or related to any of the foregoing or reasonable developments or extensions thereof. None of the following will constitute a violation of this covenant: (a) the engaging by a Subsidiary of Holdings in, or the withdrawal from any business related to, a Real Estate Business, (b) a change in the geographic regions of the United States or Canada in which the Subsidiaries of Holdings operate and (c) the reorganization of the business of the Subsidiaries of Holdings among the Subsidiaries.

6.13	Designation of Subsidiaries.

The Board of Directors of Holdings, U.S. FinCo or the Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, U.S. FinCo, the Borrower and the Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis, with the Financial Performance Covenants as of the last day of the most recent Test Period for which Section 6.1 Financials have been delivered (and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in

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reasonable detail the calculations demonstrating such compliance), (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if such Subsidiary is U.S. Holdings, Canada Holdings, U.S. FinCo or the Borrower and (iv) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purposes of the indenture governing the Senior Unsecured Notes or the Existing Credit Agreement. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Holdings therein at the date of designation in an amount equal to the net book value of Holdings’ investment therein as reflected in the most recent Section 6.1 Financials. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

6.14	Ratings.

Holdings and the Borrower will exercise commercially reasonable efforts to maintain at all times a public corporate rating from S&P and a public corporate family rating from Moody’s.

6.15	Anti-Money Laundering Legislation.

Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo and the Borrower will, and will cause each Subsidiary Guarantor to, promptly after the request by any Lender, provide all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

SECTION 7.

NEGATIVE COVENANTS

Each of Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo and the Borrower covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than contingent indemnification obligations not then due and payable), unless the Requisite Lenders shall otherwise give prior written consent, Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo and the Borrower shall perform, and shall cause each of the Subsidiary Guarantors to perform, all covenants in this Section 7.

7.1	[Reserved].

7.2	Limitation on Liens, etc.

A. Liens.

Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo and the Borrower will not, nor will they permit any Subsidiary Guarantor to, directly or indirectly, create, incur, assume or permit to exist (other than any Lien that, at the time of the incurrence thereof, was permitted pursuant to any exception below) any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower or any Subsidiary Guarantor, whether now owned or hereafter acquired, except:

(i) Liens created in favor of the Administrative Agent and the other Guaranteed Parties to secure the Obligations;

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(ii) Permitted Encumbrances;

(iii) Liens securing Indebtedness arising under Capital Leases; provided that such Liens do not at any time extend to or cover any assets (except for additions, accessions, improvements and replacements of such assets and customary deposits in connection therewith and proceeds and products therefrom) other than the assets subject to such Capital Leases; provided, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(iv) each Lien existing on the Effective Date or expected to be existing on the Closing Date and listed on Schedule 7.2; provided that (a) such Lien does not extend to any other property or asset of a Loan Party other than after acquired property that is affixed or incorporated into the property covered by such Lien and proceeds and products thereof and (b) such Lien shall secure only those obligations that it secures on the Effective Date or the Closing Date, as applicable, and any refinancing thereof constituting Refinancing Indebtedness;

(v) the modification, replacement, extension or renewal of any Lien permitted by clause (iii), (iv), (vi) or (xix) of this Section 7.2A upon or in the same assets theretofore subject to such Lien (other than after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness) or the refinancing of the Indebtedness or other obligation secured thereby;

(vi) Liens existing on the assets of any Person that becomes a Subsidiary Guarantor or is merged with or into, consolidated with or acquired by a Loan Party, or existing on assets acquired by U.S. FinCo, the Borrower or any Subsidiary Guarantor, pursuant to any Investment permitted or not otherwise prohibited under Section 7.3; provided that such Liens attach at all times only to the same assets that such Liens (other than after-acquired property that is affixed or incorporated into the property covered by such Lien and proceeds and products thereof) attached to, and secure only the same Indebtedness or obligations (or any refinancing thereof constituting Refinancing Indebtedness) that such Liens secured, immediately prior to such Person becoming a Subsidiary Guarantor, or the merger or consolidation of such Person with or into a Loan Party, the acquisition of such Person by a Loan Party or the acquisition of such assets, as applicable;

(vii) [Reserved];

(viii) [Reserved];

(ix) [Reserved];

(x) [Reserved];

(xi) Liens (a) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to, or not otherwise prohibited by, Section 7.3 to be applied against the purchase price for such Investment, and (b) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted or not otherwise prohibited under Section 7.6B or in any transaction excluded from the definition of “Asset Sale”, in each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien;

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(xii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by U.S. FinCo, the Borrower or any of the Subsidiary Guarantors in the ordinary course of a Real Estate Business permitted or not otherwise prohibited by this Agreement;

(xiii) Liens deemed to exist in connection with Investments in repurchase agreements permitted or not otherwise prohibited under Section 7.3;

(xiv) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xv) Liens that are contractual rights of set-off (a) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit, automatic clearing house or sweep accounts of U.S. FinCo, the Borrower or any Subsidiary Guarantor to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of U.S. FinCo, the Borrower and the Subsidiary Guarantors or (c) relating to purchase orders and other agreements entered into with customers of U.S. FinCo, the Borrower or any Subsidiary Guarantor in the ordinary course of business;

(xvi) Liens solely on any cash earnest money deposits made by U.S. FinCo, the Borrower or any of the Subsidiary Guarantors in connection with any letter of intent or purchase agreement permitted or not otherwise prohibited hereunder;

(xvii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(xviii) [Reserved];

(xix) Liens not otherwise permitted by this Section 7.2A so long as the aggregate outstanding amount of Indebtedness and other obligations secured thereby at any time outstanding does not exceed the greater of (i) 2.0% of Consolidated Loan Party Adjusted Tangible Assets at the time of incurrence and (ii) $50,000,000;

(xx) pledges and deposits in the ordinary course of business securing liability for reimbursement and indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to U.S. FinCo, the Borrower or any Subsidiary Guarantor;

(xxi) Liens arising in the ordinary course of business to secure accounts payable or similar trade obligations of U.S. FinCo, the Borrower or any Subsidiary Guarantor not constituting Indebtedness;

(xxii) Liens deemed to exist by reason of (x) any encumbrance or restriction (including put and call arrangements) with respect to the Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement or (y) any encumbrance or restriction imposed under any contract for the sale by U.S. FinCo, the Borrower or any Subsidiary of U.S. FinCo or the Borrower of the Capital Stock of any Subsidiary of U.S. FinCo or the Borrower, or any business unit or division of the Borrower or any Subsidiary of U.S. FinCo or the Borrower permitted or not otherwise prohibited under this Agreement; provided that in each case such Liens shall extend only to the relevant Capital Stock;

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(xxiii) Liens securing Non-Recourse Indebtedness (including, for the avoidance of doubt, Non-Recourse Indemnity Guaranties) of U.S. FinCo, the Borrower or a Subsidiary Guarantor thereof; provided that such Liens do not at any time encumber any property, except for accessions to such property, other than the property financed by such Indebtedness and the proceeds and products thereof and assets related thereto;

(xxiv) Liens on the Capital Stock of one or more Subsidiaries thereof or in joint ventures or similar entities owned thereby securing (a) Non-Recourse Payment Guaranties incurred by U.S. FinCo, the Borrower or a Subsidiary Guarantor and (b) Guarantee Obligations incurred by U.S. FinCo, the Borrower or a Subsidiary Guarantor in respect of any Indebtedness incurred by joint ventures or similar entities that do not constitute Restricted Subsidiaries.

(xxv) Liens securing obligations of any Loan Party to any third party in connection with PAPAs, any option, repurchase right or right of first refusal to purchase real property granted to the master developer or the seller of real property that arises as a result of the non-use or non-development of such real property by a Loan Party and joint development agreements with third parties to perform and/or pay for or reimburse the costs of construction and/or development related to or benefiting any Loan Party’s property (and additions, accessions, improvements and replacements and customary deposits in connection therewith and proceeds and products therefrom) and property belonging to such third parties, in each case entered into in the ordinary course of the Loan Party’s business; provided that such Liens do not at any time encumber any property, except for accessions to such property, other than the property financed by such Indebtedness and the proceeds and products thereof or which is otherwise the subject of such PAPAs, such option, repurchase right or right of first refusal or such joint development agreements;

(xxvi) Liens securing Construction Loans, Combination Loans or Permitted Purchase Money Loans, but only (A) in the case of Permitted Purchase Money Loans, to the extent permitted by the definitions of “Assumed Purchase Money Loan” and “Seller Purchase Money Loan”, (B) in the case of Construction Loans, to the extent permitted by the definition of “Construction Loan” and (C) in the case of Combination Loans, to the extent permitted by the definition of “Combination Loan”;

(xxvii) [Reserved];

(xxviii) [Reserved];

(xxix) [Reserved];

(xxx) [Reserved];

(xxxi) Liens on any office building owned by any Loan Party or on any clubhouse located in any development of a Loan Party incurred in the ordinary course of business and not for purposes of securing Indebtedness for borrowed money;

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(xxxii) Liens on Cash or Cash Equivalents securing obligations under Hedge Agreements arising in the ordinary course of business and not for speculative purposes;

(xxxiii) Liens against the ownership interest of a Loan Party in a joint venture or a Subsidiary that is not a Loan Party;

(xxxiv) Liens on Cash or Cash Equivalents in favor of any Lender or other bank or financial institution (including as agent) as security for the obligations of any Loan Party under letters of credit not issued under the Existing Credit Agreement in an aggregate face amount not exceeding the greater of (i) 3.0% of Consolidated Loan Party Adjusted Tangible Assets at the time of incurrence and (ii) $75,000,000; and

(xxxv) Liens on Cash or Cash Equivalents created in favor of any Issuing Bank (as defined in the Existing Credit Agreement) to secure Letters of Credit (as defined in the Existing Credit Agreement).

B. [Reserved].

7.3	Investments; Joint Ventures.

Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo and the Borrower will not, nor will they permit any Subsidiary Guarantor to, make or permit to exist (other than any Investment that, at the time of the making thereof, was permitted pursuant to any exception below) any Investment in any Person that is not a Loan Party, except:

(i) extensions of trade credit and credit in connection with the sale of Real Property Inventory and Housing Units, asset purchases (including purchases of inventory, supplies and materials) and the licensing or contribution of Intellectual Property, in each case in the ordinary course of business;

(ii) Investments in assets that were Cash Equivalents at the time made;

(iii) any loan or advance to an officer, director, partner or employee of Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower or any Restricted Subsidiary made in the ordinary course of business or in accordance with past practice; provided, however, that any such loan or advance exceeding $5,000,000 shall have been approved by the Governing Body of Holdings;

(iv) Investments (a) existing or contemplated on the Effective Date or expected to be existing or contemplated on the Closing Date and listed on Schedule 7.3 and any modifications, replacements, extensions, renewals or reinvestments thereof and (b) Investments existing on the Effective Date or expected to be existing on the Closing Date of the Borrower or any Subsidiary Guarantor in a Restricted Subsidiary that is not a Guarantor and any modification, replacement, renewal, extension or reinvestment thereof, so long as the aggregate amount of all Investments pursuant to this clause (iv) is not increased at any time above the amount of such Investments existing or contemplated on the Effective Date or expected to be existing or contemplated on the Closing Date;

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(v) Investments in Hedge Agreements entered into in the ordinary course of business and not for speculative purposes;

(vi) Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(vii) Investments to the extent that payment for such Investments is made solely with Capital Stock of any direct or indirect parent of Holdings (including TMHC and New TMM);

(viii) Investments constituting non-cash proceeds of sales, transfers and other dispositions of assets to the extent permitted or not otherwise prohibited by Section 7.6B;

(ix) the Acquisition;

(x) Investments consisting of rebates or extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(xi) [Reserved];

(xii) Investments in the ordinary course of business consisting of Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(xiii) any Investment in payroll, travel and similar advances to cover business-related travel expenses, moving expenses or other similar expenses, in each case incurred in the ordinary course of business;

(xiv) Guaranties by U.S. FinCo, the Borrower or any Subsidiary Guarantor of leases (other than Capital Leases) or of other obligations, in each case entered into in the ordinary course of business;

(xv) [Reserved];

(xvi) Investments made to repurchase or retire Capital Stock of Holdings (or any direct or indirect parent thereof (including TMHC and New TMM)) owned by any employee stock ownership plan or key employee stock ownership plan of Holdings (or any direct or indirect parent thereof (including TMHC and New TMM));

(xvii) any additional Investments (including Investments in Minority Investments and Unrestricted Subsidiaries and in joint ventures or similar entities that do not constitute Restricted Subsidiaries) as valued at the Fair Market Value of such Investment at the time each such Investment is made; provided that (a) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (b) Holdings would be in compliance with the Financial Performance Covenants on a Pro Forma Basis after giving effect thereto as of the last day of the most recent Fiscal Quarter for which Section 6.1 Financials have been or were required to be delivered;

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(xviii) [Reserved];

(xix) Investments in joint ventures and Restricted Subsidiaries that are not Guarantors, as valued at the Fair Market Value of such Investment at the time each such Investment is made, provided, that the aggregate amount of such Investments (as so valued) shall not cause the aggregate amount of all such Investments made pursuant to this clause (xix) (as so valued) to exceed (1) the greater of (i) 2.0% of Consolidated Loan Party Adjusted Tangible Assets at the time of incurrence and (ii) $50,000,000 plus (2) an amount equal to any repayments, interest, returns, profits, distributions, income and similar amount actually received in respect of any such Investment (which amount shall not exceed the amount of such Investment valued at the Fair Market Value of such Investment at the time such Investment was made);

(xx) Investments of a Subsidiary Guarantor acquired after the Effective Date or of any Person merged into U.S. FinCo or the Borrower or merged, amalgamated or consolidated with a Subsidiary Guarantor in accordance with Section 7.6A after the Effective Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(xxi) Investments consisting of Indebtedness, fundamental changes, Dispositions and Dividends permitted or not otherwise prohibited under Sections 7.4, 7.6A and 7.6B;

(xxii) Capital contributions or other Investments in Beneva Indemnity Company or any other Insurance Subsidiary by any direct or indirect parent company of Beneva Indemnity Company or any other Insurance Subsidiary to the extent required to comply with Applicable Laws (including solvency laws) or to satisfy other regulatory requirements applicable to Beneva Indemnity Company or such other Insurance Subsidiary;

(xxiii) any Investment in any Person or the purchase of a business or assets, in each case, owned (or previously owned) by a customer of a Loan Party as a condition or in connection with such customer (or any member of such customer’s group) contracting with such Loan Party, in each case in the ordinary course of business;

(xxiv) Obligations (but not payments thereon) with respect to homeowners’ association obligations, community facility district bonds, metro district bonds, mello-roos bonds and subdivision improvement bonds and similar bonding requirements arising in the ordinary course of business; and

(xxv) Guarantee Obligations, including completion guarantee or indemnification obligations (other than for the payment of borrowed money) entered into in the ordinary course of business and incurred for the benefit of any adjoining landowner, lender, seller of real property or municipal government authority (or enterprises thereof) in connection with the acquisition, construction, subdivision, entitlement and development of real property.

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Any Investment arising in connection with any transfer of funds in connection with U.S. FinCo’s or the Borrower’s cash management system in the ordinary course of business shall be disregarded for purposes of this Section 7.3. To the extent that the making of any Investment could be deemed a use of more than one subsection of this Section 7.3, U.S. FinCo and/or the Borrower may at the time of the making thereof select the subsection(s) to which such Investment or a portion thereof will be deemed a use and in no event shall the same Investment or same portion of such Investment be deemed a use of or be attributable to more than one subsection of this Section 7.3.

7.4	Restricted Payments.

Holdings will not declare or pay any dividends (other than dividends payable solely in the Capital Stock of Holdings) or return any capital to its stockholders or make any other distribution, payment or delivery of property or cash to its stockholders as such, in each case in respect of any Capital Stock of Holdings held by such stockholder, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Capital Stock or the Capital Stock of any direct or indirect parent now or hereafter outstanding (or any options, warrants, stock appreciation rights or phantom-based equity issued with respect to any of its Capital Stock), or set aside any funds for any of the foregoing purposes, or permit U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower or any of the Restricted Subsidiaries to purchase or otherwise acquire for consideration (other than in connection with an Investment permitted or not otherwise prohibited by Section 7.3 (other than clause (xxi) thereof)) any shares of any class of the Capital Stock of Holdings (or any direct or indirect parent thereof (including TMHC and New TMM)), now or hereafter outstanding (or any options or warrants or stock appreciation rights issued with respect to any of the Capital Stock of Holdings (or any direct or indirect parent thereof (including TMHC and New TMM))) (all of the foregoing “Dividends”); provided that:

(i) Holdings may redeem in whole or in part any of its Capital Stock for another class of Capital Stock or rights to acquire its Capital Stock or with proceeds from substantially concurrent equity contributions or issuances of new shares of its Capital Stock; provided that any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Capital Stock are at least as advantageous to the Lenders as those contained in the Capital Stock redeemed thereby;

(ii) [Reserved];

(iii) Holdings may declare and pay Dividends to any Holdings Direct Owner, the proceeds of which are used to redeem, acquire, retire or repurchase shares of the Capital Stock of Parent or any Parent Intermediate Holding Company (or any options, warrants, stock appreciation rights or phantom-based equity issued with respect to any of such Capital Stock) held by current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of Parent and its Subsidiaries, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any equity, stock option, stock appreciation rights or phantom equity-based plan, any management, director and/or employee stock ownership or option plan, stock

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subscription plan, employment termination agreement or any employment agreements or stockholders’ agreement; provided that except with respect to non-discretionary repurchases, acquisitions, retirement, or redemptions pursuant to the terms of any equity, stock option, stock appreciation rights or phantom equity-based plan, any management, director or employee stock ownership or option plan, stock subscription plan, employment termination agreement or any employment or shareholder agreement, the aggregate amount of all cash paid in respect of all such shares of Capital Stock so redeemed, acquired, retired or repurchased in any calendar year does not exceed the sum of (A) $10,000,000 plus (ii) all amounts obtained by Parent and contributed to the Borrower during such calendar year from the sale of such Capital Stock to other present or former officers, consultants, employees and directors in connection with any permitted compensation and incentive arrangements plus (iii) all amounts obtained from any key-man life insurance policies received during such calendar year; notwithstanding the foregoing, 100% of the unused amount of payments in respect of this clause (iii) may be carried forward to succeeding Fiscal Years and utilized to make payments pursuant to this clause (iii);

(iv) [Reserved];

(v) [Reserved];

(vi) Holdings may make additional Dividends so long as (a) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (b) Holdings would be in compliance with the Financial Performance Covenants on a Pro Forma Basis after giving effect thereto as of the last day of the most recent Fiscal Quarter for which Section 6.1 Financials have been or were required to be delivered;

(vii) Holdings may make and pay Dividends to any Holdings Direct Owner, the proceeds of which are used to repurchase Capital Stock of Parent deemed to occur upon cashless exercise of stock options or warrants held by individuals who are or were officers, managers, consultants, directors and/or employees of Parent or any of its Subsidiaries (or their respective spouses, former spouses, executors, administrators, heirs or legatees) if such Capital Stock represents a portion of the exercise price, or withholding taxes payable in connection with the exercise, of such options or warrants;

(viii) Holdings may make and pay Dividends to any Holdings Direct Owner (or, at the election of such Holdings Direct Owner and to the extent that such payment would otherwise be permitted as a Dividend to such Holdings Direct Owner, may make payments to such other Persons as such Holdings Direct Owner may specify for the account of such Holdings Direct Owner):

(a) (x) with respect to any taxable period for which Holdings is a member of a consolidated, combined, affiliated, unitary or similar income tax group for U.S. federal and/or applicable state or local income tax purposes of which a direct or indirect parent of Holdings is the common parent, or for which Holdings is a disregarded entity for U.S. federal income tax purposes that is wholly-owned (directly or indirectly) by a C corporation for U.S. federal and/or applicable state or local income tax purposes, the proceeds of which will be used to pay the tax liability to each relevant jurisdiction of such consolidated, combined, affiliated, unitary or similar income tax group in an amount not to exceed the amount of any U.S. federal, state and/or local income taxes that Holdings and/or its Subsidiaries, as applicable, would have paid for such taxable period had Holdings and/or its Subsidiaries, as applicable, been a stand-alone corporate taxpayer or a stand-alone corporate group; and (y) with respect to any taxable period for which Holdings is a partnership for U.S. federal income tax purposes or for which Holdings is a disregarded entity for U.S.

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federal income tax purposes that is wholly-owned (directly or indirectly) by a partnership for U.S. federal and/or applicable state or local income tax purposes the proceeds of which will be used to pay the tax liability to each relevant jurisdiction in respect of Holdings or the partnership of which Holdings is a disregarded entity (including New TMM) or, in each case, its direct and indirect limited partners, but only to the extent of an amount equal to the greater of the amount of such parties’ (i) U.S. federal, state and local income taxes or (ii) Canadian federal or provincial income taxes, in each case with respect to such parties’ allocable share of any Holdings net taxable income and gain for such fiscal period, determined by assuming (without regard to such parties’ actual tax liability) that such income or gain, as applicable, is taxable to such parties at the greater of (X) the highest marginal U.S. federal income tax rate then in effect (including any tax on “net investment income”), and a state and local income tax rate equal to the highest marginal rate then in effect for an individual or (if higher) a corporation that is a resident of San Francisco, California, and (Y) the highest combined provincial and federal income tax rate applicable to an individual or (if higher) a corporation that is a resident of Canada and is subject to tax in the province of Canada that has the highest income tax rate, in each case taking into account the character of such income or gain and the deductibility of state and local income taxes for U.S. federal income tax purposes and provincial income taxes for Canadian federal income tax purposes, provided that no payments shall be permitted under this Section 7.4(viii)(a) at any time that either Holdings or New TMM is taxable as an entity other than a pass-through for U.S. federal income tax purposes;

(b) the proceeds of which shall be used by New TMM, Parent or any other direct or indirect parent of Holdings to pay its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, in an aggregate amount not to exceed $2,500,000 in any Fiscal Year plus any actual, reasonable and customary indemnification claims made by directors or officers of New TMM or Parent;

(c) the proceeds of which shall be used by New TMM, Parent or any other direct or indirect parent of Holdings to pay franchise taxes and other fees, taxes and expenses required to maintain its corporate existence; and

(d) the proceeds of which shall be used by New TMM, Parent or any other direct or indirect parent of Holdings to pay fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering permitted or not otherwise prohibited by this Agreement; and

(ix) Holdings may make payments described in Sections 6.9(b), 6.9(f), 6.9(g), 6.9(h), 6.9(n) and 6.9(o); and

(x) Holdings may declare and pay Dividends on its common stock of up to 6% per annum of the cash proceeds received by or contributed to Holdings in or from the IPO.

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7.5	Financial Covenants. For each Fiscal Quarter of Holdings, Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo and the Borrower shall ensure that:

A. Capitalization Ratio. The ratio of (i) Consolidated Total Debt as of the last day of any Fiscal Quarter (any such day being a “Calculation Date”) to (ii) Consolidated Total Capitalization as of such Calculation Date (such ratio, the “Capitalization Ratio”) shall not exceed 0.60:1.00:

B. Consolidated Tangible Net Worth. Consolidated Tangible Net Worth as of any Calculation Date shall not be less than $1,000,655,978 plus the sum of (i) 50% of Consolidated Net Income since December 31, 2012, if positive, plus (ii) 50% of the cash proceeds of any Equity Issuance received by Holdings since December 31, 2012 (with respect to this subclause (ii), (a) the amount of the cash proceeds received by Holdings directly or indirectly from any officer, director or employee of Parent or any of its Subsidiaries shall be reduced (but not below zero) by the aggregate amount paid by Holdings to directly or indirectly repurchase the Capital Stock of any direct or indirect parent of Holdings from officers, directors or employees of Parent or any of its Subsidiaries and (b) the cash proceeds of any other Equity Issuance received by Holdings after the Existing Credit Agreement Reference Date during any Test Period shall be reduced (but not below zero) by the aggregate amount paid by Holdings to directly or indirectly repurchase the Capital Stock of any direct or indirect parent of Holdings during such Test Period.

7.6	Restriction on Fundamental Changes; Asset Sales.

A. Fundamental Changes. Except as expressly permitted by Section 7.3 (other than clause (xxi) thereof) or Section 7.6B, Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo and the Borrower will not, nor will they permit any Subsidiary Guarantors to, enter into any merger, consolidation, division or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of all or substantially all its business units, assets or other properties, except that:

(i) (x) any Subsidiary of the Borrower or any other Person may be merged, amalgamated, divided into or consolidated with or into the Borrower; provided that (a) the Borrower shall be the continuing or surviving Person, or the Person formed by or surviving any such merger, amalgamation, division or consolidation (if other than the Borrower) (such surviving Person, the “Successor Borrower”) shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof and, at least five Business Days prior to such merger, amalgamation, division or consolidation, the Administrative Agent and the Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, (b) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (c) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of such merger, amalgamation, division or consolidation, (d) Holdings shall be in compliance, on a Pro Forma Basis after giving effect to such merger, amalgamation, division or consolidation, with the Financial Performance Covenants, as such covenants are recomputed as at the last day of the most recently ended Fiscal Quarter for which Section 6.1 Financials have been delivered as if such merger, amalgamation, division or consolidation had occurred on the first day of such Test Period, (e) each Guarantor, unless it is the other party to such merger, amalgamation, division or consolidation, shall have by a supplement to the Guaranty confirmed that its Guaranty shall apply to the Successor Borrower’s obligations under this Agreement, (f) [reserved], (g) [reserved], (h) the Borrower shall have delivered to the Administrative Agent an officer’s

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certificate stating that such merger, amalgamation, division or consolidation and any supplements to this Agreement preserve the enforceability of the Guaranty and (i) if reasonably requested by the Administrative Agent, an opinion of counsel to the effect that such merger, amalgamation, division or consolidation does not violate this Agreement or any other Loan Document; provided further, that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement and (y) U.S. FinCo may merge with and into any Subsidiary Guarantor;

(ii) any Subsidiary of U.S. FinCo or the Borrower or any other Person (other than Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo or the Borrower) may be merged, amalgamated, divided into or consolidated with or into any one or more Subsidiaries of U.S. FinCo or the Borrower; provided that (a) in the case of any merger, amalgamation, division or consolidation involving one or more Subsidiary Guarantors, (1) a Subsidiary Guarantor shall be the continuing or surviving Person or (2) U.S. FinCo or the Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation, division or consolidation (if other than a Subsidiary Guarantor) to become a Subsidiary Guarantor, (c) [reserved], (d) [reserved], and (e) Holdings shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation, division or consolidation and any supplements to this Agreement preserve the enforceability of the Guaranty;

(iii) Canada Holdings may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to Holdings, U.S. Holdings or any one or more Subsidiaries of U.S. Holdings;

(iv) Canada Holdings may be merged, amalgamated or consolidated with or into Holdings, U.S. Holdings or any one or more Subsidiaries of U.S. Holdings; provided that (a) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, a Guarantor shall be the continuing or surviving corporation or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Guarantor) shall execute a supplement to the Guaranty in order for the surviving Person to become a Guarantor for the benefit of the Guaranteed Parties, (b) [reserved], (c) [reserved], and (d) Holdings shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and any supplements to this Agreement preserve the enforceability of the Guaranty;

(v) [reserved];

(vi) any Subsidiary Guarantor may sell, lease, transfer or otherwise dispose of (including by way of division) any or all of its assets (upon voluntary liquidation or otherwise) to U.S. FinCo, the Borrower or any other Subsidiary Guarantor; and

(vii) any Subsidiary Guarantor may liquidate or dissolve if (A) U.S. FinCo or the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (B) any assets or business not otherwise disposed of or transferred in accordance with Section 7.3 or 7.6A, or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, another Guarantor after giving effect to such liquidation or dissolution.

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B. Asset Sales. Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo and the Borrower will not, nor will it permit any Subsidiary Guarantor to, directly or indirectly, make any Asset Sale, except that:

(i) [Reserved];

(ii) Canada Holdings, U.S. FinCo, the Borrower and their respective Subsidiaries may sell, lease, assign, convey, transfer or otherwise voluntarily dispose of assets, including by way of a division (each a “Disposition”), for fair value; provided that (a) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (b) Holdings would be in compliance with the Financial Performance Covenants on a Pro Forma Basis after giving effect thereto as of the last day of the most recent Fiscal Quarter for which Section 6.1 Financials have been or were required to be delivered;

(iii) Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo and the Borrower and each Subsidiary Guarantor may sell, transfer or otherwise dispose of property or assets to U.S. FinCo, the Borrower or to a Subsidiary Guarantor; provided that if the transferor of such property is a Guarantor or the Borrower (a) the transferee thereof must either be the Borrower or a Guarantor or (b) to the extent such transaction constitutes an Investment, such transaction is permitted or not otherwise prohibited under Section 7.3 (other than clause (xxi) thereof);

(iv) Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo and the Borrower and the Subsidiary Guarantors may sell, transfer and otherwise dispose of property to the extent that (a) such property is exchanged for credit against the purchase price of similar replacement property or (b) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(v) Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo and the Borrower and the Subsidiary Guarantors may sell, transfer and otherwise dispose of Investments in Excluded Subsidiaries or in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(vi) Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo and the Borrower and the Subsidiary Guarantors may effect any transaction permitted or not otherwise prohibited by Section 7.3 (other than clause (xxi) thereof), 7.4 or 7.6A; and

(vii) Dispositions not otherwise permitted by this Section 7.6B; provided, that the aggregate Fair Market Value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (vii) during any Fiscal Year shall not exceed $25,000,000.

7.7	[Reserved].

7.8	[Reserved].

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7.9	Limitation on Debt Payments.

Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo and the Borrower will not, and will not allow any Subsidiary Guarantor to, prepay, repurchase or redeem or otherwise defease prior to scheduled maturity any Indebtedness that is subordinated to the Obligations (it being understood that payments of regularly scheduled interest and principal shall be permitted); provided, however, that so long as (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) Holdings would be in compliance with the Financial Performance Covenants on a Pro Forma Basis after giving effect thereto as of the last day of the most recent Fiscal Quarter for which Section 6.1 Financials have been or were required to be delivered, Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower or any Subsidiary Guarantor may prepay, repurchase, redeem or defease such Indebtedness.

SECTION 8.

EVENTS OF DEFAULT

IF any of the following conditions or events (“Events of Default”) shall occur:

8.1	Failure to Make Payments When Due.

(i) Failure by the Borrower to pay any installment of principal of any Loan when due (including such payments due in accordance with Section 2.4A(iii) hereof), whether at stated maturity, by acceleration, by notice of prepayment or otherwise, or (ii) failure by the Borrower to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (i) above) due under this Agreement or any other Loan Document within five days after the date due therefor; or

8.2	Default in Other Agreements.

(a) Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower or any of the Subsidiary Guarantors shall (i) default in any payment with respect to any Indebtedness (other than (x) any Indebtedness between or among Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower or any of the Restricted Subsidiaries, (y) any Indebtedness described in Section 8.1 and (z) Non-Recourse Indebtedness (including, for the avoidance of doubt, Non-Recourse Indemnity Guaranties)) in excess of $35,000,000 in the aggregate for Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower and such Subsidiary Guarantors, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than, with respect to Indebtedness consisting of any Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity unless such holder or holders shall have (or through its or their trustee or agent on its or their behalf) waived such default in a writing to the Borrower; or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, with respect to Indebtedness consisting of any Hedge Agreements, other than due to a termination event or equivalent event pursuant to the terms of such Hedge Agreements), prior to the stated maturity thereof; or

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8.3	Breach of Certain Covenants.

Any Loan Party shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 6.1(v) or Section 7 or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 8.1 or 8.4 or clause (a) of this Section 8.3) contained in this Agreement or any other Loan Document and such default shall continue unremedied for a period of at least 30 days after receipt of written notice by the Borrower from the Administrative Agent or the Requisite Lenders; or

8.4	Breach of Warranty.

Any representation, warranty or statement made or deemed made by any Loan Party herein or in any other Loan Document or any certificate, statement, report or other document delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

8.5	Bankruptcy, etc.

Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower or any Subsidiary Guarantor shall commence a voluntary case, proceeding or action concerning itself under the Bankruptcy Code; or an involuntary case, proceeding or action is commenced against Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower or any Subsidiary Guarantor and the petition is not controverted within 10 days after commencement of the case, proceeding or action; or an involuntary case, proceeding or action is commenced against Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower or any Subsidiary Guarantor and the petition is not dismissed within 60 days after commencement of the case, proceeding or action; or a custodian (as defined in the Bankruptcy Code), receiver, receiver manager, trustee or similar person is appointed for, or takes charge of, all or substantially all of the property of Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower or any Subsidiary Guarantor; or Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower or any Subsidiary Guarantor commences any other proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction (including any applicable corporate legislation) whether now or hereafter in effect relating to Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower or any Subsidiary Guarantor; or there is commenced against Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower or any Subsidiary Guarantor any such proceeding or action that remains undismissed for a period of 60 days; or Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower or any Subsidiary Guarantor is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding or action is entered; or Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower or any Subsidiary Guarantor suffers any appointment of any custodian, receiver, receiver manager, trustee or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower or any Subsidiary Guarantor makes a general assignment for the benefit of creditors; or any corporate action is taken by Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower or any Subsidiary Guarantor for the purpose of effecting any of the foregoing; or

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8.6	[Reserved].

8.7	Judgments and Attachments.

One or more judgments or decrees shall be entered against Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower or any of the Subsidiary Guarantors involving a liability of $35,000,000 or more in the aggregate for all such judgments and decrees for Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower and the Subsidiary Guarantors (to the extent not paid or fully covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

8.8	Employee Benefit Plans.

(a) (i) A Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); any Plan shall have an accumulated funding deficiency (whether or not waived); or any of Holdings, the Borrower, any of their respective Subsidiaries or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof) or (ii) a Foreign Benefit Event shall have occurred or a Foreign Plan that is a Canadian Pension Plan has been or is in the process of being terminated in whole or in part; (b) there could result from any event or events set forth in clause (a) of this Section 8.8 the imposition of a Lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a Lien, security interest or liability; and (c) such Lien, security interest or liability will or would be reasonably likely to have a Material Adverse Effect; or

8.9	Change in Control.

(a) (i) any Person, or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) (but excluding any employee benefit plan of such Person or “group” and its Subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), shall at any time have acquired direct or indirect beneficial ownership (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of at least 35% of the outstanding Voting Stock of Parent; and/or (b) at any time a majority of the Board of Directors of Parent shall not be Continuing Directors; and/or (c) a change of control, as contemplated by the definitive documentation governing the Senior Unsecured Notes, the Existing Credit Agreement or any other Indebtedness in excess of $35,000,000 in the aggregate, shall have occurred; and/or (d) (i) Holdings shall cease to have direct or indirect ownership of all the Voting Stock of the Borrower or U.S. FinCo, (ii) U.S. Holdings shall cease to have direct or indirect ownership of all the Voting Stock of the Borrower, (iii) U.S. Holdings shall cease to have direct or indirect ownership of all of the Voting Stock of U.S. FinCo, (iv) [reserved], (v) the General Partner shall cease to be the general partner of Holdings and/or (vi) Parent shall cease to have direct or indirect ownership of all the Voting Stock of Holdings (the occurrence of any of the foregoing, a “Change in Control”); provided that none of the fundamental changes permitted by Section 7.6A shall constitute a Change in Control; or

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8.10	Invalidity of the Guaranty.

The Guaranty or any material provision thereof shall cease to be in full force or effect or any Guarantor thereunder or any Loan Party shall deny or disaffirm in writing any Guarantor’s obligations under the Guaranty;

THEN and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Requisite Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 8.5 shall occur with respect to Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower or any Subsidiary Guarantor, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i), (ii), (iii) and (iv) below shall occur automatically without the giving of any such notice): (i) declare all Commitments terminated and whereupon the Commitments, if any, of each Lender shall forthwith terminate immediately and any fees theretofore accrued shall forthwith become due and payable without any other notice of any kind and (ii) declare the principal of and any accrued interest and fees in respect of all Loans and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

8.11	Clean-Up Period.

Notwithstanding anything to the contrary in this Agreement (including Section 8.4), during the period from and including the Closing Date and ending on the date that is 90 days after the Closing Date (the “Clean-Up Period”), any breach of a representation or warranty (other than any Specified Representation) in this Agreement or any other Loan Document that arises solely by reason of any matter or circumstance relating to the Acquired Company will be deemed not to be a breach of such representation or warranty if, and for so long as, the matters or circumstances giving rise to the relevant breach (a) do not have and would not reasonably be expected to have a Material Adverse Effect, (b) were not procured or approved by the Borrower or any of its Affiliates and (c) are capable of remedy within the Clean-Up Period and the Borrower and the Guarantors are taking reasonable steps to remedy such breach. If the relevant matters or circumstances are continuing on or after the expiry of the Clean-Up Period, there shall be a breach, notwithstanding the immediately preceding sentence (and without prejudice to the rights and remedies of the Administrative Agent and the Lenders). For the avoidance of doubt, nothing in this Section 8.11 shall affect the conditions precedent set forth in Section 4.

SECTION 9.

AGENTS

9.1	Appointment.

A. Appointment Authority. Each of the Lenders hereby irrevocably appoints Citibank, N.A. as the Administrative Agent hereunder and under the other Loan Documents and authorizes Citibank, N.A., in such capacity, to take such actions on its behalf and to exercise such powers as are delegated to Citibank, N.A., in such capacity, by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. In

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performing its functions and duties under this Agreement, the Administrative Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower or any of their Subsidiaries. The provisions of this Section 9 are solely for the benefit of the Administrative Agent and the Lenders, and Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower and their Subsidiaries shall not have rights as a third party beneficiary of any of such provisions.

B. [Reserved].

9.2	Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower or any of their Subsidiaries, or any of their respective Affiliates as if such Person was not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.3	Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent (i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary or believed by the Administrative Agent in good faith to be necessary under the circumstances as provided in Section 10.5); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Laws, and (iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable to the Lenders for any action taken or not taken by it with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.5) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth

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herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.4	Reliance by the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it in good faith to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it in good faith to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of any Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for Holdings, the Borrower or their respective Affiliates), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5	Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of Section 9.3 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

9.6	Resignation of Administrative Agent.

A. Resignation of the Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, Holdings and the Borrower. Additionally, if the Lender then acting as Administrative Agent is a Defaulting Lender, then the Administrative Agent may be removed by the Requisite Lenders or the Borrower. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, with the written consent of Holdings and the Borrower if no Default or Event of Default shall have occurred and be continuing (such consent not to be unreasonably withheld or delayed), to appoint a successor Administrative Agent which shall be a bank with an office in New York or an Affiliate of any such bank with an office in New York. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 10 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, with the written consent of Holdings and the Borrower if no Event of Default under Section 8.1 or 8.5 shall have occurred and be continuing (such consent not to be unreasonably withheld or delayed) on behalf of the Lenders, appoint a successor Administrative Agent

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meeting the qualifications set forth above; provided that if the Administrative Agent shall notify Holdings, the Borrower and the Lenders that no such successor is willing to accept such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent, shall instead be made by or to each Lender directly, until such time as the Requisite Lenders appoint a successor Administrative Agent, as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the Loan Documents. The fees payable by Holdings and the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Holdings, the Borrower and such successor. After the retiring applicable Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 9 and Section 10.2 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken, by any of them while the retiring Administrative Agent was acting in such capacity.

9.7	Release of Guarantors.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.5) to execute any documents or instruments, and to take any other action requested by the Borrower having the effect of releasing any Guaranty of any Subsidiary Guarantor, in each case to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.5.

9.8	Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.9	Duties of Other Named Entities.

To the extent that any Lender is identified in this Agreement as an Arranger or Bookrunner, such Lender shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.

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SECTION 10.

MISCELLANEOUS

10.1	Assignments and Participations in Loans.

A. Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that none of Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo or the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and the Administrative Agent and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.1B, (ii) by way of participation in accordance with the provisions of Section 10.1D or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.1F (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.1D and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

B. Assignments by Lenders.

(i) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that

(a) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment or Loans subject to each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,500,000 or an integral multiple of $1,000,000 in excess thereof; provided, that two or more related Approved Funds will be treated as one assignee for purposes of determining compliance with the minimum assignment amount;

(b) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Commitments or Loans assigned;

(c) any assignment of a Commitment must be consented to by the Borrower and the Administrative Agent (in each case, not to be unreasonably withheld, delayed or conditioned); provided, that the consent of the Borrower shall not be required (i) if such assignment is made to another Lender or an Affiliate of a Lender or (ii) during the continuance of an Event of Default; provided, further, that such consent of the Borrower shall be deemed to have been given if the Borrower has not responded within ten Business Days of its receipt of a request for such consent;

(d) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided, that only one such fee shall be payable in the case of concurrent assignments to Persons that, after giving effect to such assignments, will be Approved Funds or concurrent assignments by Approved Funds to one assignee; and

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(e) the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and if required, applicable tax forms.

(ii) Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.1C, from and after the effective date specified in each Assignment Agreement, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.7 and 10.2 with respect to facts and circumstances occurring prior to the effective date of such assignment. An Eligible Assignee shall not be entitled to receive any greater payment under Section 2.7 than the assigning Lender would have been entitled to receive with respect to the Loan or portion of the Loan assigned to such Eligible Assignee, unless the grant to such Eligible Assignee is made with the Borrower’s prior written consent. Except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender, any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.1D.

C. Acceptance by Administrative Agent; Recordation in the Register. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in Section 10.1B(i)(d) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to the Administrative Agent pursuant to Section 2.7E(vi), the Administrative Agent shall, if the Administrative Agent and Borrower have consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to Section 10.1B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of the Administrative Agent to such assignment) and (b) record the information contained therein in a register maintained by the Administrative Agent, solely for this purpose as agent of the Borrower, for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this Section 10.1C. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 10.1C. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

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D. Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower or any of their Subsidiaries, or any of their respective Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that

(i) such Lender’s obligations under this Agreement shall remain unchanged,

(ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and

(iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to any action (i) effecting the extension of the final maturity, the scheduled amortization or the date fixed for the payment of interest or fees with respect to the Loan allocated to such participation, (ii) effecting a reduction of the principal amount of or affecting the rate of interest payable on any Loan or any fee allocated to such participation or (iii) releasing all or substantially all the value of the Guaranty. Subject to Section 10.1E, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.1B; provided that such Participant agrees to be subject to Section 2.8 as though it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.3 as though it were a Lender; provided such Participant agrees to be subject to Section 10.4 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided, however, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in “registered form” under Section 5f.103-1(c) of the Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

E. Limitations Upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.7 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Without limiting the generality of the foregoing, a Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.7E with respect to U.S. withholding tax unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.7E(vi) as though it were a Lender.

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F. Certain Pledges. Any Lender may, without the consent of the Administrative Agent or the Borrower, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. Notwithstanding anything to the contrary contained herein, any Lender that is a Fund, without the consent of the Administrative Agent or the Borrower, may create a security interest in all or any portion of the Loans owing to it and the Notes, if any, held by it to the trustee or other representative for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee or other representative actually becomes a Lender in compliance with the other provisions of this Section 10.1, (i) no such pledge shall release the pledging Lender from any of its obligations under this Agreement and (ii) such trustee or other representative shall not be entitled to exercise any of the rights of a Lender under this Agreement and the Notes even though such trustee or other representative may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

G. Affiliated Lenders. None of Holdings or any of its Subsidiaries or Affiliates may acquire by assignment, participation or otherwise any right or interest in any of the Commitments or Loans hereunder (and any such attempted acquisition shall be null and void).

H. [Reserved].

I. Certain Taxes. Any Other Taxes imposed in respect of an assignment or participation (other than an assignment pursuant to Section 2.8B) shall be the responsibility of either the assigning Lender or the assignee in the case of an assignment or the Lender or the Participant in the case of a participation but, for the avoidance of doubt, shall not be the responsibility of the Borrower.

10.2	Expenses; Indemnity; Damage Waiver.

A. Costs and Expenses. Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo and the Borrower shall, jointly and severally, pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arranger or any of their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for such Persons, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); (ii) [reserved]; and (iii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.2A, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

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B. Indemnification. Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo and the Borrower shall, jointly and severally, indemnify the Arranger, the Administrative Agent (and any sub-Agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel for all Indemnitees taken as a whole in each relevant jurisdiction, and solely in the case of a conflict of interest, one additional counsel in each jurisdiction relevant to each group of affected Indemnitees similarly situated, taken as a whole) incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions, (ii) any Loan or use of the proceeds therefrom by any Loan Party or any of its Subsidiaries, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by Holdings or any of its Subsidiaries, or any Environmental Claim or Environmental Liability related in any way to Holdings or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto or whether such claim, litigation, investigation or proceeding is brought by a third party or by Holdings or the Borrower or any of their Affiliates; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of any Indemnitee or its Related Parties, (B) are determined by a court of competent jurisdiction by final and nonappealable judgment to have arisen from a material breach of the obligations of such Indemnitee or its Related Parties under the Loan Documents, (C) arise from disputes solely among the Indemnitees other than claims against an Indemnitee in its capacity or in fulfilling its role as an Administrative Agent, Arranger or other similar role under this Agreement and other than claims arising out of any act or omission of the Borrower or any of their affiliates or (D) arise from settlement of any claim, litigation, investigation or proceeding effected without the consent of the Borrower, which consent shall not be unreasonably withheld or delayed (provided that such indemnity shall, as to any Indemnitee, be available in respect of losses, claims, damages, liabilities or related expenses arising from any such settlement in the event that (i) the Borrower was offered the ability to assume the defense of the claim, litigation, investigation or proceeding that was the subject matter of such settlement and elected not to so assume or (ii) such settlement is entered into more than 45 days after receipt by the Borrower of a request by such Indemnitee for reimbursement of its legal or other expenses incurred in connection with such claim, litigation, investigation or proceeding and the Borrower not having reimbursed such Indemnitee in accordance with such request prior to the date of such settlement).

C. Reimbursement by the Lenders. To the extent that Holdings or the Borrower fails to pay any amount required under Section 10.2A or 10.2B to be paid by it to the Administrative Agent (or any sub-Agent thereof) or any Related Party of any of the foregoing (and without limiting their obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or any such sub-Agent) or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-Agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-Agent) in connection with such capacity. The obligations of the Lenders under this Section 10.2C are subject to the provisions of Section 10.12.

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D. Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, no party hereto shall assert, and they each hereby waive, any claim against all other parties hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided that nothing contained in this Section 10.2D shall limit the indemnity and reimbursements obligations set forth in Section 10.2B hereof. No Indemnitee referred to in Section 10.2B above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, unless such damages are directly caused by the bad faith, gross negligence or willful misconduct of such Indemnitee as determined by a court of competent jurisdiction by final and nonappealable judgment.

E. Payments. All amounts due under this Section 10.2 shall be payable promptly after demand therefor.

10.3	Right of Set-Off.

Without limitation of any other rights of the Administrative Agent or the Lenders, if an Event of Default shall have occurred and be continuing, the Administrative Agent, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, upon any Obligation becoming due and payable hereunder to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Administrative Agent, Lender, or any such Affiliate to or for the credit or the account of any Loan Party against any and all of such Obligations, irrespective of whether or not the Administrative Agent or Lender shall have made any demand under this Agreement or any other Loan Document and although such Obligations are owed to a branch or office of the Administrative Agent or Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Administrative Agent, Lenders, and their respective Affiliates under this Section 10.3 are in addition to other rights and remedies (including other rights of setoff) which the Administrative Agent, the Lenders or their respective Affiliates may have. The Administrative Agent and each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.4	Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify each Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, to the end that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate

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amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by Holdings or the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or Participant, other than to Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower or any of their respective Subsidiaries (as to which the provisions of this paragraph shall apply). Each of Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo and the Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each of Holdings and the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Holdings or the Borrower, as the case may be, in the amount of such participation.

10.5	Amendments and Waivers.

A. Amendment and Waivers. No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, or consent to any departure by the Borrower or any other Loan Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders; provided that any such amendment, modification, termination, waiver or consent which: (a) reduces or forgives the principal amount of any of the Loans; (b) reduces the percentage specified in the definition of the “Requisite Lenders”; (c) changes in any manner any provision of this Agreement which, by its terms, expressly requires the approval or concurrence of all the Lenders; (d) postpones the scheduled final maturity date of any of the Loans or the scheduled date of termination of any of the Commitments; (e) postpones the date or reduces the amount of any scheduled payment (but not prepayment) of principal of any of the Loans or of any scheduled reduction or termination of the Commitments; (f) postpones the date on which any interest or any fees are payable; (g) decreases the interest rate borne by any of the Loans (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to Section 2.2E) or the amount of any fees payable hereunder; it being understood that any amendment to the definition of “Capitalization Ratio” will not constitute a reduction in the Facility Fee or Applicable Margin for purpose of this clause (g); (h) increases the maximum duration of Interest Periods permitted hereunder; (i) [reserved]; (j) releases of all or substantially all the value of the Guaranty; (k) amends the definition of “Pro Rata Shares”; or (l) changes in any manner the provisions contained in Sections 2.4B, 2.4C(iii), 8.1 or 10.4, or this Section 10.5 shall be effective only if evidenced by a writing signed by or on behalf of all the Lenders to whom Obligations are owed or who have Commitments outstanding being directly affected by such amendment, modification, termination, waiver or consent (the consent of the Requisite Lenders not being required for any such change); provided further that any amendment, modification, termination, waiver or consent which amends or modifies the definition of “Approved Fund,” “Eligible Assignee,” or “Fund,” or Section 10.1 to the extent further restricting assignments, shall be effective only if evidenced by a written consent of the Requisite Lenders and the Administrative Agent. In addition, (i) [reserved], (ii) no amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note, (iii) no increase in the Commitments of any Lender over the amount thereof then in effect shall be effective without the written concurrence of that Lender, it being understood and agreed that in no event shall waivers or modifications of conditions precedent, covenants, Defaults, Events of Default or of a mandatory prepayment or a reduction of any or all of the Commitments be deemed to constitute an

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increase of the Commitment of any Lender and that an increase in the available portion of any Commitment of any Lender shall not be deemed to constitute an increase in the Commitment of such Lender, (iv) [reserved], (v) [reserved], and (vi) no amendment, modification, termination or waiver of any provision of Section 9 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of the Administrative Agent shall be effective without the written concurrence of the Administrative Agent. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by the Borrower, on the Borrower and Holdings.

Notwithstanding anything in this Section 10.5A to the contrary, this Agreement and the other Loan Documents may be amended (or amended and restated) with the written approval of the Administrative Agent and Holdings to cure any ambiguity, omission, defect or inconsistency so long as the Lenders shall have received at least five (5) Business Days prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Requisite Lenders stating that the Requisite Lenders object to such amendment.

B. Non-Consenting Lenders. Each Lender grants (x) to the Administrative Agent the right to purchase all (but not less than all) of such Lender’s Commitments and Loans owing to it and the Notes held by it and all of its rights and obligations hereunder and under the other Loan Documents, and (y) to the Borrower the right to cause an assignment of all (but not less than all) of such Lender’s Commitments and Loans owing to it, its participations in the Notes held by it and all of its rights and obligations hereunder and under the other Loan Documents to Eligible Assignees, which right may be exercised by the Administrative Agent or the Borrower, as the case may be, if such Lender (a “Non-Consenting Lender”) refuses to execute any amendment, waiver or consent which requires the written consent of Lenders other than Requisite Lenders (including such Non-Consenting Lender) and to which Requisite Lenders, the Administrative Agent and the Borrower have otherwise agreed; provided that (i) the Administrative Agent shall waive, or the Borrower or the Eligible Assignee shall pay, as the case may be, any required assignment fee, and such Non-Consenting Lender shall receive, in connection with such assignments, payment equal to the aggregate amount of outstanding Loans owed to such Lender (together with all accrued and unpaid interest, fees and other amounts (other than contingent indemnity obligations not then due and payable), including amounts owed under Section 2.6D, owed to such Lender); and (ii) no such assignment shall conflict with any Applicable Law. Each Lender agrees that if the Administrative Agent or the Borrower, as the case may be, exercise their option hereunder, they shall promptly execute and deliver all agreements and documentation necessary to effectuate such assignment as set forth in Section 10.1. The Administrative Agent shall be entitled (but not obligated) to execute and deliver such agreement and documentation on behalf of such Non-Consenting Lender and any such agreement and/or documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.1.

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10.6	Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another such covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken or condition exists.

10.7	Notices.

A. Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.7B below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows: (i) if to the Borrower, Holdings or any Subsidiary of Holdings, to the Borrower at 4900 N. Scottsdale Road, Suite 2000, Scottsdale, AZ 85251, attention: Darrell C. Sherman (Facsimile No. 1-866-390-2612; Telephone No. (480) 840-8113); (ii) if to the Administrative Agent or to Citibank, N.A., at Citibank, N.A., 1615 Brett Road, Building 3, New Castle, DE 19720 , attention of Bank Loans Syndications Department (Facsimile No. (646) 274-5080; E-mail GLAgentOfficeOps@citi.com), with a copy to Michael Vondriska, 388 Greenwich Street, 7th floor, New York, NY 10013 (Facsimile No. (646) 291-5115; Telephone No. (212) 723-3746; E-mail: michael.vondriska@citi.com; and (iii) if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in Section 10.7B below, shall be effective as provided in said Section 10.7B.

B. Electronic Communications. Notices and other communications to the Lenders may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2.1 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

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C. Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

10.8	Survival of Representations, Warranties and Agreements.

A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Holdings and the Borrower set forth in Sections 2.6D, 2.7, 10.2, 10.3 and 10.18 and the agreements of the Lenders set forth in Sections 9.2, 9.3, 9.4, 10.2C, 10.3, 10.4 and 10.19 shall survive the payment of the Loans and the termination of this Agreement.

10.9	Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of the Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.10	Marshalling; Payments Set Aside.

Neither the Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of the Borrower, any other Loan Party or any other party or against or in payment of any or all of the Obligations. To the extent that the Borrower or any other Loan Party makes a payment or payments to the Administrative Agent or the Lenders (or to the Administrative Agent for the benefit of the Lenders), or the Administrative Agent or the Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state, provincial or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11	Severability.

In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12	Obligations Several; Independent Nature of the Lenders’ Rights.

The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

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10.13	Maximum Amount.

A. It is the intention of Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo the Borrower and the Lenders to conform strictly to the usury and similar laws relating to interest from time to time in force (including the relevant provisions of the Criminal Code (Canada)), and all agreements between the Loan Parties and their respective Subsidiaries and the Lenders, whether now existing or hereafter arising and whether oral or written, are hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity hereof or otherwise, shall the amount paid or agreed to be paid in the aggregate to the Lenders as interest (whether or not designated as interest, and including any amount otherwise designated but deemed to constitute interest by a court of competent jurisdiction) hereunder or under the other Loan Documents or in any other agreement given to secure the Indebtedness or obligations of the Borrower to the Lenders, or in any other document evidencing, securing or pertaining to the Indebtedness evidenced hereby, exceed the maximum amount permissible under applicable usury or such other laws (the “Maximum Amount”). If under any circumstances whatsoever fulfillment of any provision hereof, or any of the other Loan Documents, at the time performance of such provision shall be due, shall involve exceeding the Maximum Amount, then, ipso facto, the obligation to be fulfilled shall be reduced to the Maximum Amount (in the case of any such reduction for the purpose of complying with the Criminal Code (Canada), first by reducing the amount or rate of interest and second by reducing any fees, commissions, costs, expenses, premiums and other amounts which would constitute “interest” for purposes of section 347 thereof). For the purposes of calculating the actual amount of interest paid and/or payable hereunder in respect of laws pertaining to usury or such other laws, all sums paid or agreed to be paid to the holder hereof for the use, forbearance or detention of the Indebtedness of the Borrower evidenced hereby, outstanding from time to time shall, to the extent permitted by Applicable Law, be amortized, pro-rated, allocated and spread from the date of disbursement of the proceeds of the Notes until payment in full of all of such Indebtedness, so that the actual rate of interest on account of such Indebtedness is uniform through the term hereof. The terms and provisions of this Section shall control and supersede every other provision of all agreements between the Borrower or any endorser of the Notes and the Lenders.

B. If under any circumstances any Lender shall ever receive an amount which would exceed the Maximum Amount, such amount shall be treated as a voluntary prepayment under Section 2.4A(i) and shall be so applied in accordance with Section 2.4, hereof or if such excessive interest exceeds the unpaid balance of the Loans and any other Indebtedness of the Borrower in favor of such Lender, the excess shall be deemed to have been a payment made by mistake and shall be refunded to the Borrower.

10.14	Headings.

Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

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10.15	Applicable Law.

THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; PROVIDED THAT, NOTWITHSTANDING THE FOREGOING, IT IS UNDERSTOOD AND AGREED THAT ANY DETERMINATIONS AS TO (A) WHETHER ANY MERGER AGREEMENT REPRESENTATIONS HAVE BEEN BREACHED, (B) WHETHER THE BORROWER, HOLDINGS OR ANY OF THEIR AFFILIATES HAVE THE RIGHT TO TERMINATE THE MERGER AGREEMENT (OR OTHERWISE DECLINE TO CONSUMMATE THE ACQUISITION), (C) WHETHER A COMPANY MATERIAL ADVERSE EFFECT (AS DEFINED IN THE MERGER AGREEMENT AS IN EFFECT ON THE DATE THEREOF) HAS OCCURRED AND (D) WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE MERGER AGREEMENT, SHALL, IN EACH CASE, BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE.

10.16	Successors and Assigns.

This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Lenders (it being understood that the Lenders’ rights of assignment are subject to Section 10.1). None of Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo or the Borrower’s rights or obligations hereunder or any interest therein may be assigned or delegated by Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo or the Borrower without the prior written consent of all Lenders.

10.17	Consent to Jurisdiction and Service of Process.

A. SUBMISSION TO JURISDICTION. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ONLY IN SUCH FEDERAL COURT (EXCEPT THAT IN THE CASE OF ANY BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS WITH RESPECT TO ANY LOAN PARTY, ACTIONS OR PROCEEDINGS RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN SUCH COURT HOLDING SUCH BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS). EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY AGENT, ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST HOLDINGS, CANADA HOLDINGS, U.S. HOLDINGS, U.S. FINCO, THE BORROWER OR THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION. IT IS UNDERSTOOD BY THE PARTIES THAT THE FOREGOING SHALL NOT APPLY TO ANY BANKRUPTCY, INSOLVENCY OR SIMILAR LAW OR ANY PROCEEDING THEREUNDER.

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B. WAIVER OF VENUE. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 10.17A. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

C. Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.7. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law. Each of Holdings and Canada Holdings irrevocably designates and appoints the Borrower (in such capacity, the “Process Agent”) as its authorized agent upon which process may be served. Each of Holdings and Canada Holdings hereby agrees that service of any process by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile to the Process Agent shall be effective service of process.

10.18	Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON PARTY HERETO HAS REPRESENTED TO SUCH PARTY, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.19	Confidentiality.

The Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to it, its Affiliates’ and their respective partners, directors, officers, employees, advisors, representatives and numbering, administration and settlement service providers (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential as provided herein), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies

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hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.19, to (i) any assignee or pledgee of or Participant in, or any prospective assignee or pledgee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower and their respective obligations, (g) with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.19 or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than a Loan Party or its Affiliates or (i) on a confidential basis to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, providers of similar services to the lending industry and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the other Loan Documents. Notwithstanding anything in this Section 10.19 to the contrary, to the extent the Administrative Agent or any Lender discloses Information pursuant to any provision of this Section 10.19, it shall (v) use good faith efforts to do so in such a manner as would be reasonably likely to maintain the confidentiality thereof, and (w) in the case of disclosures outside the ordinary course pursuant to clauses (b) or (c) above (it being understood that disclosures pursuant to clause (b) above in connection with bank or audit exams are in the ordinary course), to the extent practicable (following the exercise of commercially reasonable efforts) and not prohibited by Applicable Law, notify the Borrower of such proposed disclosure as far in advance of such disclosure as practicable and, at the request of the Borrower and the expense of the Administrative Agent or such Lender, use commercially reasonable efforts to ensure that any Information so disclosed is accorded confidential treatment.

For purposes of this Section 10.19, “Information” means all written information received from Holdings or any of its Subsidiaries or any of their respective Affiliates relating to Holdings or any of its Subsidiaries or any of their respective businesses, which to the extent received on or after the Effective Date, is identified as confidential by the Borrower or Holdings. Any Person required to maintain the confidentiality of Information as provided in this Section 10.19 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each Lender acknowledges that Information furnished to it pursuant to this Agreement may include material non-public information concerning the Loan Parties and their respective Related Parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and Applicable Law, including Federal and state securities laws.

All Information, including requests for waivers and amendments, furnished by Holdings, the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level Information, which may contain material non-public information about the Loan Parties and their respective Related Parties or their respective securities. Accordingly, each Lender represents to Holdings, the Borrower and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive Information that may contain material non-public information in accordance with its compliance procedures and Applicable Law.

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10.20	Integration; Effectiveness; Electronic Execution.

A. Integration; Effectiveness. This Agreement and the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the Arrangers constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective as provided in the Amendment Agreement.

B. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.21	USA Patriot Act Notification.

The following notification is provided to the Loan Parties pursuant to Section 326 of the USA PATRIOT Act:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT.

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product.

What this means for any Loan Party: When a Loan Party opens an account, if the Loan Party is an individual, the Administrative Agent and the Lenders will ask for the Loan Party’s name, residential address, tax identification number, date of birth, and other information that will allow the Administrative Agent and the Lenders to identify the Loan Party, and, if the Loan Party is not an individual, the Administrative Agent and the Lenders will ask for the Loan Party’s name, tax identification number, business address, and other information that will allow the Administrative Agent and the Lenders to identify the Loan Party. The Administrative Agent and the Lenders may also ask, if the Loan Party is an individual, to see the Loan Party’s driver’s license or other identifying documents, and, if the Loan Party is not an individual, to see the Loan Party’s legal organizational documents or other identifying documents.

The Administrative Agent and the Lenders may also be required to obtain, verify and record similar information under other applicable anti-money laundering laws, rules and regulations, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

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10.22	Agency of the Borrower for each other Loan Party.

Each of Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo and the other Loan Parties appoints the Borrower as its agent for all purposes relevant to this Agreement and the other Loan Documents, including the giving and receipt of notices and the execution and delivery of all documents, instruments and certificates contemplated herein and therein and all modifications hereto and thereto.

10.23	No Fiduciary Duties.

In connection with all aspects of each transaction contemplated hereby, Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo and the Borrower acknowledge and agree that: (a) the extensions of credit provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower and the other Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the Arranger and the Lenders, on the other hand, and Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower and the other Loan Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, the Administrative Agent, the Arranger and each Lender is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any of Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower, any other Loan Party or any of their respective Affiliates, stockholders, creditors or employees or any other person; (c) none of the Administrative Agent, the Arranger or any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower or any other Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent, the Arranger or any Lender has advised or is currently advising Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower or any other Loan Party or their respective Affiliates on other matters) and none of the Administrative Agent, the Arranger or any Lender has any obligation to any of Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower, the other Loan Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (d) the Administrative Agent, the Arranger, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower and the other Loan Parties and their respective Affiliates, and none of the Administrative Agent, the Arranger or any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) the Administrative Agent, the Arranger and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate. Holdings, U.S. Holdings, Canada Holdings, U.S. FinCo, the Borrower, the other Loan Parties and their respective Affiliates each hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, the Arranger and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty.

107	CREDIT AGREEMENT

10.24	Judgment Currency.

The obligations of the Borrower and the other Loan Parties hereunder and under the other Loan Documents to make payments in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than Dollars, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent of the full amount in Dollars expressed to be payable to the Administrative Agent under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against the Borrower or any other Loan Party or in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than Dollars (such currency being hereinafter referred to as the “Judgment Currency”) an amount due in Dollars, the conversion shall be made at the rate of exchange at which, in accordance with normal banking procedures in the relevant jurisdiction, Dollars could be purchased with such other currency, determined as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrower covenants and agrees to pay, or cause to be paid, as a separate obligation and notwithstanding any judgment, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

For purposes of determining the Dollar equivalent or rate of exchange for this Section 10.24, such amounts shall include any premium and costs payable in connection with the purchase of Dollars.

10.25	[Reserved].

10.26	Effect of Certain Inaccuracies.

In the event that any financial statement or officer’s certificate delivered pursuant to Section 6.1(i) or (ii) and Section 6.1(iii), respectively, is inaccurate, and such inaccuracy is discovered prior to the earlier of (a) the first anniversary of the delivery of such financial statement or officer’s certificate and (b) the date on which all the Commitments hereunder terminate and, if corrected, would have led to the application of a higher Applicable Margin or a higher Facility Fee Rate for any period (an “Applicable Period”) than the Applicable Percentage or Facility Fee Rate applied for such Applicable Period, then (i) the Borrower shall promptly deliver to the Administrative Agent a corrected financial statement and a corrected officer’s certificate for such Applicable Period, (ii) the Applicable Margin and the Facility Fee Rate shall be determined based on the corrected officer’s certificate for such Applicable Period, and (iii) the Borrower shall promptly pay to the Administrative Agent (for the accounts of the applicable Lenders during the Applicable Period or their successors and assigns) the accrued additional interest or additional Facility Fees (or both) owing as a result of such increased Applicable Margin or Facility Fee Rate for such Applicable Period. This Section 10.26 shall not limit the rights of the Administrative Agent or the Lenders with respect to Section 2.2E or Section 8.

108	CREDIT AGREEMENT

10.27	Acknowledgment and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of any EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(ii) the effects of any Bail-In Action on any such liability, including, if applicable, (a) a reduction in full or in part or cancellation of any such liability, (b) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document or (c) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

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109	CREDIT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers or representatives as of the day and year first above written.

TAYLOR MORRISON COMMUNITIES, INC.,

By:	/s/ Darrell C. Sherman
Name: Darrell C. Sherman
Title: Chief Legal Officer, Executive Vice President and Secretary

TMM HOLDINGS LIMITED PARTNERSHIP, By: TMM Holdings (G.P.) ULC, its General Partner

By:	/s/ Sheryl D. Palmer
Name: Sheryl D. Palmer
Title: Director

TAYLOR MORRISON HOLDINGS II, INC.,

By:	/s/ Darrell C. Sherman
Name: Darrell C. Sherman
Title: Chief Legal Officer, Executive Vice President and Secretary

TAYLOR MORRISON HOLDINGS, INC.,

By:	/s/ Darrell C. Sherman
Name: Darrell C. Sherman
Title: Chief Legal Officer, Executive Vice President and Secretary

TAYLOR MORRISON FINANCE, INC.,

By:	/s/ Darrell C. Sherman
Name: Darrell C. Sherman
Title: Chief Legal Officer, Executive Vice President and Secretary

CREDIT AGREEMENT

CITIBANK, N.A., individually and as Administrative Agent,

By:	/s/ Michael Vondriska
Name: Michael Vondriska
Title: Vice President

CREDIT AGREEMENT